[SPINCYCLE LOGO]                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-57883

                                SPINCYCLE, INC.
                       OFFER TO EXCHANGE 144,990 12 3/4%
                        SENIOR DISCOUNT NOTES DUE 2005,
                        WHICH HAVE BEEN REGISTERED UNDER
                         THE SECURITIES ACT OF 1933, AS
                        AMENDED, FOR ANY AND ALL OF ITS
                           OUTSTANDING 12 3/4% SENIOR
                            DISCOUNT NOTES DUE 2005

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., EASTERN STANDARD TIME, ON DECEMBER
                           23, 1998 UNLESS EXTENDED.
                            ------------------------

SpinCycle, Inc. ("SpinCycle" or the "Company") hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and accompanying letters of transmittal (each a "Letter of Transmittal," collectively the "Letters of
   Transmittal" and, together with this Prospectus, the "Exchange Offer"), to exchange its 12 3/4% Senior Discount Notes Due 2005 (the "New Notes") which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement of which this Prospectus is a part, for an equal principal amount of its outstanding 12 3/4% Senior Discount Notes
  Due 2005 (the "Old Notes" and, together with the New Notes, the "Notes"), of which, as of the date of this Prospectus, there was outstanding $144,990,000 aggregate principal amount at maturity. The sale of the Old Notes and the warrants (the "Warrants") to purchase 26,661 shares of the Company's common stock, par value $.01 per share ("Common Stock"), is collectively referred to herein as the "Private Placement."

  The Company will accept for exchange any and all Old Notes that are validly tendered and not withdrawn on or prior to 5:00 p.m., Eastern Standard Time, on the date the Exchange Offer expires (the "Expiration Date"), which will be December 23, 1998 (30 days following the commencement of the Exchange Offer), unless the Company extends the Exchange Offer by notifying Norwest Bank Minnesota, N.A., the exchange agent for the Exchange Offer (the "Exchange Agent"), and by mailing to the holders of the Notes (each, a "Holder") an announcement of such extension. The Company will not extend the Exchange Offer beyond June 20, 1999 (210 days following the commencement of the Exchange Offer). Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m.,
    Eastern Standard Time, on the Expiration Date. The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange. See "The Exchange Offer."

      The New Notes will be obligations of the Company evidencing the same indebtedness as the Old Notes and will be entitled to the benefits of the
 Indenture dated as of April 29, 1998 (the "Indenture") between the Company and Norwest Bank Minnesota, N.A., as trustee (the "Trustee"), which governs both the
      Old Notes and the New Notes. The form and terms of the New Notes are substantially identical to the form and terms of the Old Notes, except that the New Notes are registered under the Securities Act and, therefore, the New Notes will not bear legends restricting the transfer thereof. See "Description of the
                                  New Notes."

 The New Notes will be issued at a substantial original issue discount ("OID"), and the holders of the New Notes will be required to include such OID in gross income for U.S. federal income tax purposes on a constant yield to maturity basis, in advance of the receipt of the cash payments to which such income is attributable. See "Federal Income Tax Consequences." The New Notes will begin to accrue cash interest at the rate of 12 3/4% per annum on May 1, 2001, and interest will be payable thereafter on November 1 and May 1 of each year. The Notes will be redeemable at the option of the Company, in whole or in part, on or after May 1, 2002, at the redemption prices set forth on page 61. In addition, at any time and from time to time prior to 35% of the accrued value of the Notes based on a 360-day year and an interest rate of 12 3/4% per annum (the "Accreted Value") with the proceeds of one or more public equity offerings which satisfy the requirements of the Indenture), at a redemption price of 112.75% of the Accreted Value to the date of redemption; provided, however, that at least $94.2 million of the aggregate principal amount of the Notes at maturity remain outstanding after any such redemption. See "Description of the New
 Notes -- Optional Redemption." Upon certain changes of control of the Company, each Holder will have the right to require the Company to purchase all or any part of such Holder's Notes at a purchase price equal to 101% of the Accreted
    Value thereof, plus accrued and unpaid interest, if any, to the date of purchase.
                                                        (continued on next page)
 FOR A DISCUSSION OF MATERIAL RISKS THAT SHOULD BE CONSIDERED IN EVALUATING AN
     INVESTMENT IN THE NEW NOTES, SEE "RISK FACTORS" BEGINNING ON PAGE 15.

   THE NEW NOTES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR
  ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
     PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                      Prospectus dated November 23, 1998.

(continued from previous page)

The New Notes will be senior, unsecured obligations of the Company ranking pari passu (i.e., without preference) in right of payment of principal and interest with all other existing and future senior unsecured obligations of the Company (including the Old Notes) and will rank senior to all future subordinated debt of the Company. The New Notes will be subordinated to all secured indebtedness of the Company, if any, to the extent of the value of the assets securing such indebtedness and to all indebtedness and other obligations (including trade payables) of the Company's future subsidiaries, if any. As of September 6, 1998, after giving effect to the Private Placement, the Company had outstanding approximately $99.0 million of total indebtedness all of which was attributable to the Old Notes. As of the date hereof, there is no secured indebtedness outstanding. However, the Company has a secured revolving credit facility with a maximum borrowing capacity of $40.0 million which the Company may use to finance its expansion or for general corporate purposes. Until March 22, 1999, the maximum amount available under this secured revolving credit facility is $32.5 million, which limitation shall be lifted on or after that date if certain conditions are met. See "Management's Discussion and Analysis of Financial
 Condition and Results of Operations" and "Description of the Heller Facility."

The New Notes are being offered hereunder in order to satisfy certain obligations of the Company under the Registration Rights Agreement, dated April
 29, 1998, among the Company and the other signatories thereto (the "Registration Rights Agreement"). Based on interpretations by the staff of the Securities and Exchange Commission (the "SEC"), as set forth in no-action letters issued to third parties, the Company believes that the New Notes issued pursuant to the Exchange Offer may be offered for resale, resold or otherwise transferred by Holders thereof (other than any Holder that is an "affiliate" of the Company as defined under Rule 405 of the Securities Act), provided that such New Notes are acquired in the ordinary course of such
   Holders' business and such Holders are not engaged in, and do not intend to engage in, a distribution of such New Notes and have no arrangement with any person to participate in the distribution of such New Notes.
    However, the staff of the SEC has not considered the Exchange Offer in the context of a no-action letter and there can be no assurance that the staff of the SEC would make a similar determination with respect to the Exchange Offer as in such other circumstances. By tendering the Old
     Notes in exchange for the New Notes, each Holder, other than a broker-dealer, will represent to the Company that (i) it is not an affiliate of the Company (as defined in Rule 405 of the Securities
     Act), (ii) any New Notes to be received by it were acquired in the ordinary course of its business and (iii) it is not engaged in, and does not intend to engage in, a distribution of such New Notes and has no arrangement or understanding to participate in a distribution of the New Notes. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a Prospectus in connection with any resale of such New
       Notes. The Letter of Transmittal states that by so acknowledging and by delivering a Prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old
        Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale and that during such period it will amend and supplement the
        Prospectus so that it may be lawfully delivered. Each broker-dealer that acquired Old Notes directly from the Company, and not as a result of market-making or trading activities, must, in the absence of an exemption, comply with the registration and prospectus delivery requirements of the Securities Act in connection with the secondary resale of the New Notes and cannot rely on the position of the staff of the SEC enunciated in no-action letters issued to third parties.
         In addition, until May 22, 1999 (180 days after the date of this Prospectus), all dealers effecting transactions in the New Notes may be required to deliver a Prospectus. See "Plan of Distribution."

Prior to this Exchange Offer, there has been no public market for the Old Notes or the New Notes. If any market were to develop, the New Notes could trade at prices that may be higher or lower than their principal amount or liquidation preference, respectively. The Company does not intend to apply for listing or quotation of the New Notes on any securities exchange or stock market. Therefore, there can be no assurance as to the liquidity of any trading market for the New Notes or that an active public market for the New Notes will develop. See "Risk Factors -- Lack of Public Market."

 Credit Suisse First Boston Corporation (the "Initial Purchaser") has agreed to act as a market-maker for the New Notes. However, the Initial Purchaser is not obligated to so act and it may discontinue any such market-making at any time without notice. The Company will not receive any proceeds from the Exchange Offer. The Company will pay all the expenses incident to the Exchange Offer.

                            ------------------------

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     THIS PROSPECTUS INCLUDES "FORWARD-LOOKING STATEMENTS." ALL STATEMENTS OTHER THAN STATEMENTS OF HISTORICAL FACTS INCLUDED IN THIS PROSPECTUS, INCLUDING WITHOUT LIMITATION, CERTAIN STATEMENTS UNDER THE "PROSPECTUS SUMMARY," "RISK FACTORS," "THE COMPANY," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND "BUSINESS" AND LOCATED ELSEWHERE HEREIN REGARDING THE COMPANY'S OPERATIONS, FINANCIAL POSITION AND BUSINESS STRATEGY, MAY CONSTITUTE FORWARD-LOOKING STATEMENTS. IN ADDITION, FORWARD-LOOKING STATEMENTS GENERALLY CAN BE IDENTIFIED BY THE USE OF FORWARD-LOOKING TERMINOLOGY SUCH AS "MAY," "WILL," "EXPECT," "INTEND," "ESTIMATE," "ANTICIPATE," "BELIEVE," OR "CONTINUE" OR THE NEGATIVE THEREOF OR VARIATIONS THEREON OR SIMILAR TERMINOLOGY. ALTHOUGH THE COMPANY BELIEVES THAT THE EXPECTATIONS REFLECTED IN SUCH FORWARD-LOOKING STATEMENTS ARE REASONABLE AT THIS TIME, IT CAN GIVE NO ASSURANCE THAT SUCH EXPECTATIONS WILL PROVE TO HAVE BEEN CORRECT. IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE COMPANY'S EXPECTATIONS ("CAUTIONARY STATEMENTS") ARE DISCLOSED IN THIS PROSPECTUS, INCLUDING WITHOUT LIMITATION IN CONJUNCTION WITH THE FORWARD-LOOKING STATEMENTS INCLUDED IN THIS PROSPECTUS AND UNDER "RISK FACTORS." ALL SUBSEQUENT WRITTEN AND ORAL FORWARD-LOOKING STATEMENTS ATTRIBUTABLE TO THE COMPANY OR PERSONS ACTING ON ITS BEHALF ARE EXPRESSLY QUALIFIED IN THEIR ENTIRETY BY THE CAUTIONARY STATEMENTS.

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

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, included elsewhere in this Prospectus. Certain capitalized terms used but not defined in this summary are used herein as defined elsewhere in this Prospectus. Unless the context otherwise requires, references herein to "SpinCycle" or the "Company" are to SpinCycle, Inc., a Delaware corporation, and its predecessor Spincycle, Inc., a Minnesota corporation. As of December 1, 1997, the Company adopted a fiscal year comprised of 13 four week periods (each, a "period"), with each four week period comprised of four Monday through Sunday weeks. All references herein to periods shall refer to such periods unless the context otherwise requires. Unless otherwise indicated, all financial and store data provided in this Prospectus are as of September 6, 1998, the end of the Company's third fiscal quarter in 1998.

                                  THE COMPANY

     The Company was founded in October 1995 to develop and implement SpinCycle's unique concept of a national chain of branded coin-operated laundromats and to serve as a platform for a nationwide consolidation in the coin-operated laundromat industry. The Company's goal is to become the leading operator of high quality coin-operated laundromats in the United States by establishing SpinCycle as a national brand, providing a superior level of customer service and by exercising disciplined management control in its expansion and business plan. In sharp contrast to many existing laundromats, a SpinCycle laundromat is an inviting, spacious and well-equipped facility that is conveniently located, clean and well-lighted.

     Since opening its first store in April 1996, the Company as of April 30, 1997, had opened a total of 19 stores in 7 markets and as of September 6, 1998, had opened a total of 134 stores in 25 markets. Of these 134 stores, 81 were developed and 53 were acquired. SpinCycle stores are located in densely populated urban markets, including Chicago, Cleveland, Albuquerque, Houston, Los Angeles, Philadelphia, Detroit, Miami, Atlanta, Dallas and Washington, D.C. The Company leases the real property at 132 of these locations and owns the real estate at which two of these stores are operating.

     Management believes its equipment configuration and store design is unique and designed to maximize customer convenience and in-store experience. As evidence of its superior concept, management believes, based upon Company compiled survey data, that over 90% of the customers who first visit its stores will return as customers. SpinCycle stores are between 3,500 and 5,500 square feet, significantly larger than the 1,500 to 2,500 square feet of a typical laundromat, and generally contain 50 washers of varied capacities and 54 large capacity dryers. The Company installs a computer board in each washer and dryer which allows daily monitoring of machine utilization and superior cash control. Each store is staffed during operating hours by at least one customer service representative who assists customers, maintains the facility and performs "wash and fold" services, if offered. Customers can sort and fold laundry while watching color television with cable programming at 12 to 14 folding stations and purchase food, beverages and laundry supplies from vending machines. As a result of its superior store design and management controls, the Company has achieved levels of store revenues that management believes are among the highest in the industry.

     The Company plans to expand primarily within its existing markets during the balance of 1998 and in 1999 by developing new SpinCycle stores and acquiring existing laundromats which are consistent with the SpinCycle format. By year end 1998, management believes there will be approximately 176 SpinCycle stores. As of October 27, 1998, the Company had 150 stores operating and ten leased stores under construction, nine leases executed and signed letters of intent to acquire seven stores, all of which management expects to open or acquire by year end 1998. As of October 4, 1998, the Company had executed leases for ten sites which management expects will be completed and will open in 1999. The Company's headquarters is located at 15990 North Greenway/Hayden Loop, Suite 400, Scottsdale, Arizona 85260. The Company's telephone number is 602-707-9999.

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

                                  THE BUSINESS

Market Opportunity............   Based on a 1997 survey conducted on behalf of
                                 and published by the Coin Laundry Association for its members (the "1997 Coin Laundry
                                 Industry Survey"), management estimates that the coin-operated laundromat industry is a $2.0-3.0 billion industry characterized by steady, non-cyclical demand with approximately
                                 25,000 laundromats nationwide. Management believes the vast majority of these laundromats are operated by owners of one or two stores and contain poorly maintained, aging equipment and are often dirty and considered unsafe by their customers. According to the 1997 Coin Laundry
                                 Industry Survey, the average laundromat
                                 generates $151,000 and the median generates approximately $93,700 of annual revenues. This compares to an average of approximately
                                 $253,000 and a median of approximately $254,000 of revenue and an average of approximately
                                 $172,000 and a median of approximately $174,000
                                 of revenue for the first nine periods of 1998 generated by the Company's 16 developed stores and 11 acquired stores, respectively, which had been open at least one year as of December 29, 1997.

                                 Management believes that the Company's superior store design, sophisticated site selection methods, disciplined professional management and financial resources will enable the Company to successfully consolidate this highly fragmented industry and deliver a superior product to customers.

Business Strategy.............   Management intends to maintain and build upon
                                 our leading position in the national retail
                                 coin-operated laundromat industry by:

                                 1. consolidating the Company's position in
                                    existing markets and developing a strong presence in new markets which the Company believes have a sufficient population density to allow the Company to achieve its targeted store economics over a short period of time.

                                 2. identifying development and acquisition
                                    candidates in high profile locations within targeted trade areas in each of the Company's markets.

                                 3. developing within trade areas that contain
                                    at least 15,000 households of over two
                                    occupants with median household incomes
                                    between $25,000 and $35,000 and in which at least 50% of such households rent their homes or apartments.

Competitive Strengths.........   Superior Facility and Customer Service.  The
                                 Company provides air conditioned stores that are bright and colorful and have large windows which optimize visibility into the store. Each store is configured with a unique equipment mix that optimizes customer convenience and is designed to maximize profitability. Each store is staffed by at least one trained customer service representative who implements
                                 SpinCycle's operations program which emphasizes cleanliness, customer responsiveness and equipment maintenance.

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

                                 Industry Leader. By being the first nationally branded operator of superior laundromat facilities, and by effectively promoting and clustering stores in prime locations in its targeted markets, we believe that the Company will achieve a market leading position in each of its markets. As the Company has grown, it has begun to experience benefits in name recognition such as increased leverage with landlords and receiving unsolicited offers from laundromat owners who wish to sell their stores. Furthermore, the Company's size has resulted in reduced costs on equipment and supplies.

                                 Advanced Systems and Controls. SpinCycle's advanced management information systems ("MIS") allow it to monitor, on a store by store basis, daily revenue and the frequency of use of each of its washers and dryers. Based upon this information, SpinCycle has refined the mix of machines in its stores, implemented reduced pricing during off-peak hours and implemented a daily cash reconciliation program to reduce annual shrinkage.

                                 Experienced Management. The Company has assembled a management team with experience in finance, development, operations and nationwide multi-unit rollouts. We believe that our experience in coordinating the rollout and operation of other multi-unit concepts, will be a competitive advantage even though none of management's prior experience involved managing a nationwide chain of coin-operated laundromats.

Recent Mature Store
Performance...................   The Company defines a "Mature Store" as a store
                                 which has been (1) developed by the Company
                                 ("Developed Store") and operated by the Company for at least 13 complete and continuous periods or (2) purchased by the Company ("Acquired
                                 Store") and operated by the Company or the prior owner for at least 13 complete and continuous periods, at least four of which have been since the Company acquired the store. For the nine periods ended September 6, 1998, on average, the 16 Developed Mature Stores which have been mature since December 29, 1997 generated approximately $28,107 of per period revenue, approximately $9,208 of per period
                                 Store EBITDA (defined as EBITDA before
                                 allocation of any selling, general and
                                 administrative expenses; EBITDA is defined as earnings before interest, taxes, depreciation and amortization) and approximately $3,097 of per period gross operating profit after depreciation of approximately $5,987. The average size of these 16 Developed Mature
                                 Stores was 5,680 square feet. There can be no assurance that these results are indicative of future results.

                                 For the nine periods ended September 6, 1998, on average, the 11 Acquired Mature Stores, which have been mature since December 29, 1997, generated approximately $19,837 of per period revenue, $4,058 of per period Store EBITDA and approximately $1,755 of per period gross operating profit after depreciation of approximately $2,065. There can be no assurance that these results are indicative of future results.

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

                               THE EXCHANGE OFFER

Registration Agreement........   The Old Notes were sold by the Company on April
                                 29, 1998 (the "Issue Date"), to the Initial
                                 Purchaser which placed such Old Notes with institutional investors. In connection therewith, the Company executed and delivered for the benefit of the Holders of the Old Notes the Registration Rights Agreement obligating the Company to file with the SEC within 60 days after the date of issuance of the Old Notes, a registration statement under the Securities Act relating to an exchange offer for the Old Notes and to use its best efforts to cause such registration statement to become effective within 150 days after the Issue Date.

The Exchange Offer............   New Notes are being offered in exchange for an
                                 equal principal amount at maturity of Old
                                 Notes. As of the date hereof, Old Notes with an aggregate principal amount at maturity of $144,990,000 were outstanding. Because the New
                                 Notes will be recorded in the Company's
                                 accounting records at the same carrying value as the Old Notes, no gain or loss will be recognized by the Company upon the consummation of the Exchange Offer. See "The Exchange
                                 Offer -- Accounting Treatment." Holders of the
                                 Old Notes do not have appraisal or dissenter's rights in connection with the Exchange Offer under the General Corporation Law of the State of Delaware, the governing law of the state of incorporation of the Company.

                                 Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties, the Company believes that the New Notes issued pursuant to the Exchange Offer may be offered for resale, resold or otherwise transferred by Holders thereof (other than any Holder who is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act; provided, however, that such New Notes are acquired in the ordinary course of the Holders' business and such Holders are not engaged in, and do not intend to engage in, a distribution of such New Notes and have no arrangement with any person to participate in a distribution of such New Notes. The staff of the SEC has not considered the Exchange Offer in the context of a no-action letter and there can be no assurance that the staff of the SEC would make a similar determination with respect to the Exchange Offer. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer for its own account as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. See "Plan of Distribution." To comply with the securities laws of certain jurisdictions, it may be necessary to qualify for sale or register the New Notes prior to offering or selling such New Notes. The Company has agreed, pursuant to the Registration Rights Agreement and subject to certain specified limitations therein, to register or qualify the New Notes for offer or sale under the securities or "blue sky" laws of such jurisdictions as may be necessary to permit the Holders of New Notes to trade such New Notes without any restrictions or limitations under the securities laws of the several states of the United States. If a Holder of Old Notes does not exchange such Old Notes for New Notes pursuant to the Exchange Offer, such Old Notes will continue to be subject to the restrictions on transfer contained in the legend thereon. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. See "Risk Factors -- Consequences of Failure to Exchange."

Expiration Date...............   5:00 p.m. Eastern Standard Time, on December
                                 23, 1998 (30 days following the commencement of the Exchange Offer), unless the Exchange Offer is extended, in which case the term "Expiration
                                 Date" means the latest date and time to which the Exchange Offer is extended.

Conditions to the Exchange
Offer.........................   The Exchange Offer is subject to certain
                                 customary conditions, which may be waived by the Company. See "The Exchange
                                 Offer -- Conditions." Except for the
                                 requirements of applicable federal and state securities laws, there are no federal or state regulatory requirements to be complied with or obtained by the Company in connection with the Exchange Offer. NO VOTE OF THE COMPANY'S
                                 SECURITY HOLDERS IS REQUIRED TO EFFECT THE
                                 EXCHANGE OFFER AND NO SUCH VOTE (OR PROXY
                                 THEREFOR) IS BEING SOUGHT HEREBY.

Procedures for Tendering Old
Notes.........................   Each Holder of Old Notes wishing to accept the
                                 Exchange Offer must complete, sign and date a Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver the Letter of Transmittal, or such facsimile, together with the Old Notes to be exchanged and any other required documentation to the Exchange Agent (as defined) at the address set forth herein and therein. See "The
                                 Exchange Offer -- Procedures for Tendering."

Withdrawal Rights.............   Tenders of Old Notes may be withdrawn at any
                                 time prior to 5:00 p.m., Eastern Standard Time, on the Expiration Date. To withdraw a tender of Old Notes, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth below under "Exchange Agent" prior to 5:00 p.m., Eastern Standard Time, on the Expiration Date.

Acceptance of Old Notes and
Delivery of New Notes.........   Subject to certain conditions, the Company will
                                 accept for exchange any and all Old Notes which are properly tendered in the Exchange Offer prior to 5:00 p.m., Eastern Standard Time, on the Expiration Date. The New Notes issued pursuant to the Exchange Offer will be delivered promptly following the Expiration
                                 Date. See "The Exchange Offer -- Terms of
                                 Exchange Offer."

Exchange Agent................   Norwest Bank Minnesota, N.A. is serving as
                                 exchange agent (the "Exchange Agent") in connection with the Exchange Offer.

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

Use of Proceeds...............   The net proceeds to the Company from the
                                 Private Placement were used to repay a total of $46.9 million of indebtedness, consisting of
                                 (i) the outstanding balance of an equipment and acquisition facility with Raytheon Commercial
                                 Laundry LLC that was approximately $42.7 million (the "Senior Credit Facility"), (ii) the outstanding balance of a credit facility with LaSalle National Bank that was approximately $3.3 million (the "LaSalle
                                 Facility") and (iii) certain other secured indebtedness. There will be no proceeds to the Company from the Exchange Offer. The net proceeds to the Company from the Private
                                 Placement were approximately $96.8 million
                                 (after deduction of discounts and estimated offering expenses). The Company will continue using its remaining proceeds from the Private
                                 Placement to fund development and acquisition of laundromats through 1998 and for general corporate purposes.

                         SUMMARY OF TERMS OF NEW NOTES

     The Exchange Offer relates to the exchange of Old Notes for an equal principal amount at maturity of New Notes. The New Notes will be obligations of the Company evidencing the same indebtedness as the Old Notes and will be entitled to the benefits of the Indenture, which governs both the Old Notes and the New Notes. The form and terms of the New Notes are substantially identical to the form and terms of the Old Notes, except that the offer of the New Notes will have been registered under the Securities Act and, therefore, the New Notes will not bear legends restricting the transfer thereof.

                           COMPARISON WITH OLD NOTES

Freely Transferable...........   Generally, the New Notes will be freely
                                 transferable under the Securities Act by Holders who are not affiliates of the Company.
                                 The New Notes otherwise will be substantially identical in all material respects to the Old
                                 Notes. See "The Exchange Offer -- Terms of
                                 Exchange Offer."

Registration Rights...........   The Holders of Old Notes currently are entitled
                                 to certain registration rights pursuant to a registration rights agreement (the
                                 "Registration Rights Agreement") dated as of April 29, 1998, between the Company and the Initial Purchaser. However, upon consummation of the Exchange Offer, subject to certain exceptions, Holders of Old Notes who do not exchange their Old Notes for New Notes in the Exchange Offer will no longer be entitled to registration rights and will not be able to offer or sell their Old Notes, unless such Old
                                 Notes are subsequently registered under the Securities Act (which, subject to certain limited exceptions, the Company will have no obligation to do), except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. See "Risk Factors --
                                 Consequences of Failure to Exchange."

                             TERMS OF THE NEW NOTES

Notes Offered.................   $144,990,000 aggregate principal amount at
                                 maturity of 12 3/4% Senior Discount Notes due
                                 2005.

Maturity Date.................   May 1, 2005.

Yield and Interest............   12 3/4% per annum (computed on a semi-annual
                                 bond equivalent basis). Except as described herein, no cash interest will accrue on the New
                                 Notes prior to May 1, 2001. The New Notes will begin to accrue cash interest on May 1, 2001, and cash interest will be payable thereafter on May 1 and November 1 of each year, commencing
                                 November 1, 2001.

Sinking Fund..................   None.

Original Issue Discount.......   The New Notes will bear original issue discount
                                 ("OID") and the Holders of the New Notes will be required to include such OID in gross income for U.S. federal income tax purposes in advance of the receipt of the cash payments to which such income is attributable. See "Federal
                                 Income Tax Consequences."

Optional Redemption...........   Pursuant to the Indenture, the Company, at its
                                 option, may redeem the Notes from May 1, 2002 to April 30, 2003 for 106.375%, from May 1,
                                 2003 to April 30, 2004 for 103.188% and after
                                 May 1, 2004 for 100% of the principal plus any accrued interest to the date of redemption.

                                 In addition, at any time and from time to time prior to May 1, 2001, the Company may redeem in the aggregate up to 35% of the Accreted Value of the Notes with the proceeds of one or more Public Equity Offerings following which there is a Public Market at a redemption price of 112.75% of the Accreted Value to the date of redemption; provided, however, that at least $94.2 million of the aggregate principal amount at maturity of the Notes remains outstanding after any such redemption. The Accreted Value is calculated by determining the amount of interest accrued on the Notes from the date of issuance, April 29, 1998, to the redemption date. Because the Notes were issued at a discount, this amount is less than the principal amount of each Note, $1,000.

Change of Control.............   Upon the occurrence of certain events
                                 delineated by the Indenture (each, a "Change of Control"), each Holder shall have the right to require that the Company purchase such Holder's
                                 New Notes at a purchase price in cash equal to 101% of the Accreted Value thereof, plus accrued and unpaid interest, if any, to the date of purchase. "Changes of Control" include:
                                 (i) with certain exceptions, beneficial
                                 ownership of 35% or more of the Company's outstanding voting shares by one person or group; (ii) with certain exceptions, changes in the membership of the Board of Directors in the two years following an underwritten public offering such that the members at the beginning of the two year period no longer constitute a majority of the Board of Directors; and (iii) with certain exceptions, the merger or consolidation of the Company or the sale of all or substantially all of the Company's assets.
                                 There can be no assurance that the Company will have sufficient funds available when necessary to make any required repurchases. Furthermore, this restriction may inhibit the Company's ability to enter into or likelihood of entering into a transaction resulting in a Change of Control.

Ranking.......................   Pursuant to the Indenture, the New Notes will
                                 be senior, unsecured obligations of the Company ranking pari passu in right of payment of principal and interest with all other existing and future senior unsecured obligations of the Company and will rank senior to all future subordinated debt of the Company.
                                 The New Notes will be subordinated to all secured indebtedness of the Company, if any, to the extent of the value of the assets securing such indebtedness and to all indebtedness and other obligations (including trade payables) of the Company's future subsidiaries, if any. The
                                 Company does not presently intend to operate through subsidiaries and the ability of such subsidiaries to incur any indebtedness is restricted by the Indenture.

Certain Covenants.............   The Indenture also contains certain covenants
                                 that will, among other things, limit the ability of the Company and its subsidiaries to incur additional indebtedness, make investments and certain other restricted payments, consummate certain asset sales, enter into certain transactions with affiliates, incur liens, impose restrictions on the ability of a subsidiary to make certain payments to the Company and its subsidiaries, or merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets of the Company. Subject to certain exceptions, covenants contained in the
                                 Indenture may not be amended, waived or
                                 modified without the consent of the holders of a majority of the accrued value of the Notes.

                                  RISK FACTORS

     The most significant material risk factors associated with an investment in the Company include (1) its history of significant net operating losses and negative cash flow from operations, (2) its high degree of leverage (approximately $99.0 million of indebtedness compared to approximately $23.3 million in stockholders' equity), (3) the amount of OID includable in a Holder's income for U.S. federal income tax purposes, (4) the lack of an established public market for New Notes and (5) uncertain ability to achieve planned growth. Prospective investors should carefully consider all of the information set forth in this Prospectus and, in particular, should evaluate the specific risk factors set forth under "Risk Factors," beginning on page 15, for a discussion of material risks involved with an investment in the Notes.

     For additional information regarding the New Notes, see "Description of the New Notes."

              SUMMARY HISTORICAL FINANCIAL AND CERTAIN OTHER DATA

     The following table reflects summary historical consolidated financial and certain other data with respect to the Company for the periods indicated and should be read in conjunction with the Company's Consolidated Financial Statements, including the related notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus. The Company's 1995 fiscal year is for the period from October 10, 1995 (inception) through December 31, 1995. On December 1, 1997, the Company changed its financial reporting to a 13 period fiscal year, comprised of 13 four week periods. The Company's 1997 fiscal year was the period from January 1, 1997 through December 28, 1997. The following summary historical statement of operations data, insofar as it relates to each of the years 1995-1997, has been derived from audited annual consolidated financial statements included elsewhere in this Prospectus.

     The summary financial and other data as of and for the nine months ended September 30, 1997 and for the nine periods ended September 6, 1998 have been derived from the unaudited financial statements of the Company and, in the opinion of the Company, include all adjustments necessary for a fair presentation of such information. These adjustments are of a normal and recurring nature. Operating results for the nine periods ended September 6, 1998 are not necessarily indicative of the results that may be expected for the entire year. For a discussion of factors affecting the comparability of this data, see "Selected Financial and Other Data."

                                              FISCAL YEAR ENDED                 NINE MONTHS    NINE PERIODS
                                  ------------------------------------------       ENDED           ENDED
                                  DECEMBER 31,   DECEMBER 31,   DECEMBER 28,   SEPTEMBER 30,   SEPTEMBER 6,
                                      1995           1996           1997           1997            1998
                                  ------------   ------------   ------------   -------------   -------------
                                                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues........................   $       --      $  1,015       $  8,653       $  4,740        $ 18,400
                                   ----------      --------       --------       --------        --------
Operating income (loss).........           (5)       (3,873)       (13,337)        (7,665)         (8,506)
                                   ----------      --------       --------       --------        --------
Net income (loss) before
  extraordinary loss............           (5)       (3,894)       (13,796)        (7,861)        (13,736)
                                   ----------      --------       --------       --------        --------
Extraordinary loss from early
  extinguishment of debt........           --            --             --             --            (334)(1)
Net income (loss)...............           (5)       (3,894)       (13,796)        (7,861)        (14,070)
                                   ----------      --------       --------       --------        --------
Repricing of Series C preferred
  stock(2)......................           --            --             --             --          (1,459)
Accretion of mandatorily
  redeemable preferred stock....           --            --         (1,941)        (1,381)           (756)
                                   ----------      --------       --------       --------        --------
Net income (loss) applicable to
  holders of common stock.......   $       (5)     $ (3,894)      $(15,737)      $ (9,242)       $(16,285)
                                   ==========      ========       ========       ========        ========
PRO FORMA DATA(3):
Interest expense, net...........                                                                   (9,210)(4)
Net income (loss) before
  extraordinary loss............                                                                  (17,137)
Deficiency of earnings to fixed
  charges.......................                                                                  (17,241)(5)
SELECTED OPERATING DATA:
Cash flows provided by (used in)
  operating activities..........          (33)        2,380         (8,973)       (11,144)        (10,206)
Cash flows provided by (used in)
  investing activities..........          (18)       (8,504)       (22,862)       (11,758)        (30,435)
Cash flows provided by (used in)
  financing activities..........           56         6,479         39,724         30,914          59,469
EBITDA(6)(7)....................           (5)       (3,305)       (10,516)        (6,261)         (4,211)
Store EBITDA(8).................           --          (651)           213           (183)          2,922
Depreciation and amortization...           --           568          2,341          1,404           4,295
Capital expenditures(9).........           18        13,391         53,892         16,380          34,348
Stores open at end of period....           --            14             71             37             134
Net loss per common share.......   $(1,362.75)     $(117.42)      $(412.76)      $(243.18)       $(560.45)
                                   ==========      ========       ========       ========        ========
Weighted average number of
  common shares outstanding.....            4        33,162         38,127         38,009          29,056
                                   ==========      ========       ========       ========        ========

                                                  AS OF           AS OF           AS OF           AS OF
                                               DECEMBER 31,    DECEMBER 31,    DECEMBER 28,    SEPTEMBER 6,
                                                   1995            1996            1997            1998
                                               ------------    ------------    ------------    ------------
                                                                      (IN THOUSANDS)
BALANCE SHEET DATA:
Property and equipment.......................      $18           $12,841         $ 53,969       $  76,537
Total assets.................................       55            13,809           75,496         129,708
Total debt...................................       --             4,592           35,926          98,941
Total liabilities............................       60            10,890           46,330         106,448
Mandatorily redeemable preferred stock.......       --             6,810           48,793              --(10)
Convertible preferred stock..................       --                --               --          50,846(10)
Shareholders' equity (deficit)...............       (5)           (3,891)         (19,627)         23,260

---------------

 (1) The Company's net loss for the nine periods ended September 6, 1998, includes the extraordinary loss associated with the writeoff of approximately $334 of unamortized deferred financing costs related to the Senior Credit Facility and the LaSalle Facility.

 (2) The Company has recognized the fair value of the 7,295 shares of Common Stock issued pursuant to the repricing of the Series C Convertible Preferred Stock. Accordingly, this amount has been deducted from the Company's net loss in determining the net loss available to common stockholders for purposes of calculating basic and diluted earnings per share. See also Note 7 to the Unaudited Consolidated Financial Statements included elsewhere in this Prospectus.

 (3) The pro forma data for the nine periods ended September 6, 1998 gives effect to the issuance of the Old Notes and the application of the net proceeds therefrom as if such transactions had occurred on December 29, 1997. It does not, however, include the extraordinary loss described in
     Note 1, above.

 (4) On a pro forma basis, interest expense, net includes amortization of deferred financing costs (which includes underwriting discount and related fees and expenses) as well as amortization of the original issue discount on the Notes. It does not include historical interest expense on the Senior Credit Facility and the LaSalle Facility.

 (5) For purposes of computing the deficiency of earnings to fixed charges, fixed charges consists of interest expense on total debt and that portion of rental expense that the Company believes to be representative of interest (one-third of total rental expense). Earnings is defined as the Company's net loss before fixed charges and extraordinary loss. On a pro forma basis during the nine periods ended September 6, 1998, earnings were insufficient to cover fixed charges by approximately $17,200.

 (6) EBITDA is defined as earnings before interest expense, taxes, depreciation and amortization. EBITDA is presented because management believes it is a widely accepted financial indicator of an entity's ability to incur and service debt. While EBITDA is not intended to represent cash flow from operations as defined by generally accepted accounting principles (GAAP) and should not be considered as an indicator of operating performance or an alternative to cash flow (as measured by generally accepted accounting principles) as a measure of liquidity, it is included herein to provide additional information with respect to the ability of the Company to meet its future debt service, capital expenditures and working capital requirements.

 (7) EBITDA for the fiscal year ended December 28, 1997, excludes the loss on disposal of property and equipment of $480.

 (8) Store EBITDA is EBITDA before allocation of any selling, general and administrative expenses ("Store EBITDA"). While Store EBITDA is not intended to represent operating income or loss as defined by GAAP (as GAAP operating income or loss includes such allocation of selling, general and administrative expenses and should not be considered as an indicator of operating performance as measured by GAAP), it is included herein to provide additional information with respect to store-level cash operating margins.

 (9) Capital expenditures includes the purchase of laundromat equipment pursuant to an existing supply agreement and financed with borrowings in connection with the Senior Credit Facility of approximately $31,358 and $4,887 in fiscal 1997 and 1996, respectively, and approximately $1,998 and $4,622 for the three fiscal quarters ended September 6, 1998 and September 30, 1997, respectively. The capital expenditures for 1997 include approximately $11,485 of laundromat equipment for use in stores to be opened in 1998 and approximately $4,120 for land acquired and held for sale-leaseback transactions. Capital expenditures also includes the cash outlay to acquire new businesses (net of cash acquired). Such outlays totaled approximately $12,100 and $14,875 for the year ended December 28, 1997 and for the year-to-date period ended September 6, 1998, respectively.

(10) Concurrently with the closing of the Private Placement, the put rights previously associated with the preferred stock were terminated and therefore, the preferred stock is no longer mandatorily redeemable.

                                  RISK FACTORS

     Holders of Old Notes should carefully consider the specific risk factors set forth below, as well as the other information appearing in this Prospectus, before tendering the Old Notes in the Exchange Offer. The risk factors below (other than "Consequences of Failure to Exchange") are generally applicable to the Old Notes as well as the New Notes (together, the "Notes").

CONSEQUENCES OF FAILURE TO EXCHANGE

     Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Notes as set forth in the legend thereon as a consequence of the issuance of the Old Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register the Old Notes under the Securities Act. To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for the untendered and the tendered but unaccepted Old Notes could be adversely affected. Based on interpretations by the staff of the SEC, as set forth in no-action letters to third parties, the Company believes that the New Notes issued pursuant to the Exchange Offer in exchange for the Old Notes may be offered for resale, resold or otherwise transferred by the Holders thereof (other than any such Holder that is an "affiliate" of the issuer within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such New Notes are acquired in the ordinary course of such Holders' business and such Holders are not engaged in, and do not intend to engage in, a distribution of such New Notes. The staff of the SEC has not considered the Exchange Offer in the context of a no-action letter and there can be no assurance that the staff of the SEC would make a similar determination with respect to the Exchange Offer. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a Prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. The Letters of Transmittal state that by so acknowledging and by delivering a Prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired for its own account by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. Each broker-dealer that acquired Old Notes directly from the Company, and not as a result of market-making or trading activities, must, in the absence of an exemption, comply with the registration and prospectus delivery requirements of the Securities Act in connection with the secondary resale of the New Notes and cannot rely on the position of the staff of the SEC enunciated in no-action letters issued to third parties. See "Plan of Distribution." In addition, to comply with the securities laws of certain jurisdictions, if applicable, the New Notes may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or an exemption for registration or qualification is available and is complied with.

UNCERTAIN ABILITY TO ACHIEVE AND MANAGE PLANNED GROWTH

     The Company's future success and continued growth will depend on its ability to open and operate its stores profitably. The Company plans to have approximately 176 stores open by December 27, 1998. As of October 27, 1998, the Company had 150 stores opened, of which 86 stores were developed and 64 were acquired, and intends to open another approximately 26 stores, approximately 20 of which it expects to develop and six of which it expects to acquire. The Company's expansion is dependent upon a number of factors, including its ability to hire, train, retain and assimilate competent management and store-level employees, the adequacy of the Company's financial resources, the Company's ability to identify new markets in which it can successfully compete, the ability to locate suitable sites and negotiate acceptable lease terms and to adopt purchasing and MIS and other systems to accommodate expanded operations. The Company may enter new markets in which it has no prior experience. The Company's expansion is also dependent on timely fulfillment by landlords and others of their contractual obligations to the Company, the maintenance of construction schedules and the speed with which local zoning and construction permits can be obtained. No assurance can be given that the Company will be able to achieve its planned expansion or that such expansion will be profitable. The Company's planned expansion will place increasing pressure on the Company's management and resources. A failure to successfully manage its planned expansion would adversely affect the Company's business. No assurance can be given that the Company's new stores will achieve sales and profitability comparable to the Company's existing stores or to its strategic plan. If the Company achieves its plans for growth over the next five years, no Company executive will have had significant experience operating a company as large, in terms of stores or annual sales, as the Company.

     The Company's growth strategy includes acquiring existing laundromats consistent with the Company's strategic plan. No assurance can be given that the Company will successfully identify suitable acquisition candidates, complete acquisitions, integrate acquired operations into its existing operations or expand to new markets through acquisitions. No assurance can be given that future acquisitions will not have a material adverse effect upon the Company's operating results while the operations of the Acquired Stores are being integrated into the Company's operations. Notwithstanding its own due diligence investigation, management will have limited knowledge about the specific operating history, trends and customer buying patterns of laundromats acquired. Furthermore, the cost of acquiring or developing stores may increase from the levels the Company has experienced and may make additional acquisitions or developments difficult or impractical. Consequently, no assurance can be given that the Company will be able to make future acquisitions at favorable prices, that Acquired Stores will perform as well as they have performed historically or as budgeted to perform or that the Company will have sufficient information to analyze accurately the markets in which it elects to make acquisitions. The price paid and financing for the laundromats acquired or developed by the Company could have a material adverse effect on the Company's financial condition and results of operations. Although the Company will endeavor to integrate and assimilate the operations of any Acquired Stores in an effective and timely manner, no assurance can be given that the Company will be successful in such integration attempts. Further, no assurance can be given that the Company will successfully integrate its future acquired businesses into the Company's purchasing, marketing and MIS.

NEW CONCEPT AND LACK OF EXPERIENCE IN THE LAUNDRY INDUSTRY

     A national concept has not, to the knowledge of the Company, been attempted in the retail coin-operated laundromat industry. There can be no assurance that a national branding strategy can be successfully applied to the coin-operated laundromat industry. In addition, prior to joining the Company, none of the executive officers or directors of the Company had experience in laundromat operations or management.

HISTORICAL AND ANTICIPATED LOSSES AND NEGATIVE CASH FLOW

     The Company has never been profitable and has incurred significant net operating losses and negative cash flow from operations to date in connection with developing, owning and operating laundromats. For the year ended December 28, 1997, the Company had a net loss of approximately $13.8 million. For the nine periods ended September 6, 1998, the Company had a net loss applicable to holders of Common Stock of approximately $16.3 million. At September 6, 1998, the Company had a recorded accumulated deficit of $34.7 million. See "Selected Financial and Other Data." Losses and negative cash flow from operations will continue until the Company has established a sufficient revenue-generating base of laundromats, if ever. There can be no assurance that an adequate revenue base will be established or that the Company will generate positive cash flow from operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

SUBSTANTIAL LEVERAGE; POTENTIAL INABILITY TO SERVICE DEBT

     The Company is highly leveraged with indebtedness that is substantial in relation to its stockholders' equity. After giving effect to the Private Placement, as of September 6, 1998, the Company had total outstanding indebtedness of approximately $99.0 million, all of which relates to the Notes, and the Company had total stockholders' equity of $23.3 million. For the nine periods ended September 6, 1998, the Company's earnings would have been insufficient to cover fixed charges by approximately $17.2 million.

     The Company's high degree of leverage could have important consequences to Holders of the Notes, including that (i) a substantial portion of the Company's cash flow from operations, if any, after May 1, 2001, will be required to be dedicated to the Company's interest expense obligations and will not be available to the Company for its operations, working capital, capital expenditures or other purposes, (ii) the Company's ability to obtain financing in the future may be limited, (iii) the Company's flexibility to adjust to changing market conditions and ability to withstand competitive pressures as compared to less highly-leveraged competitors could be limited (including by reason of the covenants contained in the Indenture and the Heller Facility) and
(iv) the Company may be more vulnerable to downturns in general economic conditions or in its business or be unable to undertake capital expenditures that are important for its growth strategy, any of which could have a material adverse effect on the Company and its ability to make payments of principal of, and interest on, the Notes.

     Since inception, the Company has not generated positive cash flow from operations. As a result, the Company has been required to pay its fixed charges (including interest on existing indebtedness) and operating expenses with the proceeds from sales of its equity securities, loans from stockholders and other credit arrangements. As of November 1, 2001, the Company will be required to satisfy substantially higher periodic cash debt service obligations because as of that date cash interest on the Notes will be payable semi-annually at the rate of 12 3/4% per annum (approximately $18.5 million per year). The principal amount at maturity of the Notes of approximately $145.0 million will become due on May 1, 2005. In addition, to the extent the Company draws on the Heller Facility, it may have substantial additional secured indebtedness outstanding in 1999.

     The Company's ability to make scheduled payments or to refinance its obligations with respect to the Notes (including its obligation to purchase the Notes at 101% of the Accreted Value plus accrued and unpaid interest, if any, at the time of a Change of Control (each as defined in the Indenture)), the Heller Facility (when incurred) and its other indebtedness will ultimately depend on its financial and operating performance, which in turn is subject to prevailing economic and competitive conditions and to certain financial, business and other factors that may be beyond its control, including operating difficulties, increased operating costs, prices it can charge its customers, the response of competitors and delays in implementing its strategy. The Company's ability to meet its debt service and other obligations will depend largely on the extent to which the Company can successfully implement its business strategy and manage its operations. There can be no assurance that the Company will be able to implement fully its strategy or that the anticipated results of its strategy will be realized. There can be no assurance that the Company will be able to generate sufficient cash flow or otherwise obtain funds in the future to cover interest and principal payments associated with the Notes and any other debt of the Company and its subsidiaries. See "Business -- Business Strategy."

     In the event the Company is unable to meet its obligations with respect to its existing indebtedness, it may be required to reduce or delay capital expenditures, refinance or restructure all or a portion of its indebtedness, sell material assets or operations or seek to raise additional debt or equity capital. There can be no assurance that the Company will be able to effect any such refinancing or restructuring or sell assets or obtain any such additional capital on satisfactory terms or at all, or that the Company's cash flow and capital resources will be sufficient for payment of interest on and principal of its indebtedness in the future. The Heller Facility and the Indenture impose significant restrictions on the Company's ability to incur additional indebtedness. Such restrictions may limit the ability of the Company to meet its obligations. See "-- Substantial Restrictions and Covenants." See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources" and "Description of the New
Notes -- Certain Covenants."

NOTES ARE SUBORDINATED AND UNSECURED

     The Notes are not secured and, therefore, will be subordinated to all existing and future secured indebtedness of the Company to the extent of the value of the assets securing such indebtedness. Subject to certain conditions specified therein, the Indenture permits the Company to incur additional indebtedness, including capital lease obligations and secured indebtedness, which obligations and secured indebtedness would rank senior to the Notes to the extent of the assets subject thereto. See "Description of the New Notes." See also "Description of the Heller Facility."

COMPETITIVE INDUSTRY

     SpinCycle faces considerable competition from many local and regional operators in all of its markets. These operators typically own one or two stores and operate their facilities with a lower cost structure than SpinCycle, typically employing fewer people and offering less service. These operators often own the real estate where they are located and have the ability to lower prices significantly in order to compete. In addition to the local and regional operators, at least one laundromat chain has recently been formed with the intention of becoming a national branded chain and the Company anticipates more competition from this and future national laundromat chains. In addition, the Company competes with route service operators, who provide coin-operated laundry facilities in multi-unit apartment complexes. There are two publicly traded companies currently consolidating the route business, Coinmach Corporation and Mac-Gray Corporation. Both of these entities have substantially greater resources than the Company and could enter the retail laundromat business on a national scale at any time. There can be no assurance that the Company will be able to compete effectively with current or future competitors or that, when faced with such competitive pressures, the Company will be able to generate sufficient cash flow or otherwise obtain funds in the future to cover interest and principal payments associated with the Notes and any other debt of the Company and its subsidiaries. See "Business -- Competition."

DEPENDENCE ON KEY PERSONNEL

     The Company's future success depends to a significant extent on the continued contributions of key members of management. The loss of the services of any of these employees could have a material adverse effect on the Company. The Company's future growth and profitability also depends on its ability to attract, motivate and retain other management personnel. No assurance can be given that the Company will be successful in attracting, motivating and retaining such personnel. The Company has no employment agreements with its officers or key personnel other than with Messrs. Ax and Lombardi. See "Management."

SUBSTANTIAL RESTRICTIONS AND COVENANTS

     The Indenture contains numerous financial and operating covenants, including, but not limited to, restrictions on the Company's ability to incur indebtedness, pay dividends, create liens, sell assets, engage in certain mergers and acquisitions, make investments and enter into new lines of business. Such covenants could materially limit or exclude potentially profitable activities in which the Company might otherwise engage. The ability of the Company to comply with the covenants and other terms of the Indenture, to make cash payments with respect to the Notes and to satisfy its other debt obligations will depend on the future performance of the Company. In addition, in the event of a Change of Control, the Company will be required, subject to certain conditions, to offer to purchase all outstanding Notes at a price equal to 101% of the Accreted Value of the Notes at such time plus accrued interest, if any. There can be no assurance that the Company would be able to raise sufficient funds to meet this obligation. Furthermore, this restriction may inhibit the Company's ability to enter into or likelihood of entering into a transaction resulting in a Change of Control. In the event the Company fails to comply with the various covenants contained in the Indenture, it would be in default thereunder and the maturity of substantially all of its long-term debt (including the Notes) could be accelerated. See "Description of the New
Notes -- Defaults."

     The Heller Facility also restricts the Company's ability to incur additional debt, pay dividends, create liens, enter into transactions with its affiliates or Change of Control transactions, engage in certain mergers and acquisitions, enter into new lines of business or make payments under the Indenture that are neither regularly scheduled nor a prepayment of 35% of the principal, interest and fees on the Notes following an underwritten public offering of the Company's common stock. Such covenants could materially limit or exclude potentially profitable activities in which the Company might otherwise engage. Furthermore, such restrictions limit the ability of the Company to meet its obligations to purchase the Notes at any time other than their regularly scheduled maturity. See "Description of the Heller Facility."

SEASONALITY

     The coin-operated laundromat industry may be subject to seasonal fluctuations in quarterly results of operations. As a result, the Company's results of operations during periods including the warmer spring and summer months may be significantly lower than its operating results during the balance of the year. Management believes this decrease may result from the fact that customers are wearing lighter weight clothing during those periods and changing less often due to school being out of session. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Seasonality."

DEPENDENCE ON EQUIPMENT SUPPLIER

     To date, the Company has acquired substantially all of its equipment from Alliance Laundry Systems LLC ("Alliance") the successor in interest to Raytheon Commercial Laundry LLC ("Raytheon") pursuant to a supply agreement between Alliance and the Company originally entered into in connection with the Company's former Senior Credit Facility from Raytheon. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources." While the Company repaid the Senior Credit Facility with some of the proceeds of the Private Placement, the Company will continue to be obligated to purchase substantially all of its washers, dryers and replacement parts for its Developed Stores from Alliance until August 31, 2001 and thus will be substantially dependent on Alliance until such time to provide it with commercial laundry equipment to successfully complete its planned rollout. Any disruptions in the supply of commercial laundry equipment and parts to the Company would have a material adverse effect on the Company's business, financial condition and results of operations.

ACTUAL RESULTS MAY VARY FROM FINANCIAL PROJECTIONS

     Financial and other projections included in this Prospectus are based upon certain assumptions, not all of which are stated herein, and any or all of which may not materialize. In particular, there can be no assurance that statements regarding the future results of the Company's current stores and the stores the Company expects to develop or acquire and the Store EBITDA the Company has projected, including the assumption that any or all such stores will generate Mature Store revenues, will prove to have been correct or that the actual results will not differ materially from what such statements contemplate. Unanticipated events, over some or all of which the Company may not have any control, are likely to occur as the Company develops its business. Such events may well affect the Company at the dates and during the periods covered by the projections, with the result that the actual financial condition, financial results and cash flow of the Company may vary from the projections. Such variations may be material. Consequently, prospective investors in the Company are cautioned not to base their investment decisions on the projections. No independent accountants have examined or compiled the projections and are not associated with the projections in any manner whatsoever.

NEED FOR ADDITIONAL FINANCING

     The Company used a portion of the net proceeds of the Private Placement to pay down existing indebtedness, and is using the balance to fund its expansion plan, operating expenses and such capital expenditures not funded by other sources, and for general corporate purposes, including working capital. In addition to the net proceeds of the Private Placement, the Company has obtained a $40.0 million secured credit facility with Heller Financial, Inc. ("Heller"). The amounts available to the Company under the Heller Facility are determined on the basis of various asset and revenue based tests. As of September 6, 1998, management estimated that the Company had approximately $14.3 million available to it under the Heller

Facility. Until March 22, 1999, the maximum amount available under the Heller Facility is $32.5 million which limitation shall be lifted on or after that date if certain conditions are met. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Description of the Heller Facility." Management expects to fund the Company's expansion in 1998 to 176 stores with the proceeds of the Private Placement. The addition of the ten committed stores in 1999 will require cash provided by operating activities or borrowings under the Heller Facility. Further expansion would require additional borrowings under the Heller Facility and/or additional capital to finance its expansion and, accordingly, the Company will be required to raise additional funds through public and private financings, including equity financing, or through other collaborative arrangements. There can be no assurances that additional financing will be available on favorable terms, or at all. Any collaborative arrangements may require the Company to operate subject to additional restrictions. If funding is not available when needed, or on acceptable terms, the Company may be forced to curtail its development and acquisition activities. In such event, investors may lose their entire investment.

ORIGINAL ISSUE DISCOUNT INCLUDABLE IN HOLDER'S INCOME

     The Old Notes have been and the New Notes will be issued at a substantial discount from their stated principal amount at maturity. Consequently, although cash interest on the Notes will generally not be payable prior to November 1, 2001, OID will be includable in the gross income of a Holder of the Notes, for U.S. federal income tax purposes, in advance of the receipt of such cash payments on the Notes. Since a portion of the issue price of the Units will be allocated for U.S. federal income tax purposes to the Warrants issued with the Old Notes, the amount of OID will be greater than the difference between the principal amount at maturity of the New Notes and the purchase price of the Units. See "Federal Income Tax Consequences" for a more detailed discussion of the U.S. federal income tax consequences of the purchase, ownership and disposition of the Notes.

     If a case is commenced by or against the Company under federal bankruptcy law after the issuance of the Notes, the claim of a Holder of a Note with respect to the principal amount at maturity thereof may be limited to an amount equal to the sum of (i) the imputed initial offering price of such Note and (ii) that portion of the OID that is not deemed to constitute "unmatured interest" for purposes of federal bankruptcy law. Any OID that was not amortized as of any such bankruptcy filing would constitute "unmatured interest."

POTENTIAL LOSS OF NOLS

     For U.S. federal income tax purposes, the Company had net operating loss carryforwards ("NOLs") of approximately $17.6 million as of December 28, 1997 and approximately $31.0 million as of September 6, 1998. These NOLs, if not utilized to offset taxable income in future periods, will begin to expire in 2011. Section 382 of the Internal Revenue Code of 1986, as amended (the "Code"), and regulations promulgated thereunder, impose limitations on the ability of corporations to use NOLs, if the corporation experiences a more than 50% change in ownership during any three-year period. It is likely that the Company has experienced one or more ownership changes in 1996 and 1997 as a result of the Company raising various rounds of private equity or that such an ownership change may have occurred or be deemed to have occurred due to events beyond the control of the Company (such as transfers of Common Stock by certain stockholders or the exercise or treatment of warrants, conversion rights or stock options issued by the Company). There can also be no assurance that the Company will not take additional actions, such as the issuance of additional stock, that would cause an ownership change to occur. In addition, the NOLs are subject to examination by the Internal Revenue Service (the "IRS"), and are thus subject to adjustment or disallowance resulting from any such IRS examination. Accordingly, prospective purchasers of the Notes should not assume the unrestricted availability of the Company's currently existing or future NOLs, if any, in making their investment decisions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations -- Potential Loss of NOLs."

SECURITY OF STORES

     Because individual stores operate in large urban centers and involve public access and cash on the premises, there is a material risk of robbery and other crimes. Although the Company has attempted to address this by investing in systems and procedures to enhance security for its employees and customers, there can be no assurance that the Company will not experience security problems in its stores.

NEED TO OBTAIN PERMITS AND CONSENTS

     The Company is required to obtain permits, approvals and licenses from appropriate governmental authorities in order to open additional stores. The Company is required to obtain the landlord's approval of construction plans in order to construct the leasehold improvements for each facility. Although the Company has significant expertise in building out multi-unit enterprises, obtaining these permits and approvals can be subject to delays which could ultimately affect the new store rollout schedule. The Company also must obtain landlords' consents in order to maximize access to funds under the Heller Facility.

ENVIRONMENTAL LIABILITY

     The federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), and similar state laws, impose strict, joint and several liability on current and former owners and operators of facilities from which releases of hazardous substances have occurred and on generators and transporters of the hazardous substances that come to be located at such facilities. Responsible parties may be liable for substantial waste site investigation and clean-up costs and natural resource damages, regardless of whether they exercised due care and complied with applicable laws and regulations. If the Company was found to be a responsible party for a particular site, it could be required to pay the entire cost of waste site investigation and clean-up costs. There can be no assurance that the Company will not face claims under CERCLA or similar state laws, or under other laws, resulting in a substantial liability for which the Company is unable to obtain contribution from other responsible parties and for which the Company is uninsured or only partially insured. The Company's pollution liability insurance excludes liabilities under CERCLA. The Company may experience difficulty in obtaining adequate insurance coverage on acceptable terms. A successful claim against the Company for which it is uninsured or only partially insured, and for which it is unable to obtain contribution from other responsible parties, could have a material adverse effect on the Company's business, financial condition and results of operations.

ABSENCE OF PUBLIC TRADING MARKET FOR NOTES; RESTRICTIONS ON RESALE

     The New Notes are new issues of securities for which there is currently no established market. There can be no assurance as to (i) the liquidity of any such market that may develop, (ii) the ability of the Holders of Notes to sell any of their Notes or (iii) the price at which the Holders of Notes would be able to sell any of their Notes. The Company does not presently intend to apply for listing of the New Notes on any national securities exchange or on The Nasdaq Stock Market, Inc. The Initial Purchaser has advised the Company that it presently intends to make a market in the Old Notes and the New Notes. The Initial Purchaser is not obligated, however, to make a market in any of the Notes, and any such market making may be discontinued at any time at the sole discretion of the Initial Purchaser and without notice. Accordingly, no assurance can be given as to the development or liquidity of any market for any of the Notes. If a market for any of the Notes were to develop, such Notes could trade at prices that may be higher or lower than reflected by their initial offering price depending on many factors, including prevailing interest rates, the Company's operating results and the market for similar securities. Historically, the market for securities such as the Notes has been subject to disruptions that have caused substantial volatility in the prices of similar securities. There can be no assurance that, if a market for any of the Notes were to develop, such a market would not be subject to similar disruptions.

     The Old Notes were sold pursuant to an exemption from registration under the Securities Act and applicable state securities law and may not be resold by purchasers thereof unless such Old Notes are subsequently registered under the Securities Act or an exemption from such registration requirements is available, and such resales are otherwise in compliance with applicable state securities law. See "Transfer Restrictions."

DEPENDENCE ON MANAGEMENT INFORMATION SYSTEMS; YEAR 2000 COMPLIANCE

     The Company depends on its MIS to monitor daily revenue and machine utilization in each of its stores, exercise centralized cash and management control and compile and analyze critical marketing and operations data. Any disruption in the operation of the Company's MIS, the loss of employees knowledgeable about such systems or the Company's failure to continue to effectively modify such systems as its business expands would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Competitive Strengths."

     Certain of the Company's MIS use two digit data fields which recognize dates using the assumption that the first two digits are "19" (i.e., the number 97 is recognized as the year 1997). Therefore, the Company's date critical functions relating to the year 2000 and beyond may be adversely affected unless changes are made to these computer systems. The Company does not expect that costs resulting from upgrades to its MIS or from the Company's failure to continue to effectively modify such systems as its business expands would have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company does not believe that it has a material exposure to Year 2000 issues. Initial testing of the Company's MIS for Year 2000 compliance was completed in March 1998. The Company also requested that suppliers of its essential MIS certify to the Company that such MIS are Year 2000 compliant. Based on the Company's initial tests and certifications received from MIS suppliers, the Company believes that its critical software systems are currently Year 2000 compliant and that its store hardware systems will be compliant by the end of the first quarter of 1999. The Company does not expect that costs associated with Year 2000 compliance will have a material adverse effect on the Company. However, no assurance can be given that these issues can be resolved in a cost-effective or timely manner or that the Company will not incur significantly greater expense in resolving these issues. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Dependence on Management Information Systems; Year 2000
Compliance."

                                USE OF PROCEEDS

     The net proceeds to SpinCycle from the Private Placement were approximately $96.8 million, after deducting underwriting discounts, fees and expenses. A portion of the net proceeds were used to repay all amounts outstanding under the Company's Senior Credit Facility and the LaSalle Facility. At the time of retiring the Senior Credit Facility, the Company had outstanding borrowings of approximately $42.7 million at a weighted average interest rate of 10.375%. The borrowings were incurred primarily for the opening and equipping of new stores, acquiring existing stores and for other general corporate purposes. At the time of retiring the Senior Credit Facility, the Company had outstanding borrowings under the LaSalle Facility of approximately $3.3 million at a weighted average interest rate of 9.5%. Additional secured indebtedness of approximately $900,000 was retired.

     No proceeds will be received by the Company from the Exchange Offer. Management believes the remaining net proceeds from the Private Placement, together with existing liquidity, will be sufficient to fund the 1998 expansion plan. The proceeds of the Heller Facility together with funds from operations are expected to fund additional expansion. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Risk Factors -- Need for Additional Financing."

                                 CAPITALIZATION

     The following table sets forth at September 6, 1998, the actual capitalization of the Company.

                                                              SEPTEMBER 6, 1998
                                                              -----------------
                                                               (IN THOUSANDS)
  Cash and cash equivalents.................................      $ 27,077
                                                                  ========
  Notes(1)..................................................        98,919
  Miscellaneous Debt........................................            22
                                                                  --------
          Total long-term debt..............................        98,941
                                                                  --------
  Stockholders' equity:
     Convertible preferred stock(2).........................        50,846
     Common stock...........................................            --
     Additional paid-in-capital.............................         1,442
     Common stock warrants(3)...............................         5,625
     Accumulated deficit(4).................................       (34,653)
                                                                  --------
       Total stockholders' equity...........................        23,260
                                                                  --------
          Total capitalization..............................      $122,201
                                                                  ========

---------------
(1) Reflects the accreted value ascribed to the Notes net of the value ascribed to the Warrants.

(2) Concurrently with the closing of the Private Placement, the put rights previously associated with the preferred stock were terminated and therefore, the preferred stock is no longer mandatorily redeemable.

(3) Reflects the gross proceeds ascribed to the Warrants from the sale of the Units.

(4) Reflects the extraordinary loss associated with the write-off of approximately $334 of unamortized deferred financing costs related to the Senior Credit Facility and the LaSalle Facility.

                       SELECTED FINANCIAL AND OTHER DATA

     The selected financial data presented below under the captions "Statement of Operations Data" and "Balance Sheet Data" have been derived from the historical consolidated financial statements of the Company. The Company's 1995 fiscal year is for the period from October 10, 1995 (inception) through December 31, 1995. On December 1, 1997, the Company changed its financial reporting to a 13 period fiscal year, comprised of 13 four week periods. The Company's 1997 fiscal year was the period January 1, 1997 through December 28, 1997. The "Pro Forma Data" presented below give effect to the Private Placement and the application of the net proceeds therefrom and certain pro forma adjustments as described in the accompanying footnotes. Such data do not purport to represent what the Company's results of operations or financial position would have been had the Private Placement been consummated on the date specified or to project the Company's results of operations or financial position for any future period or date. The summary financial and other data as of and for the nine months ended September 30, 1997 and for the nine periods ended September 6, 1998 have been derived from the unaudited financial statements of the Company and, in the opinion of the Company, include all adjustments necessary for a fair presentation of such information. These adjustments are of a normal and recurring nature. Furthermore, operating results for the nine periods ended September 6, 1998 are not necessarily indicative of the results that may be expected for the entire year or for any future period. The selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and notes thereto included elsewhere in this Prospectus.

                                               FISCAL YEAR ENDED                 NINE MONTHS     NINE PERIODS
                                   ------------------------------------------       ENDED           ENDED
                                   DECEMBER 31,   DECEMBER 31,   DECEMBER 28,   SEPTEMBER 30,    SEPTEMBER 6,
                                       1995           1996           1997            1997            1998
                                   ------------   ------------   ------------   --------------   ------------
                                                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues.........................   $       --      $  1,015       $  8,653        $  4,740        $ 18,400
Store operating expenses,
  excluding depreciation and
  amortization...................           --         1,193          7,983           4,676          15,111
                                    ----------      --------       --------        --------        --------
Gross operating profit (loss)....           --          (178)           670              64           3,289
Preopening costs.................           --           473            457             247             364
Depreciation and amortization....           --           568          2,341           1,404           4,295
Selling, general and
  administrative expenses........            5         2,654         10,729           6,078           7,133
Loss on disposal of property and
  equipment......................           --            --            480              --               3
                                    ----------      --------       --------        --------        --------
Operating income (loss)..........           (5)       (3,873)       (13,337)         (7,665)         (8,506)
Interest income..................           --            29            433             366             975
Interest expense, net............           --           (50)          (892)           (562)         (6,205)
                                    ----------      --------       --------        --------        --------
Net income (loss) before
  extraordinary loss.............           (5)       (3,894)       (13,796)         (7,861)        (13,736)
                                    ----------      --------       --------        --------        --------
Extraordinary loss from early
  extinguishment of debt.........           --            --             --              --            (334)(1)
                                    ----------      --------       --------        --------        --------
Net income (loss)................           (5)       (3,894)       (13,796)         (7,861)        (14,070)
Repricing of Series C preferred
  stock..........................           --            --             --              --          (1,459)(2)
Accretion of mandatorily
  redeemable preferred stock.....           --            --         (1,941)         (1,381)           (756)
                                    ----------      --------       --------        --------        --------
Net income (loss) applicable to
  holders of common stock........   $       (5)     $ (3,894)      $(15,737)       $ (9,242)       $(16,285)
                                    ==========      ========       ========        ========        ========
PRO FORMA DATA:(3)
Interest expense, net............                                                                    (9,210)(4)
Net income (loss) before
  extraordinary loss.............                                                                   (17,137)
Deficiency of earnings to fixed
  charges........................                                                                   (17,241)(5)

                                               FISCAL YEAR ENDED                 NINE MONTHS     NINE PERIODS
                                   ------------------------------------------       ENDED           ENDED
                                   DECEMBER 31,   DECEMBER 31,   DECEMBER 28,   SEPTEMBER 30,    SEPTEMBER 6,
                                       1995           1996           1997            1997            1998
                                   ------------   ------------   ------------   --------------   ------------
                                                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
SELECTED OPERATING DATA:
Cash flows provided by (used in)
  operating activities...........          (33)        2,380         (8,973)        (11,144)        (10,206)
Cash flows provided by (used in)
  investing activities...........          (18)       (8,504)       (22,862)        (11,758)        (30,435)
Cash flows provided by (used in)
  financing activities...........           56         6,479         39,724          30,914          59,469
EBITDA(6)(7).....................           (5)       (3,305)       (10,516)         (6,261)         (4,211)
Store EBITDA(8)..................           --          (651)           213            (183)          2,922
Capital expenditures(9)..........           18        13,391         53,892          16,380          40,495
Deficiency of earnings to fixed
  charges(5).....................           --        (3,894)       (14,124)         (4,245)        (14,173)
Stores open at end of period.....           --            14             71              37             134
Net loss per common share........   $(1,362.75)     $(117.42)      $(412.76)       $(243.18)       $(560.45)
                                    ==========      ========       ========        ========        ========
Weighted average number of common
  shares outstanding.............            4        33,162         38,127          38,009          29,056
                                    ==========      ========       ========        ========        ========

                                      AS OF          AS OF          AS OF          AS OF
                                   DECEMBER 31,   DECEMBER 31,   DECEMBER 28,   SEPTEMBER 6,
                                       1995           1996           1997           1998
                                   ------------   ------------   ------------   ------------
                                                        (IN THOUSANDS)
BALANCE SHEET DATA:
Property and equipment...........      $18          $12,841        $ 53,969       $ 76,537
Total assets.....................       55           13,809          75,496        129,708
Total debt.......................       --            4,592          35,926         98,941
Total liabilities................       60           10,890          46,330        106,448
Mandatorily redeemable preferred
  stock..........................       --            6,810          48,793             --(10)
Convertible preferred stock......       --               --              --         50,846(10)
Shareholders' equity (deficit)...       (5)          (3,891)        (19,627)        23,260

---------------
 (1) The Company's net loss for the nine periods ended September 6, 1998, includes the extraordinary loss associated with the writeoff of approximately $334 of unamortized deferred financing costs related to the Senior Credit Facility and the LaSalle Facility.

 (2) The Company has recognized the fair value of the 7,295 shares of Common Stock issued pursuant to the repricing of the Series C Convertible Preferred Stock. Accordingly, this amount has been deducted from the Company's net loss in determining the net loss available to common stockholders for purposes of calculating basic and diluted earnings per share. See also Note 7 to the Unaudited Consolidated Financial Statements included elsewhere in this Prospectus.

 (3) The pro forma data for the nine periods ended September 6, 1998 gives effect to the issuance of the Old Notes and the application of the net proceeds therefrom as if such transactions had occurred on December 29, 1997. It does not, however, include the extraordinary loss described in
     Note 1, above.

 (4) On a pro forma basis, interest expense, net includes amortization of deferred financing costs (which includes underwriting discount and related fees and expenses) as well as amortization of the original issue discount on the Notes. It does not include historical interest expense on the Senior Credit Facility and the LaSalle Facility borrowings.

 (5) For purposes of computing the deficiency of earnings to fixed charges, fixed charges consists of interest expense on total debt, and that portion of rental expense that the Company believes to be representative of interest (one-third of total rental expense). Earnings is defined as the Company's net loss before fixed charges and extraordinary loss. On a historical basis, earnings were insufficient to cover fixed charges by approximately $3,900 and $14,100 for the fiscal years ended December 31, 1996 and December 28,

     1997, respectively, and by approximately $7,900 and $14,200 for the three fiscal quarters ended September 30, 1997 and September 6, 1998, respectively. On a pro forma basis during the nine periods ended September 6, 1998, earnings were insufficient to cover fixed charges by approximately $17,200.

 (6) EBITDA is defined as earnings before interest expense, taxes, depreciation and amortization. EBITDA is presented because management believes it is a widely accepted financial indicator of an entity's ability to incur and service debt. While EBITDA is not intended to represent cash flow from operations as defined by generally accepted accounting principles and should not be considered as an indicator of operating performance or an alternative to cash flow (as measured by generally accepted accounting principles) as a measure of liquidity, it is included herein to provide additional information with respect to the ability of the Company to meet its future debt service, capital expenditures and working capital requirements.

 (7) EBITDA for the fiscal year ended December 28, 1997, excludes the loss on disposal of property and equipment of $480.

 (8) Store EBITDA is EBITDA before allocation of any selling, general and administrative expenses. While Store EBITDA is not intended to represent operating income or loss as defined by GAAP (as GAAP operating income or loss includes such allocation of selling, general and administrative expenses and should not be considered as an indicator of operating performance as measured by GAAP), it is included herein to provide additional information with respect to store-level cash operating margins.

 (9) Capital expenditures includes the purchase of laundromat equipment pursuant to an existing supply agreement and financed with borrowings in connection with the Senior Credit Facility of approximately $31,358 and $4,887 in fiscal 1997 and 1996, respectively, and approximately $1,998 and $4,622 for the three fiscal quarters ended September 6, 1998 and September 30, 1997, respectively. The capital expenditures for 1997 include approximately $11,485 of laundromat equipment for use in stores to be opened in 1998 and approximately $4,120 for land acquired and held for sale-leaseback transactions. Capital expenditures also includes the cash outlay to acquire new businesses (net of cash acquired). Such outlays totaled approximately $12,100 and $14,875 for the year ended December 28, 1997 and for the year-to-date period ended September 6, 1998, respectively.

(10) Concurrently with the closing of the Private Placement, the put rights previously associated with the preferred stock were terminated and therefore, the preferred stock is no longer mandatorily redeemable.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     Unless otherwise indicated, all references to years in this section of the Prospectus refer to the Company's fiscal years, which ran as follows: from October 10, 1995 (inception) through December 31, 1995, January 1, 1996 through December 31, 1996 and January 1, 1997 through December 28, 1997. As of December 1, 1997, the Company adopted a fiscal year comprised of 13 four week periods, each four week period comprised of four Monday through Sunday weeks. All references herein to periods shall refer to such four week periods unless the context otherwise requires. Unless otherwise indicated, all financial and store data provided in this Prospectus are as of September 6, 1998, the end of the Company's third quarter in 1998.

OVERVIEW

     SpinCycle, Inc. (the "Company") is a specialty retailing company engaged in the coin laundry business. The Company was founded in October 1995 to initiate a nationwide consolidation in the retail coin-operated laundromat industry. The Company intends to be the largest owner and operator of coin-operated laundromats in the United States. The Company brings professional management and controls to a highly fragmented industry that has been historically dominated by "mom and pop" operators. The Company opened its first spacious, attractive, well-equipped and attended facility in Chicago, Illinois in April 1996. By the year ended December 31, 1996, SpinCycle had opened 14 stores and had two under construction. Such stores formed the platform for the Company's rapid expansion by providing valuable information on a number of variables, including optimum store size, combination and count of laundry equipment, equipment utilization, staffing levels and customer service.

     Because of the significant capital required to develop and acquire coin-operated laundromats, the Company's rollout rate has generally increased after the Company raised each round of capital. In November 1996, the Company procured the first $20.0 million of its former Senior Credit Facility. Borrowings under this facility allowed the Company to significantly accelerate its plans to develop and acquire additional stores. In January 1997, SpinCycle closed its first round of private equity with proceeds of approximately $9.6 million. Such funds were utilized primarily for the payment of construction costs for developed stores. By April 30, 1997, the Company had opened a total of 19 stores.

     In April 1997, the Company closed a second round of private equity, raising $25.0 million, which allowed the Company to again significantly accelerate its development and acquisition efforts. Thereafter, SpinCycle developed the corporate infrastructure to achieve and accommodate a national rollout and consolidation. Specifically, the Company hired additional professionals to provide for nationwide operations and real estate development and to establish a dedicated acquisitions department. Further, the Company added support in the areas of accounting, MIS and administration. In 1997, the Company increased the maximum amount of its former Senior Credit Facility to $35.0 million. With the corporate infrastructure in place and increased liquidity between May 1, 1997 and December 31, 1997, the Company opened 52 stores (25 Developed Stores and 27 Acquired Stores) finishing 1997 with 71 stores.

     As the Company has continued to raise capital and develop the corporate infrastructure to manage its growth, the Company has, through a careful analysis of its targeted markets, embarked upon a development and acquisition plan to finish 1998 with approximately 176 stores. In February 1998, the Company procured a $10.0 million increase in its former Senior Credit Facility for a total facility of $45.0 million, and on April 14, 1998 closed its most recent private equity offering in which it raised approximately $16.0 million to accommodate such expansion plans. On April 29, 1998, the Company closed the Private Placement. The net proceeds of approximately $96.8 million of that offering were used to repay approximately $46.9 million, representing all of the Company's outstanding secured indebtedness. The balance was then available to pursue the Company's planned roll out.

     During the latter portion of the Company's 1998 first quarter and continuing until the closing of the Private Placement, the Company continued to actively identify acquisition candidates and development sites, but did not execute leases or asset purchase agreements until the Company had the capital required to complete such transactions. As of September 6, 1998, the Company had 134 stores open, having opened

27 stores in the three periods ended September 6, 1998. As of October 27, 1998, it had 150 stores opened, ten leased stores under construction, nine leases executed and signed letters of intent to acquire seven stores, all of which the Company expects to open or acquire by year end 1998. Additionally, as of October 4, 1998, the Company had executed contracts to develop ten stores which management expects will open in 1999.

     The Company had intended to access the public equity markets in late 1998 or early 1999 to provide additional growth capital for the Company's planned expansion. Given the current condition of the U.S. capital markets, the Company has elected to proceed cautiously with its planned expansion, slowing such expansion through development or acquisition to judiciously utilize available cash. The Company has tailored its 1998 planned expansion to include 176 stores open by year end, without incurring additional indebtedness, including drawing on the Heller Facility. Additionally, the Company intends to fund the development of the ten Developed Stores the Company is currently committed to complete in 1999 with positive cash flow provided by operating activities or borrowings from available sources. See "-- Liquidity and Capital Resources."

     Coin-operated laundromat industry data indicates that a slight reduction in revenue for the Company may occur during the later spring and summer seasons. Management believes this seasonality is a result of the reduced volume of heavier clothing worn during the spring and summer months, which results in lower laundry machine usage. See "-- Seasonality."

     During the quarter ended June 14, 1998, the Company experienced operational difficulties largely due to facilities and equipment maintenance issues which have affected the performance of certain stores. These issues impacted certain markets more significantly than others. Management believes it has identified the issues and has addressed or is in the process of addressing these issues, through, among other things, (i) the addition of senior field operations management in affected markets, (ii) the implementation of a national facilities and laundry equipment repair and maintenance program with centralized management and dispatch functions, (iii) the introduction of a standard operating procedures program and training of personnel therein and (iv) the changing of senior management, including the Company's Chief Operating Officer.

     In an effort to expand the SpinCycle brand, the Company has instituted a nationwide "wash and fold" drop-off laundry service. The Company began this nationwide rollout on July 3, 1998, and as of September 6, 1998, had 71 stores participating in the program. The Company is also preparing to roll out a test of a dry cleaner depot service in the fourth quarter of 1998 pursuant to which it will provide laundry service to a dry cleaner's customers. The Company believes that these services will allow it to increase awareness of the Company brand, better utilize its assets during off-peak hours and generate incremental revenue.

RESULTS OF OPERATIONS

     As of December 1, 1997, SpinCycle changed its basis of fiscal year reporting from 12 calendar months to 13 periods per annum. This change allows the Company to report and compare results on 13 equivalent periods, with each period containing four Monday through Sunday weeks. The Company's fiscal third quarter included 12 weeks in 1998 and 13 weeks in 1997. The first three quarters of the Company's fiscal year included 36 weeks in 1998 and 39 weeks in 1997.

Third Quarter 1998 and Nine Periods (Three Quarters) Ended September 6, 1998 Compared to Third Quarter 1997 and Three Quarters Ended September 30, 1998

     Revenues. The Company's revenues were approximately $6.9 million for the third quarter of 1998, an increase of approximately $4.9 million from approximately $2.0 million in the corresponding period in 1997. Revenues were approximately $18.4 million for year-to-date 1998, an increase of approximately $13.7 million from approximately $4.7 million in the corresponding period in 1997. This growth in revenue was primarily attributable to the addition of 97 stores since the end of the third quarter of 1997 and the maturation of developed stores.

     Store Operating Expenses, excluding depreciation and amortization. Store operating expenses, excluding depreciation and amortization ("store operating expenses") were approximately $5.9 million in the third quarter of 1998, an increase of approximately $4.0 million from approximately $1.9 million in the correspond-ing period in 1997. Store operating expenses for year-to-date 1998 were approximately $15.1 million, an increase of approximately $10.4 million from approximately $4.7 million in the corresponding period in 1997. The increase in store operating expenses was primarily attributable to the addition of 97 stores since the end of the third quarter of 1997. Third quarter 1997 and year-to-date 1997 store operating expenses as a percentage of revenues were approximately 93% and 99%, respectively. For the third quarter of 1998 and year-to-date 1998, this ratio decreased to approximately 85% and 82%, respectively, which is a result of the maturation of certain developed stores, the acquisition of additional stores and the implementation of initiatives designed to reduce store operating expenses, particularly labor expense commencing in the first quarter of 1998.

     Gross Operating Profit. Gross operating profit was approximately $1.0 million in the third quarter of 1998, an increase of approximately $883,000 from approximately $141,000 in the corresponding period in 1997. Gross operating profit was approximately $3.3 million year-to-date 1998, an increase of approximately $3.2 million from a profit of approximately $64,000 in the corresponding period in 1997. These increases were primarily attributable to the aforementioned increase in revenues during the period and successful initiatives to reduce store operating expenses, particularly labor expenses.

     Preopening Costs. Preopening costs were approximately $162,000 in the third quarter of 1998, an increase of approximately $59,000 from approximately $103,000 in the corresponding period in 1997. Preopening costs were approximately $363,000 year-to-date 1998, an increase of approximately $116,000 from approximately $247,000 in the corresponding period in 1997. The Company expenses preopening costs as incurred. These increases were the result of acquisition and development of additional stores in the quarter and year-to-date periods ended September 6, 1998.

     Depreciation and Amortization. Depreciation and amortization expense was approximately $1.4 million in the third quarter of 1998, an increase of approximately $860,000 from approximately $591,000 in the corresponding period in 1997. Depreciation and amortization expense was approximately $4.3 million year-to-date 1998, an increase of approximately $2.9 million compared to approximately $1.4 million in the corresponding period in 1997. These increases were principally due to property and equipment acquired in connection with the Company's expansion.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses were approximately $2.7 million in the third quarter of 1998, a decrease of approximately $285,000 from approximately $2.9 million in the corresponding period in 1997. Selling, general and administrative expenses were approximately $7.1 million year-to-date 1998, an increase of approximately $1.0 million from approximately $6.1 million in the corresponding period in 1997. The year-to-date increase was primarily attributable to the Company building its corporate infrastructure in order to allow the Company to manage its anticipated nationwide expansion. Specifically, the Company hired additional professionals to provide for nationwide operations and real estate development and to establish a dedicated acquisitions department primarily in the first two quarters of 1998. Third quarter selling, general and administrative expenses decreased as a percentage of revenues from 146% in 1997 to 38% in 1998 while year-to-date selling, general and administrative expenses decreased as a percentage of revenues from 128% in 1997 to 39% in 1998. These decreases were due to the maturation of stores opened in 1997, the acquisition of additional stores and the implementation of certain initiatives to reduce these costs.

     Interest Income and Interest Expense, net. Interest income increased to approximately $514,000 in the third quarter of 1998 an increase of approximately $379,000 from approximately $135,000 in the corresponding period in 1997. Interest income increased to approximately $975,000 year-to-date 1998, an increase of approximately $609,000 from approximately $366,000 in the corresponding period in 1997. The increases in interest income were primarily attributable to the investment of proceeds from the Private Placement. Interest expense, net of capitalized interest was approximately $3.2 million in the third quarter of 1998, an increase of approximately $2.9 million from approximately $257,000 in the corresponding period in 1997. Interest expense, net was approximately $6.2 million year-to-date 1998, an increase of approximately $5.6 million from approximately $562,000 in the corresponding period in 1997. The increase in interest expense, net was primarily attributable to accretion of the original issue discount related to the Notes.

     Net Loss before Extraordinary Loss. The net loss before extraordinary loss recorded in the third quarter of 1998 was $5.9 million, an increase of approximately $2.3 million from the $3.6 million net loss recorded in the corresponding period in 1997. The net loss before extraordinary loss recorded year-to-date 1998 was $13.7 million, an increase of approximately $5.8 million from the $7.9 million net loss recorded in the corresponding period in 1997. These increased losses were primarily attributable to depreciation and amortization associated with the number of new stores both acquired and developed since the end of the third quarter of 1997 and the increase in selling, general and administrative expenses and interest expense discussed above.

     Extraordinary Loss from Early Extinguishment of Debt. The extraordinary loss relates to the write-off of the unamortized balance of debt issue costs that were paid in connection with the LaSalle Facility and, to a lesser extent, the Senior Credit Facility. These costs were written off as a result of the early repayment and termination of those facilities.

     Repricing of Series C Preferred Stock. On April 14, 1998, 7,295 shares of the Company's Common Stock were issued to Series C stockholders in connection with the repricing of the Series C Convertible Preferred Stock offering, originally priced at $220 per share. Pursuant to a written stockholder consent dated March 18, 1998, the Series C offering was converted to a unit offering, whereby each Series C unit offered was comprised of ten shares of Series C preferred stock and one share of Common Stock for $2,200 per unit. The requisite consents were obtained as of April 14, 1998. See also Note 7 to the Unaudited Consolidated Financial Statements.

  Year Ended December 28, 1997 Compared with Year Ended December 31, 1996

     Revenues. The Company's revenues were approximately $8.6 million in fiscal 1997, an increase of approximately $7.6 million from approximately $1.0 million in fiscal 1996. This growth in revenue was primarily attributable to an increase in the number of stores from 14 at fiscal year end 1996 to 71 at fiscal year end 1997, and the continued maturation of certain Developed Stores. Specifically, the 27 stores acquired during fiscal 1997, 24 of which were acquired after September 1, 1997, contributed incremental revenue of approximately $2.0 million to fiscal 1997 revenues. The remaining increase in revenue of approximately $5.6 million in fiscal 1997 is primarily attributable to revenue generated from the opening of Developed Stores and the continued maturation of such existing stores. Sixteen of the Company's Developed Stores were mature as of fiscal year end 1997.

     Store Operating Expenses, excluding depreciation and amortization. Store operating expenses, excluding depreciation and amortization ("store operating expenses") were approximately $8.0 million in fiscal 1997, an increase of approximately $6.8 million from approximately $1.2 million in fiscal 1996. The increase in store operating expenses was primarily attributable to the opening of an additional 57 stores during fiscal 1997. For fiscal 1996, store operating expenses as a percentage of revenues was approximately 120.0%. For fiscal year 1997, this ratio decreased to approximately 92%, which is a result of maturation at certain stores and the implementation of initiatives designed to reduce store level expenses.

     Gross Operating Profit (Loss). Gross operating profit was approximately $670,000 in fiscal 1997, an increase of approximately $849,000 from a loss of approximately $179,000 in fiscal 1996. This increase was primarily attributable to the increase in revenues during the period and initiatives to reduce store level expenses.

     Preopening Costs. Preopening costs were approximately $457,000 in fiscal 1997, a decrease of approximately $16,000 from approximately $473,000 in fiscal 1996. The Company expenses preopening costs as incurred. The decrease in preopening costs was the result of management efforts to control these expenses. During fiscal 1996 the Company opened 14 stores and had two stores under development at fiscal year end 1996. During fiscal 1997 the Company opened 30 developed stores and had 24 stores under construction at fiscal year end 1997.

     Depreciation and Amortization. Depreciation and amortization expense was approximately $2.3 million in fiscal 1997, compared to approximately $568,000 in fiscal 1996. This increase of approximately $1.7 million was principally due to increased levels of property and equipment related to the Company's expansion.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses were approximately $10.7 million in fiscal 1997, an increase of approximately $8.1 million from approximately $2.6 million in fiscal 1996. This increase is primarily attributable to the Company building its corporate infrastructure in order to allow the Company to manage its anticipated nationwide expansion. Specifically, the Company hired additional professionals to provide for nationwide operations and real estate development and to establish a dedicated acquisitions department. During fiscal 1997, the Company's general and administrative personnel, excluding store level personnel, increased from 30 to 98 resulting in an increase in compensation costs of approximately $2.7 million. The increase is also attributable in part to an increase in advertising expenses of approximately $1.2 million, reflecting the Company's efforts to create a leading national brand and an increased number of stores during fiscal 1997. The selling, general and administrative expense also reflects an increase in professional fees and travel costs of approximately $888,000 and $1.2 million, respectively, over fiscal 1996 due to increased acquisition and development activities.

     Interest Income and Interest Expense, net. Interest income increased to approximately $433,000 in fiscal 1997, an increase of $404,000 from approximately $29,000 in fiscal 1996. The increase in interest income was primarily attributable to the investment of proceeds from equity offerings pending ultimate use in operations or for capital investment. Interest expense, net of capitalized interest was approximately $892,000 in fiscal 1997, an increase of approximately $843,000 from approximately $49,000 in fiscal 1996. The increase in interest expense, net was primarily attributable to additional borrowings under the Senior Credit Facility, the outstanding balance of which increased from approximately $4.6 million at fiscal year end 1996 to approximately $35.9 million at fiscal year end 1997.

     Net Loss. The net loss recorded in fiscal 1997 was $13.8 million, an increased loss of approximately $9.9 million from the $3.9 million loss recorded in fiscal 1996. The increased loss was primarily attributable to depreciation and amortization associated with the number of new stores both acquired and developed during the year and the increase in selling, general and administrative expenses attributable to the building of the Company's corporate infrastructure.

  Year Ended December 31, 1996 Compared with Year Ended December 31, 1995

     The Company was formed in October 1995, and had no stores opened or under construction as of fiscal year end 1995 and therefore no store level revenues or store operating expenses were realized in fiscal 1995. During fiscal year 1996, the Company generated approximately $1.0 million in store revenues and approximately $1.2 million in store operating expenses. For fiscal 1996, store operating losses totaled approximately $179,000 and depreciation and amortization was approximately $568,000. These revenues, operating expenses, operating losses, and depreciation and amortization were attributable entirely to the 14 stores opened between April 1996 and fiscal year end 1996. Selling, general and administrative expenses were approximately $2.6 million in fiscal 1996, compared to approximately $5,000 in fiscal 1995. The increase in selling, general and administrative expenses was primarily attributable to development of the Company's corporate infrastructure. Interest expense was approximately $49,000 in fiscal 1996 compared to no interest expense in fiscal 1995. Interest expense represented interest on the Company's outstanding balance under its Senior Credit Facility, which totaled $4.6 million as of fiscal year end 1996.

LIQUIDITY AND CAPITAL RESOURCES

     At September 6, 1998, the Company had total assets of approximately $129.7 million, including current assets of approximately $35.8 million. Cash and cash equivalents were approximately $27.0 million.

     Cash used in operations during the year-to-date period ended September 6, 1998 was approximately $10.2 million compared to cash used in operations during the corresponding period in 1997 of approximately $11.1 million. The use of cash in each period was primarily attributable to the use of working capital for the Company's store rollout, as well as the payment of corporate expenses, while the 1998 year-to-date period also included the effects of prepaid rent payments of $2.8 million in connection with sale-leaseback transactions and various store lease agreements.

     Cash used in investing activities during the year-to-date period ended September 6, 1998 was approximately $30.4 million compared to $11.8 million used in investing activities for the corresponding period in 1997. The additional use of cash was primarily due to capital expenditures and business acquisitions, partially offset by $1.9 million in net proceeds from sale-leaseback transactions.

     The Company made capital expenditures of approximately $34.2 million in the year-to-date period ended September 6, 1998 compared to capital expenditures of approximately $16.4 million in the 1997 corresponding period. The increase was primarily attributable to an increased rate of expansion and laundry equipment purchased.

     Cash provided by financing activities was approximately $59.5 million during the year-to-date period ended September 6, 1998 compared to approximately $30.9 million provided by financing activities during the corresponding period in 1997 arising principally from the issuance of Series B Stock in 1997 and proceeds from the sale of the Notes in 1998, partially offset by the payment of $46.9 million on the Senior Credit and LaSalle Facilities.

     EBITDA in the third quarter of 1998 was a loss of $1.8 million, an improvement of approximately $1.1 million from the loss of approximately $2.9 million for the corresponding period in 1997. EBITDA year-to-date 1998 was a loss of approximately $4.2 million, an improvement of approximately $2.1 million from the loss of approximately $6.3 million for the corresponding period in 1997. This increase was primarily attributable to increased revenue from the maturation of stores, partially offset by the increase in selling, general and administrative expenses.

     On April 3, 1998, the Company commenced the Private Placement, an offering of unsecured senior discount notes and an indeterminate number of warrants to purchase Common Stock, to "qualified institutional buyers" only as defined in Rule 144A under the Securities Act of 1933, as amended. The offering was completed on April 29, 1998, with the Company selling $144,990,000 aggregate principal amount at maturity 12 3/4% unsecured senior discount notes and warrants to purchase 26,661 shares of the Company's Common Stock with an exercise price of $0.01 per share for gross proceeds to the Company of $100,001,053. The net proceeds of the Private Placement of approximately $96.8 million were used to pay the expenses of the Private Placement, repay approximately $46.9 million in existing indebtedness on its Senior Credit and LaSalle Facilities, and to provide funds for investment in new stores and for general corporate purposes. Coincident with the closing of the Private Placement, the put rights, granted to all holders of all classes of the Company's preferred stock were terminated.

     Prior to the Private Placement, the Company had in place its $45.0 million Senior Credit Facility from Raytheon, one of the largest commercial laundry equipment vendors, which provided for approximately $30.0 million of equipment financing and $15.0 million of acquisition financing. This facility had provided 100% financing for commercial laundry equipment purchases (based upon list prices) and store acquisitions. The Company also had procured its secured LaSalle Facility in March 1998, which provided up to $15.0 million of credit available for acquisitions and general corporate purposes. The Company repaid all indebtedness outstanding under these two facilities with the net proceeds from the Private Placement and terminated the related loan agreements. In connection with the termination of these loan agreements, the Company recognized an extraordinary loss on early extinguishment of debt of approximately $334,000 for the write-off of the unamortized balance of debt issue costs related to these agreements.

     On April 29, 1998, the Company also closed a secured credit facility in the maximum principal amount of $40.0 million with Heller Financial, Inc. (the "Heller Facility"). The Heller Facility consists of a revolving credit facility in an aggregate principal amount of $40.0 million that will mature on April 28, 2002. The Heller Facility is collateralized by a first priority security interest upon (i) all of the Company's now owned and hereafter acquired real and personal property and all proceeds thereof and (ii) all general intangibles and other intangible assets (including, without limitation, trademarks and trade names) of the Company, if any, and proceeds thereof. The Company will be entitled to draw amounts under this facility, subject to availability pursuant to a borrowing base formula based upon income from store operations and net book value of laundry equipment, in order to fund ongoing working capital, capital expenditures and general corporate purposes. As of September 6, 1998, management estimated that this borrowing base was approximately $14.3 million. Until

March 22, 1999, the maximum amount available under the Heller Facility is $32.5 million, which limitation shall be lifted on or after that date if certain conditions are met. The Heller Facility requires the Company to maintain compliance with certain covenants. The Company was in compliance with all but one of these covenants at September 6, 1998. The Company has, however, obtained the waiver of the lenders with respect to this breach and thus it will not restrict the Company's ability to borrow under the Heller Facility.

     As a condition of the Heller Facility, the Company was required (within 90 days after the closing of such agreement) to cause the lenders ("Collecting Banks") holding the Company's deposit accounts ("Blocked Accounts") to enter blocked account agreements with all banks at which it maintains deposit accounts. Upon the occurrence of certain events of default, and the lapse of any applicable cure periods under the Heller Facility, Heller can require the Collecting Banks to promptly transfer all payments or deposits from the Blocked Accounts to Heller. As of July 28, 1998, the Company obtained a 60 day extension of this requirement from Heller in order to complete the required paperwork for the Blocked Account agreements. As of August 31, 1998, the Company had obtained all required Blocked Account agreements.

     Obligations under the Heller Facility shall bear interest with reference to either the "Base Rate" or the "LIBOR Rate," as determined by the Company at the time each such obligation is incurred. "Base Rate Loans" shall bear interest at the rate of 0.50% plus the greater of (a) the "Bank Prime Loan" rate published by the Board of Governors of the Federal Reserve System or (b) 0.50% plus the Federal Funds Effective Rate. "LIBOR Rate Loans" shall bear interest at the rate of 2.75% plus the rate determined by dividing (a) the rate at which U.S. dollar deposits for the relevant interest period are being offered based upon information presented on the Reuters Screen LIBOR Page as of 11:00 A.M. (London time) on the day which is two business days prior to the first day of such interest period by (b) 1.0 minus the aggregate (without duplication) of the rates (expressed as a decimal) of reserve requirements on the day which is two business days prior to the beginning of such interest period for Eurocurrency funding required to be maintained by a member bank of the Federal Reserve System, rounded to the nearest 1/16 of 1%.

     In July 1998 the Company and Heller Financial executed an amendment to the Heller Facility pursuant to which the Company agreed to changes in the borrowing base formula and the minimum Mature Store average EBITDA financial covenant thresholds. These thresholds were adjusted to reflect the treatment of certain personnel and advertising expenses as selling, general and administrative expenses rather than as cost of revenues -- store operating expenses, excluding depreciation and amortization. Changes were also made to certain of the Company's reporting requirements pursuant to the Heller Facility and a limitation on advertising expenses, to a maximum of 4% of annual revenues was added.

     On December 30, 1997, the Company entered into a sale/leaseback transaction with SpinDevCo, L.L.C. ("SpinDevCo"), which is not an affiliate of the Company and is wholly-owned by McMahon-Oliphant, Inc., pursuant to which it sold its fee simple interest in 11 properties to SpinDevCo for approximately $6.5 million. Concurrently, the Company entered into leases of those sites with SpinDevCo at lease rates management believes to be favorable. The Company contributed approximately $2.5 million for prepaid rent on these properties, which will be amortized over the term of the respective lease agreements. The note receivable to the Company from SpinDevCo in the amount of approximately $4.9 million, including principal and accrued but unpaid interest, was due on April 30, 1998. The note was secured by mortgages on the 11 properties sold to SpinDevCo. As of April 30, 1998, the Original Note was renegotiated (the "Extended Note") to extend the maturity date through September 30, 1998 to allow SpinDevCo additional time to either find a substitute source of financing or sell the properties. In connection with the extension, the Company received $125,000 in payment of accrued and unpaid interest due under the Original Note through May 30, 1998. Monthly payments of interest based upon the principal amount outstanding at the end of each month are payable during the extension period.

     On October 15, 1998, the Company received approximately $4.9 million in cash from SpinDevCo in repayment of outstanding principal and interest on the Extended Note. Simultaneously, the Company purchased three sites from SpinDevCo for approximately $1.75 million in cash, the same amount for which it had previously sold them to SpinDevCo. The Company is currently operating stores at these three sites. The Company has an agreement with a third party to sell these three properties for $1.75 million in cash. After the sale, the properties will be subject to more favorable leases, including lower rental rates, than the leases the Company had with SpinDevCo.

     To date, the Company has funded its operations through sales of securities and borrowings under its credit facilities. The Company currently anticipates generating positive cash flow provided by operating activities as determined in accordance with generally accepted accounting principles as of the close of the first fiscal quarter of 1999. As of the close of the thirteenth period of 1998, the Company anticipates generating positive EBITDA on a per period basis. As of November 1, 2001, the Company will be required to satisfy substantially higher periodic cash debt service obligations because as of that date cash interest on the Notes will be payable semi-annually at the rate of 12 3/4% per annum (approximately $18.5 million per year). The Company had intended to access the public equity markets in late 1998 or early 1999 to provide additional growth capital for the Company's planned expansion. Given the current condition of the U.S. capital markets, the Company has elected to proceed cautiously with its planned expansion, slowing such expansion to judiciously utilize available cash or borrowing capacity under the Heller Facility or other facilities.

     Management believes that the proceeds from the Private Placement will be sufficient to complete the 1998 expansion plan to finish 1998 with 176 stores. As of October 4, 1998, the Company is committed to develop only ten additional stores in 1999. The Company believes it will have sufficient positive cash flow provided by operating activities and the Heller Facility to meet its capital requirements to (i) develop the ten committed stores in 1999 and (ii) fund general corporate purposes, including some additional expansion. The Company intends to continue to pursue its growth through the addition of new Acquired Stores and Developed Stores, but will not commit to such growth without the immediate availability of funds required for such development or acquisitions under existing credit facilities or gross operating profit.

POTENTIAL LOSS OF NOLS

     As of September 6, 1998, the Company had NOLs of approximately $31.0 million for U.S. federal income tax purposes. These NOLs, if not utilized to offset taxable income in future periods, will begin to expire in 2011. Section 382 of the Code, and regulations promulgated thereunder, impose limitations on the ability of corporations to use NOLs, if the corporation experiences a more than 50% change in ownership during any three-year period. It is likely that the Company has experienced one or more ownership changes in 1996 and 1997 as a result of the Company raising various rounds of private equity or that such an ownership change may have occurred or be deemed to have occurred due to events beyond the control of the Company (such as transfers of Common Stock by certain stockholders or the exercise or treatment of warrants, conversion rights or stock options issued by the Company). There can also be no assurance that the Company will not take additional actions, such as the issuance of additional stock, that would cause an ownership change to occur. In addition, the NOLs are subject to examination by the IRS, and are thus subject to adjustment or disallowance resulting from any such IRS examination. Accordingly, prospective purchasers of the Notes should not assume the unrestricted availability of the Company's currently existing or future NOLs, if any, in making their investment decisions. See "Risk Factors -- Potential Loss of NOLs."

DEPENDENCE ON MANAGEMENT INFORMATION SYSTEMS; YEAR 2000 COMPLIANCE

     The Year 2000 problem is the result of many MIS using two digits (rather than four) to define the applicable year. Thus, time-sensitive MIS may recognize a date ending in "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions in a company's operations. As a result, in less than two years, MIS used by many organizations may need to be upgraded to comply with Year 2000 requirements. Significant uncertainty exists in the software industry concerning the potential effects associated with the failure to become Year 2000 compliant.

     SpinCycle depends upon MIS to monitor daily revenue and machine utilization in each of its stores, exercise centralized cash controls and compile and analyze critical marketing and operations data. Any disruption in the operation of the Company's MIS, the loss of employees knowledgeable about such systems or the Company's failure to continue to effectively modify such systems as its business expands would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Competitive Strengths."

     The Company's Readiness for Year 2000. Based on the Company's initial tests and certifications received from its MIS providers, the Company believes that its critical software systems are currently Year 2000 compliant and that its store hardware systems will be compliant by the end of the first quarter of 1999. Management's assessment of the Company's exposure to Year 2000 problems began in March 1998 with a test of all of the Company's MIS for Year 2000 readiness. Since that time, management has obtained certifications from the providers of the Company's accounting, revenue control and other critical software systems that such MIS are Year 2000 compliant. Final test procedures for Year 2000 compliance are being developed by management. Currently, the Company believes that it is approximately 85% ready for the Year 2000. By the end of the first quarter of 1999, management believes the Company will be 100% Year 2000 compliant. However, if the Company's modifications and testing are not made on a timely basis or do not resolve its Year 2000 issues, such issues could have a material adverse effect on the operations of the Company. See also Note 14 to the Unaudited Consolidated Financial Statements for a discussion of the Company's new accounting software.

     Readiness of Third Parties. The Company has taken reasonable precautions to verify the Year 2000 readiness of any third party that could cause a material impact on the Company. Alliance, the Company's major supplier of laundry machines, has represented to the Company that the electronic controls embedded in Alliance's machines will not experience problems as a result of Year 2000. Alliance further represented that the electronic controls embedded in its machines have been tested by simulating the Year 2000 date change and no problems have arisen. In addition, SpinCycle's providers of essential software systems have certified to the Company that such systems are Year 2000 compliant.

     Historical and Estimated Costs. The Company has not established a separate Year 2000 compliance budget and does not expect to do so in the immediate future. To date, the Company has not incurred any Year 2000 compliance costs. The Company's only immediately foreseeable cost for Year 2000 compliance is the expenditure of approximately $50,000 to replace certain personal computers in the Company's stores by the end of the first quarter of 1999. Although no assurances can be given, management does not expect future costs related to Year 2000 compliance to have a material adverse effect on the Company's results of operations or financial condition. Costs are based on current estimates and actual results may vary significantly from such estimates.

     Most Reasonably Likely Worst Case Scenario. The most reasonably likely worst case Year 2000 scenario facing the Company is that the Company's expected ability to implement variable pricing for its laundry machines in an effort to boost off-peak customer traffic, revenues and profitability may temporarily malfunction on January 1, 2000. Since the machines recognize each day of the week based upon the calendar date contained in their embedded computer chips, the price programmed for a certain day of the week may in fact appear on a different day. Although the Company does not currently have a definitive contingency plan in place to deal with this issue, it is expected that each store's personnel will be able to adjust the programming in each laundry machine so that the date contained in its embedded chip once again correlates with the correct day of the week. In the unlikely event that the dates in the embedded chips are not able to be reset, store personnel will be able to manually set the laundry machines to charge a fixed price until such time as the Company resolves defects in its variable pricing system. See "Risk Factors -- Dependence on Management Information Systems; Year 2000 Compliance."

SEASONALITY

     Coin-operated laundromat industry data indicates that a slight reduction in revenue for the Company may occur during the later spring and summer seasons. Management believes this seasonality is a result of the reduced volume of heavier clothing worn during the spring and summer months, which results in lower laundry machine usage. The Company observed the effect of such seasonality in the 70 stores opened for the period from December 28, 1997 to October 4, 1998. During the first ten periods, ending October 4, 1998, these 70 stores' revenue fluctuated approximately 11.5%, from a peak during the third period to a low in the ninth period. These 70 stores experienced an aggregate 6.2% increase in revenue in period ten over period nine. These results are, however, based upon only relatively limited actual operating data of the Company and may not be indicative of future results. The Company believes, however, that any seasonality will not have a material adverse effect on its annual results of operations. See "Risk Factors -- Seasonality."

                               THE EXCHANGE OFFER

TERMS OF EXCHANGE OFFER

     In connection with the sale of the Old Notes pursuant to a purchase agreement dated as of April 24, 1998, between the Company and the Initial Purchaser (the "Purchase Agreement"), the Company and the Initial Purchaser entered into the Registration Rights Agreement for the benefit of the Initial Purchaser and its assignees.

     Under the Registration Rights Agreement, the Company is obligated to (i) file the Registration Statement of which this Prospectus is a part for a registered exchange offer with respect to an issue of New Notes with terms substantially identical in all material respects to the Old Notes (except that such New Notes will not contain terms with respect to transfer restrictions), within 60 days after April 29, 1998, the date the Old Notes were originally issued (the "Issue Date") and (ii) use its best efforts to cause the Registration Statement to be declared effective within 150 days after the Issue Date. For each Old Note surrendered pursuant to the Exchange Offer, the Holder of such Old Note will receive a New Note having a principal amount at maturity equal to that of the surrendered Old Note. The Exchange Offer being made hereby if commenced and consummated within such applicable time periods will satisfy those requirements under the Registration Rights Agreement.

     Upon the terms and subject to the conditions set forth in this Prospectus and in the Letters of Transmittal (which together constitute the Exchange Offer), the Company will accept for exchange all Old Notes validly tendered and not withdrawn prior to 5:00 p.m., Eastern Standard Time, on the Expiration Date. The Company will issue New Notes in exchange for an equal principal amount at maturity of outstanding Old Notes accepted in the Exchange Offer. As of the date of this Prospectus, Old Notes with an aggregate principal amount at maturity of $144,990,000 were outstanding.

     This Prospectus, together with the Letters of Transmittal, is being sent to all registered Holders as of November 23, 1998. The Company's obligation to accept Old Notes for exchange pursuant to the Exchange Offer is subject to certain conditions as set forth herein under "-- Conditions."

     The Company shall accept all Old Notes validly tendered and not withdrawn pursuant to the Exchange Offer. The Exchange Agent will act as agent for the tendering Holders of Old Notes for the purposes of receiving the New Notes from the Company and delivering New Notes to such Holders.

     In the event the Exchange Offer is consummated, subject to certain limited exceptions, the Company will not be required to register the Old Notes. In such event, Holders of Old Notes seeking liquidity in their investment would have to rely on exemptions to registration requirements under the U.S. and state securities laws. See "Risk Factors -- Consequences of Failure to Exchange."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The term "Expiration Date" shall mean December 23, 1998 (30 days following the commencement of the Exchange Offer), unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date to which the Exchange Offer is extended, but in no event later than June 20, 1999 (210 days following the commencement of the Exchange Offer). The Company will notify the Exchange Agent of any extension of the Expiration Date by oral or written notice and will mail to the record Holders of Old Notes an announcement thereof, each prior to 9:00 a.m., Eastern Standard Time, on the next business day after the previously scheduled Expiration Date. Such announcement may state that the Company is extending the Exchange Offer for a specified period of time.

     Notwithstanding any extension of the Exchange Offer, if for any reason the Exchange Offer is not consummated before October 27, 1998 (180 days following the Issue Date), the Company will, at its own expense, (a) as promptly as practicable, file a shelf registration statement covering resales of the Old Notes (a "Shelf Registration Statement"), (b) use its best efforts to cause a Shelf Registration Statement to be declared effective under the Securities Act and (c) keep the Shelf Registration Statement effective until the earlier of (i) 24 months from the date of its effectiveness, (ii) such time as all of the Old Notes have been sold thereunder or (iii) such time as the Old Notes are no longer restricted securities (as defined in Rule 144 under the Securities Act). The Company will, in the event a Shelf Registration Statement is filed, among other things, provide to each Holder for whom such Shelf Registration Statement was filed copies of the prospectus which is a part of such Shelf Registration Statement, notify each such Holder when such Shelf Registration Statement has become effective and take certain other actions as are required to permit unrestricted resales of the Old Notes. A Holder selling such Old Notes pursuant to the Shelf Registration Statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement which are applicable to such a Holder (including certain indemnification obligations).

     The Company reserves the right (i) to delay accepting any Old Notes, to extend the Exchange Offer or to terminate the Exchange Offer and not accept Old Notes not previously accepted if any of the conditions set forth herein under "-- Conditions" shall have occurred and shall not have been waived by the Company, by giving oral or written notice of such delay, extension or termination to the Exchange Agent or (ii) to amend the terms of the Exchange Offer in any manner deemed by it to be advantageous to the Holders of the Old Notes. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment in a manner reasonably calculated to inform the Holders of the Old Notes of such amendment and the Company will extend the Exchange Offer for a sufficient period of time, depending upon the significance of the amendment and the manner of disclosure to Holders of the Old Notes, that will allow the Holders of the Old Notes to reassess the Exchange Offer.

     Without limiting the manner in which the Company may choose to make public announcement of any delay, extension, amendment or termination of the Exchange Offer, the Company shall have no obligations to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

     NO VOTE OF THE COMPANY'S SECURITY HOLDERS IS REQUIRED UNDER APPLICABLE LAW TO EFFECT THE EXCHANGE OFFER AND NO SUCH VOTE (OR PROXY THEREFOR) IS BEING SOUGHT HEREBY.

     Holders of Old Notes do not have any appraisal or dissenters' rights in connection with the Exchange Offer under the Delaware General Corporation Law, the governing law of the state of incorporation of the Company.

EXCHANGE OFFER PROCEDURES

     To tender in the Exchange Offer, a Holder must complete, sign and date a Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal and mail or otherwise deliver a Letter of Transmittal or such facsimile, together with any other required documents, to the Exchange Agent, prior to 5:00 p.m. Eastern Standard Time, on the Expiration Date. In addition, either (i) certificates for such tendered Old Notes must be received by the Exchange Agent along with a Letter of Transmittal, (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Old Notes, if such procedure is available, into the Exchange Agent's account at the Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date or
(iii) the Holder must comply with the guaranteed delivery procedures described below. THE METHOD OF DELIVERY OF OLD NOTES, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDERS. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY. NO LETTERS OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE COMPANY. To be tendered effectively, the Old Notes, a Letter of Transmittal and all other required documents must be received by the Exchange Agent prior to 5:00 p.m., Eastern Standard Time, on the Expiration Date. Delivery of all documents must be made to the Exchange Agent at the addresses set forth below. Holders may also request their respective brokers, dealers, commercial banks, trust companies or nominees to effect such tender for such Holders.

     The tender by a Holder of Old Notes will constitute an agreement between such Holder and the Company in accordance with the terms and subject to the conditions set forth therein and in the Letter of Transmittal.

     Only a Holder of Old Notes may tender such Old Notes in the Exchange Offer. The term "Holder" with respect to the Exchange Offer means any person in whose name Old Notes are registered on the books of the Company or any other person who has obtained a properly completed bond power from the registered Holder.

     Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender shall contact such registered Holder promptly and instruct such registered Holder to tender on his behalf. If such beneficial owner wishes to tender on his own behalf, such beneficial owner must, prior to completing and executing a Letter of Transmittal and delivering his Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such owner's name or obtain a properly completed bond power from the registered Holder. The transfer of registered ownership may take considerable time.

     Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by any member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the U.S. (an "Eligible Institution") unless the Old Notes tendered pursuant thereto are tendered (i) by a registered Holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by an Eligible Institution.

     If the Letter of Transmittal is signed by a person other than the registered Holder of any Old Notes listed therein, such Old Notes must be endorsed or accompanied by bond powers and a proxy which authorizes such person to tender the Old Notes on behalf of the registered Holder, in each case as the name of the registered Holder or Holders appears on the Old Notes.

     If the Letter of Transmittal, or any Old Notes, bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such person should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

     All questions as to the validity, form, eligibility (including time of receipt) and withdrawal of the tendered Old Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Old Notes not properly tendered or any Old Notes which, if accepted by the Company, would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any irregularities or conditions of tender as to particular Old Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letters of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Company shall determine. None of the Company, the Exchange Agent or any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Old Notes, nor shall any of them incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such irregularities have been cured or waived. Any Old Notes received by an Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost to such Holder by the Exchange Agent to the tendering Holders of such Old Notes, unless otherwise provided in the Letter of Transmittal.

     In addition, the Company reserves the right in its sole discretion, subject to the provisions of the Indenture and the Amended Articles, to (i) purchase or make offers for any Old Notes that remain outstanding subsequent to the Expiration Date or, as set forth under "-- Conditions," to terminate the Exchange Offer in accordance with the terms of the Registration Rights Agreement and (ii) to the extent permitted by applicable law, purchase Old Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchase or offers could differ from the terms of the Exchange Offer.

     By tendering, each Holder will represent to the Company that (i) it is not an affiliate of the Company (as defined under Rule 405 of the Securities Act),
(ii) any New Notes to be received by it were acquired in the ordinary course of its business and (iii) at the time of commencement of the Exchange Offer, it was not engaged in, and did not intend to engage in, a distribution of such New Notes and had no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of the New Notes. If a Holder of Old Notes is an affiliate of the Company, and is engaged in or intends to engage in a distribution of the New Notes or has any arrangement or understanding with respect to the distribution of the New Notes to be acquired pursuant to the Exchange Offer, such Holder could not rely on the applicable interpretations of the staff of the SEC and must comply with the registration and prospectus delivery requirement of the Securities Act in connection with any secondary resale transaction. Each broker-dealer that acquired Old Notes for its own account as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of New Notes exchanged for such Old Notes. Each broker-dealer that acquired Old Notes directly from the Company, and not as a result of market-making or trading activities, must, in the absence of an exemption, comply with the registration and prospectus delivery requirements of the Securities Act in connection with the secondary resale of the New Notes and cannot rely on the position of the staff of the SEC enunciated in no-action letters issued to third parties. See "Plan of Distribution."

ACCEPTANCE OF OLD NOTES FOR EXCHANGE; DELIVERY OF NEW NOTES

     Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Company will accept, promptly after the Expiration Date, all Old Notes properly tendered and will issue the New Notes promptly after acceptance of the Old Notes. See "-- Conditions" below. For purposes of the Exchange Offer, the Company shall be deemed to have accepted validly tendered Old Notes for exchange when, as and if the Company has given oral or written notice thereof to the Exchange Agent.

     For each Old Note tendered for exchange, the Holder of such Old Note will receive a New Note having a principal amount at maturity equal to that of the surrendered Old Note.

     If (i) by June 29, 1998 (60 days after the Issue Date), neither the Exchange Offer Registration Statement nor the Shelf Registration Statement has been filed with the SEC, (ii) by October 27, 1998 (180 days after the Issue
Date), the Exchange Offer is not consummated and, if applicable, the Shelf Registration Statement is not declared effective or (iii) after either the Exchange Offer Registration Statement or the Shelf Registration Statement is declared effective, such Registration Statement thereafter ceases to be effective or usable (subject to certain exceptions) in connection with resales of Old Notes or New Notes in accordance with and during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (i) through (iii) a "Registration Default"), additional interest or dividends, as the case may be, will accrue or accumulate on the applicable Old Notes and New Notes at the rate of 0.50% per annum from and including the date on which any such Registration Default shall occur to, but excluding, the earlier of (i) the date on which all Registration Defaults have been cured or (ii) the date on which the Notes become freely transferable by Holders other than affiliates of the Company without further registration under the Securities Act. Such interest or dividends, as the case may be, will be payable in cash and will be in addition to any other interest or dividends payable from time to time with respect to the Old Notes and the New Notes.

     In all cases, issuance of New Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of certificates for such Old Notes or a timely Book-Entry Confirmation of such Old Notes into the Exchange Agent's account at the

Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal and all other required documents. If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Old Notes are submitted for a greater principal amount, than the Holder desires to exchange, such unaccepted or nonexchanged Old Notes will be returned without expense to the tendering Holder thereof (or, in the case of Old Notes tendered by book-entry transfer procedures described below, such nonexchanged Old Notes will be credited to an account maintained for the benefit of the Holder with such Book-Entry Transfer Facility) as promptly as practicable after the expiration or termination of the Exchange Offer.

BOOK-ENTRY TRANSFER

     The Exchange Agent will make a request to establish an account with respect to the Old Notes at the Book-Entry Transfer Facility for purposes of the Exchange Offer within two business days after the date of this Prospectus. Any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Old Notes by causing the Book-Entry Transfer Facility to transfer such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Old Notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal or facsimile thereof with any required signature guarantees and any other required documents must, in any case, be transmitted to and received by the Exchange Agent at the address set forth below under "-- Exchange Agent" on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

GUARANTEED DELIVERY PROCEDURES

     If a registered Holder of the Old Notes desires to tender such Old Notes, the Old Notes are not immediately available, or time will not permit such Holder's Old Notes or other required documents to reach the Exchange Agent before the Expiration Date, or the procedures for book-entry transfer cannot be completed on a timely basis, a tender may be effected if (i) the tender is made through an Eligible Institution, (ii) prior to the Expiration Date, the Exchange Agent received from such Eligible Institution a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) and Notice of Guaranteed Delivery, substantially in the form provided by the Company (by facsimile transmission, mail or hand delivery), setting forth the name and address of the Holder of such Old Notes and the amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that within five New York Stock Exchange ("NYSE") trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates for all physically tendered Old Notes, in proper form to transfer, or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent and (iii) the certificate for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and all other documents required by the Letter of Transmittal are received by the Exchange Agent within five NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

WITHDRAWAL OF TENDERS

     Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m. Eastern Standard Time, on the Expiration Date.

     For a withdrawal to be effective, a written notice of withdrawal must be received by the Exchange Agent at one of the addresses set forth below under "-- Exchange Agent." Any such notice of withdrawal must specify the name of the person having tendered the Old Notes to be withdrawn, identify the Old Notes to be withdrawn (including the principal amount of such Old Notes) and (where certificates for Old Notes have been transmitted) specify the name in which such Old Notes are registered, if different from that of the withdrawing Holder. If certificates for the Old Notes have been delivered or otherwise identified to an Exchange Agent, then, prior to the release of such certificates, the withdrawing Holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution unless such Holder is an Eligible Institution. If Old Notes have been tendered pursuant to the procedures of book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Old Notes and otherwise comply with the procedures of such facility. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Old Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the Holder thereof without cost to such Holder (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described above, such Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility for the Old Notes) as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described under the "-- Procedures for Tendering" above at any time on or prior to the Expiration Date.

CONDITIONS

     Notwithstanding any other term of the Exchange Offer, the Company will not be required to accept for exchange, or to issue New Notes in exchange for, any Old Notes and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Old Notes, if because of any changes in law, or applicable interpretations thereof by the SEC, the Company determines that it is not permitted to effect the Exchange Offer. In addition, the Company has no obligation to, and will not knowingly, accept tenders of Old Notes from affiliates of the Company (within the meaning of Rule 405 under the Securities
Act) or from any other Holder or Holders who are not eligible to participate in the Exchange Offer under applicable law or interpretations thereof by the SEC, or if the New Notes to be received by such Holder or Holders of Old Notes in the Exchange Offer, upon receipt, will not be tradeable by such Holder without restriction under the Securities Act and the Exchange Act and without material restriction under the "blue sky" or securities law of substantially all of the states.

EXCHANGE AGENT

     Norwest Bank Minnesota, N.A. has been appointed as Exchange Agent in connection with the Exchange Offer. Questions and requests for assistance in connection with the Exchange Offer and requests for additional copies of this Prospectus or of the Letter of Transmittal should be directed to the Exchange Agent addressed as follows:

By Registered or Certified Mail:                By Overnight Courier:
Norwest Bank Minnesota, N.A.                    Norwest Bank Minnesota, N.A.
P.O. Box 1517                                   Sixth Street and Marquette Avenue
Minneapolis, Minnesota 55480-1517               Minneapolis, Minnesota 55479-0113
Attention: Corporate Trust Operations           Attention: Corporate Trust Operations

By Hand:                                        By Facsimile (for Eligible Institutions
                                                Only):
Norwest Bank Minnesota, N.A.
Northstar East Building                         Norwest Bank Minnesota, N.A.
608 2nd Ave. S.                                 (612) 667-4927
12th Floor                                      Attention: Corporate Trust Services
Minneapolis, Minnesota 55479-0113               Confirm by Telephone: (612) 667-9764
Attention: Corporate Trust Services

FEES AND EXPENSES

     The expenses of soliciting tenders pursuant to the Exchange Offer will be borne by the Company. The principal solicitation for tender pursuant to the Exchange Offer is being made by mail; however, additional solicitations may be made by telegraph, telephone, telecopy or in person by officers and regular employees of the Company.

     The Company will not make any payments to brokers, dealers or other persons soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse the Exchange Agent for its reasonable out-of-pocket expenses in connection therewith. The Company may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of the Prospectus and related documents to the beneficial owners of the Old Notes, and in handling or forwarding tenders for exchange.

     The expenses to be incurred in connection with the Exchange Offer will be paid by the Company, including fees and expenses of the Exchange Agent, the Trustee, the Transfer Agent (as defined) and accounting, legal printing and related fees and expenses.

     The Company will pay all transfer taxes, if any, applicable to the exchange of Old Notes pursuant to the Exchange Offer. If, however, certificates representing New Notes or Old Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered Holder of the Old Notes tendered, or if tendered Old Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than exchange of Old Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered Holder or any other persons) will be payable by the tendering Holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering Holder.

ACCOUNTING TREATMENT

     The New Notes will be recorded in the Company's accounting records at the same carrying values as the Old Notes as reflected in the Company's accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized upon the consummation of the Exchange Offer. The expense of the Exchange Offer will be amortized by the Company over the term of the New Notes in accordance with generally accepted accounting principles.

                                    BUSINESS

THE COMPANY

     The Company was founded in October 1995 to develop and implement SpinCycle's unique concept of a national chain of branded coin-operated laundromats and to serve as a platform for a nationwide consolidation in the coin-operated laundromat industry. The Company's goal is to become the leading operator of high quality coin-operated laundromats in the United States by establishing SpinCycle as a national brand, providing a superior level of customer service and by exercising disciplined management control in its expansion and business plan. In sharp contrast to many existing laundromats, a SpinCycle laundromat is an inviting, spacious and well-equipped facility that is conveniently located, clean and well-lighted. As of September 6, 1998, the Company had opened a total of 134 stores in 25 markets, 81 of which it developed and 53 of which it acquired. SpinCycle stores are located in densely populated urban markets, including Chicago, Cleveland, Albuquerque, Houston, Los Angeles, Philadelphia, Detroit, Miami, Atlanta, Dallas and Washington, D.C. Of those 134 stores, the Company leases 132 and owns two of these sites.

     The Company plans to selectively expand primarily within its existing markets during the balance of 1998 and in 1999 by developing new SpinCycle stores and acquiring existing laundromats. The Company's acquired stores typically conform to a SpinCycle developed store in terms of location (physical location and area demographics), store size and machine mix and can be converted to a SpinCycle store with new signage, fresh paint and installation of the Company's computer and point of sale systems. By year end 1998, management believes that there will be approximately 176 SpinCycle stores.

     Management believes its equipment configuration and store design is unique and maximizes customer convenience and in-store experience. As evidence of its superior concept, management believes, based upon Company compiled survey data that over 90% of the customers who first visit its stores will return as customers. SpinCycle stores are between 3,500 and 5,500 square feet, significantly larger than the 1,500 to 2,500 square feet of a typical laundromat, and generally contain 50 washers of varied capacities and 54 large capacity dryers. The Company installs a computer board in each washer and dryer which allows daily monitoring of machine utilization and superior cash control. Each store is staffed during operating hours by at least one customer service representative who assists customers, maintains the facility and performs "wash and fold" services, if offered. Customers can sort and fold laundry while watching color television with cable programming at 12 to 14 folding stations and purchase food, beverages and laundry supplies from vending machines. In its Developed Stores which have been Mature Stores for all of its first nine 1998 fiscal periods, the Company has achieved, on average, per period revenues of $28,107. In its Acquired Stores which have been Mature Stores for all of its first nine 1998 fiscal periods, the Company has achieved, on average, per period revenues of $19,837. Management believes this Mature Store performance is a result of its superior store design and management controls. There can be no assurance that these results are indicative of future results.

MARKET OPPORTUNITY

     The retail coin-operated laundromat industry began more than 50 years ago and has been characterized by steady, non-cyclical demand. Management believes the coin-operated laundromat industry, unlike other retail concepts, is virtually unaffected by consumer fads and technological change, as laundry represents a basic consumer necessity. Based on the 1997 Coin Laundry Industry Survey, management estimates that retail coin-operated laundromats comprise a $2.0-3.0 billion industry with approximately 25,000 laundromats nationwide, 89% of which are operated by owners of only one or two stores and only 4% of which are operated by owners of more than five stores. Today, management believes, the industry is characterized by (i) fragmented store ownership, (ii) small, unattractive stores and (iii) limited customer service. The Company's research indicates that typical laundromats generally contain poorly maintained, aging equipment and are often dirty and considered unsafe by their customers. Management therefore believes that the typical laundromat user is significantly underserved. Further, because management believes its targeted consumer group is growing in size and market power, management believes that the coin-operated laundromat industry presents favorable growth opportunities.

     Management believes that by combining superior store design and site selection, disciplined professional management and financial resources, SpinCycle will be able to successfully consolidate a highly fragmented industry while delivering a superior product to consumers. SpinCycle designs its stores to provide an inviting atmosphere focused on customer convenience and satisfaction. Unlike many of its competitors, SpinCycle also staffs its locations during operating hours and installs security devices to promote safety. Management believes that its innovative format can transform the retail laundromat industry and become the standard by which laundromats are judged.

BUSINESS STRATEGY

     Continue Growth in Existing and New Markets. The Company's strategy is to maintain and build upon its position in the national retail coin-operated laundromat industry. By consolidating its position in existing markets and developing a strong presence in new markets the Company has the highest average per store revenues of any national or regional chain. Management selects markets which it believes have populations sufficiently large and dense to support a large number of SpinCycle stores which can generate model Mature Store revenues. SpinCycle utilizes two primary methods to roll out its concept: (i) developing retail locations and (ii) acquiring and converting existing laundromats. During 1998, management expects to add a total of approximately 106 stores, through a balance of Developed Stores and Acquired Stores, for a year end total of approximately 176 stores, primarily in its 25 existing markets. In the first nine periods of 1998, the Company opened 63 stores. As of October 27, 1998, the Company had 150 stores operating and had ten leased stores under construction, nine leases executed and signed letters of intent to acquire seven stores, all of which management expects to open or acquire by year end 1998. The pre-construction permitting process varies from market to market but takes, on average, from 30 to 60 days to complete. Once construction begins, it takes the Company approximately 12 weeks to open the store. In addition, the Company maintains a dynamic database of approximately 200 potential acquisition targets.

     Continue Superior Site Selection. Based upon management's knowledge and experience in site selection for other multi-unit retail concepts, as well as their experience in opening the first 150 SpinCycle stores, management believes that operating from superior real estate is an essential element in SpinCycle's ability to generate revenue in excess of industry averages and gain and maintain market share. The Company identifies both development sites and acquisition targets using a systematic market analysis and a "Main and Main" strategy, whereby it seeks to locate stores near intersections of major thoroughfares in high profile neighborhood shopping centers or freestanding buildings in order to maximize customer traffic and brand exposure. The Company's real estate and acquisitions departments will continue to employ disciplined criteria in order to ensure that SpinCycle secures the best available locations in each of its markets.

     Maintain Focus on Target Markets. SpinCycle's market strategy is to develop a "critical mass" of stores in its targeted markets by opening stores in Company-defined trade areas that contain at least 15,000 households of over two occupants with median household incomes between $25,000 and $35,000 and in which at least 50% of such households rent their homes or apartments. SpinCycle's primary customer is a working mother or female head of household living in an apartment complex or other multi-unit housing that lacks adequate on-site laundry facilities. Management believes this demographic is substantially underserved and possesses growing market power, and thus affords an attractive long-term opportunity for the Company's core services as well as an opportunity to strategically expand into additional service and product offerings. From time to time, the Company may pursue strategic alliances to leverage its knowledge base and brand strength in its target markets.

COMPETITIVE STRENGTHS

     Management believes SpinCycle is the leading owner-operator of nationally branded coin-operated laundromats. The Company's management believes it has the following competitive strengths:

     Superior Facility and Customer Service. SpinCycle stores have high visibility to traffic, bright, colorful exteriors and signage and are finished with large windows to optimize visibility into the store while providing a bright and secure interior. SpinCycle stores are designed with a unique equipment mix to optimize customer convenience and satisfaction and to maximize profitability. The Company's stores are always staffed with at least one customer service representative trained to follow the SpinCycle-prescribed operations program, which emphasizes cleanliness, customer responsiveness and equipment maintenance. SpinCycle stores are air conditioned and have multiple color televisions with cable programming and numerous folding stations, as well as children's play areas, bathrooms, pay telephones and snack, beverage and laundry supply vending machines. Based upon Company compiled survey data management believes that over 90% of the customers who first visit its stores will return as customers. Management believes that this statistic is the direct result of its superior facilities and customer service. This data also indicates that more than 20% of SpinCycle customers have laundry equipment in their homes, which management believes indicates that the SpinCycle concept has increased the number of potential customers rather than merely capturing market share from existing laundromats. In addition, management anticipates providing value-added services, such as drop off "wash and fold" laundry service which as of September 6, 1998 was available in 71 stores, at selected stores to further enhance customer satisfaction and generate incremental store revenue.

     Industry Leader. Management believes SpinCycle is the first owner-operator to launch a disciplined national consolidation in the retail coin-operated laundromat industry and has gained valuable experience in opening its first 150 stores. By being the first nationally branded operator of superior laundromat facilities, and by effectively promoting and clustering stores in prime locations in its targeted markets, the Company expects to rapidly achieve market leading positions in each of its markets. Management expects the creation and ongoing support of this leading national brand to drive significant additional revenue and store profit as SpinCycle increasingly becomes the laundromat of choice for consumers. In addition, the Company has already begun to experience a dramatic shift in landlord receptivity to the SpinCycle concept. Initially, landlords (and other retail tenants), wary of the image of a typical laundromat, were reluctant to have SpinCycle as a tenant in desirable neighborhood shopping centers. More recently, however, landlords (and other retail tenants) have begun to actively encourage SpinCycle to become a tenant because of direct and observed experiences that SpinCycle stores can increase customer traffic as its customers typically spend two hours in and around the store while doing their laundry. As the Company has established multiple outlets and become more widely known, it has begun to receive unsolicited offers from laundromat owners who wish to sell their stores and to realize purchasing economies on equipment and supplies.

     Advanced Systems and Controls. SpinCycle brings superior MIS and cash controls to a highly fragmented, unprofessionally managed industry. SpinCycle's advanced systems allow the Company to monitor daily revenue and machine utilization in each of its stores, exercise centralized cash and management control and compile and analyze critical marketing and operations data. For example, the Company has refined the mix of machines in its stores based on data gathered from existing stores and is poised to implement remote variable pricing to boost off-peak customer traffic, revenues and profitability once the manufacturer makes the necessary laundry machine modifications. The Company's MIS also allow management to reconcile each machine activation to cash collected, identify non-performing machines and coordinate efficient machine maintenance. Additionally, Brinks Incorporated and other service companies work in concert with the Company to further mitigate the risk inherent in a cash business. As a result of its superior controls, the Company has experienced annual shrinkage of less than 0.50%.

     Experienced Management. The Company has achieved its leadership position and established a national presence by hiring a management team with experience in finance, development, operations and multi-unit rollouts on a national scale. SpinCycle is professionally managed as three integrated business segments: (i) real estate/acquisitions, (ii) operations and (iii) MIS. Members of management have significant expertise in all of these disciplines. The Company's real estate/acquisitions department includes professionals with significant site selection experience at several other multi-unit concepts, some of which were rapidly rolled out. The operations department includes senior management from Rent-A-Center, a rent-to-own multi-unit operation whose target customer closely mirrors SpinCycle's target customer. The Company's MIS department includes several professionals with extensive experience in building a "hub and spoke" wide area network and in developing computer systems for operations. Management believes this experience affords the Company a competitive advantage in rolling out and managing a nationwide chain.

SPINCYCLE CUSTOMERS

     SpinCycle believes that identification and satisfaction of its customers is paramount to its success. SpinCycle has devoted significant resources to the identification of its core customer and has tailored its operations, store construction and marketing to the needs of such customers. SpinCycle believes that it is the first owner-operator of coin-operated laundromats which has devoted such attention to the identification and satisfaction of its core customer base. Specifically, SpinCycle has gathered data on its core customer base through in-store customer surveys and focus group surveys of potential, existing and previous SpinCycle customers. SpinCycle has utilized in-store promotions to encourage participation in its surveys and has used nationally recognized third-party consulting firms to assist in its focus group surveys. Such studies have been undertaken in several of SpinCycle's existing markets with the focus on identification of current and potential customers and the ranking of their needs and preferences pertaining to coin-operated laundromat usage.

     A November 1997 analysis of approximately 21,000 SpinCycle customers revealed the following characteristics about SpinCycle customers:

     - Approximately 70% are female, many of which are the head of their household

     - Approximately 73% are between 18 and 39 years old

     - Over 70% live in households that have more than two children

     - Approximately 78% rent their dwellings

     - Approximately 62% live in apartment units

     - Approximately 20% own a washer and dryer

     - On average, 61% reside within one mile and approximately 75% reside within three miles of the SpinCycle store visited

     - Average annual household incomes range between $25,000 and $35,000

     - Visit a SpinCycle store for approximately two hours and approximately every ten days

     - Spend an average of approximately $10 per visit

     SpinCycle's research regarding its existing customers, potential customers and past customers is undertaken in order to allow the Company to continue to deliver a superior facility and superior customer service. SpinCycle has also used this information to tailor its store design and the services provided to accommodate market specific needs of its customers. It is this attention to customer needs that the Company believes results in the Company's ability to retain customers.

INDUSTRY OVERVIEW

     The retail coin-operated laundromat industry is over 50 years old and has been characterized by steady, non-cyclical demand and a relatively minimal degree of technological innovation. Today, management believes, the industry is characterized by (i) fragmented store ownership, (ii) small, unattractive stores and (iii) limited customer service. According to the 1997 Coin Laundry Industry Survey there are approximately 25,000 laundromats nationwide, 89% of which are owned by owners of one or two stores, and only 4% of which are owned by owners of more than five stores. Nationwide, over 84% of the coin-operated laundromats are less than 4,000 square feet, with the average laundromat size being approximately 2,480 square feet.

     According to the 1997 Coin Laundry Industry Survey, the average annual revenue generated by a laundromat in the United States is approximately $151,000, the median laundromat generates approximately $93,700 in annual revenue, and only 6% of laundromats generate greater than $300,000 in annual revenues. The average store has 33 washers and 19 dryers and the typical washer equipment mix includes over 58% top load machines. Management believes that top load machines have a significantly shorter life and are less profitable to operate than front load machines.

     Management believes the lack of any substantial owner-operators of coin-operated laundromats has created an industry characterized by stores lacking in consistency, security, cleanliness and service capability. Additionally, typical operators rarely reinvest in their stores after making their initial investment, resulting in a deteriorating stock of retail coin-operated laundromats.

CURRENT OPERATIONS AND PLANNED EXPANSION

     The Company's current operations and its planned expansion focus on achieving a "critical mass" of SpinCycle stores in its targeted markets. Management expertise focuses on employing rigorous, standard criteria to development, acquisitions and operations in order to achieve steady, repeatable store performance.

As of October 27, 1998, the Company had opened 150 stores in 25 markets across the United States. Of these 150 stores, the Company developed 86 stores and purchased 64 stores. During the balance of 1998, management expects to open approximately 26 additional stores. As of October 27, 1998, the Company had ten leased stores under construction, nine leases executed and signed letters of intent to acquire seven stores, all of which management expects to open or acquire by year end 1998. The following map summarizes the current states and markets in which the Company operates as well as the states and markets which the Company intends to enter through 1999:

                                [SPIN CYCLE MAP]

SPINCYCLE'S EXPANSION STRATEGY

     Through 1998 and beyond, the Company intends to expand upon its leading position in the national retail coin-operated laundromat industry through a systematic two-pronged approach of opportunistic development and consolidation. SpinCycle intends to continue to expand in 1998 primarily within its 25 existing markets. Substantial development and acquisition activity in 1999 and beyond is dependent upon the Company obtaining additional capital and/or borrowing capacity.

     SpinCycle approaches expansion methodically, utilizing its knowledge of the SpinCycle customer as the basis for its growth. Whether acquiring or developing locations within existing or new markets, the Company bases its expansion decisions on a careful examination of the market. Based upon demographic studies analyzing the concentration of the typical SpinCycle customer, the Company determines its target markets and defined trade areas within these markets and opportunistically develops or acquires stores that meet, or can be converted in order to meet, SpinCycle's target store economics. Management believes such an approach to expansion allows the Company to rapidly achieve a leading position within markets that support the SpinCycle concept.

     Market Plan. SpinCycle considers its market plan the first step in its expansion process. Based on management's understanding of its core customer, SpinCycle identifies markets that contain a base of its target customers sufficient to support a critical mass of SpinCycle stores. Once a market of such size is identified, SpinCycle gathers detailed demographic information to define individual trade areas that the Company believes encompass the majority of potential SpinCycle customers in the overall market. Finally, SpinCycle identifies all eligible development sites and acquisition candidates within these defined trade areas that are best suited to service the trade area. Markets are identified using detailed third party demographic information including population density, median household income, average household size and age, renter/owner ratios and annual laundromat spending densities.

     SpinCycle considers a trade area sufficient if it has a population density of at least 15,000 households with a median household income ranging from $25,000 to $35,000 per year, average household size of greater than two occupants, a renter-occupied housing percentage of at least 50% and annual laundromat spending densities in excess of $1.0 million. The Company defines trade areas by, among other criteria, six to seven minute average drive times to the potential site, geographic barriers, traffic patterns and major thoroughfares. Once the trade areas are defined, the Company's real estate professionals, aided by local real estate brokers, gather information on competition, traffic counts and patterns, locations of high traffic retailers (such as discount stores and grocery stores) and the locations of retailers which cater to a customer base similar to SpinCycle's (such as dollar stores, rent-to-own stores and check-cashing stores). Such information is used to create the real estate strategy for a particular trade area. After mapping this information, the real estate professionals identify (i) key intersections for potential SpinCycle locations and (ii) potential acquisition candidates within the trade area.

     Development. Once the market plan is complete and all trade areas are defined, the Company's regional real estate professional develops a list of all potential SpinCycle sites within the given trade areas. Key factors in identifying potential SpinCycle sites are store visibility and profile, access, size, signage, parking, location, economics, expected transaction timing and estimated store volume. Several tours of the trade area are performed to ensure that the Company evaluates all available sites. Concurrently, the real estate team begins negotiations to lease desired space and to secure tenant improvement contributions by the landlord and/or evaluate potential acquisitions. The typical SpinCycle lease is for a ten year term with between two and four five year renewal options with 10-12% rent escalation every five years.

     Once potential development sites are identified, the Company's regional real estate professional and regional construction manager prepare a development budget for each store at its particular site. If the store can be developed within budgeted criteria, the site is submitted for final field approval by the Chief Development Officer. Upon completion of field approval, a comprehensive site evaluation package is submitted for approval by SpinCycle's senior management.

     Once a site is approved, the Company's nationwide network of general contractors, design firms and architectural firms allows SpinCycle to quickly and accurately customize it to the SpinCycle format while minimizing development overrun costs. The Company typically requires a minimum of three bids for any construction project. The Company's regional construction managers are usually familiar with the work of the contractors they engage thus further helping to ensure a timely, consistent and high quality build-out. By coordinating construction efforts through Company construction professionals, management believes it has been able to realize significant development cost savings through on-going improvements in site design and engineering.

     Acquisitions. SpinCycle targets the acquisition of existing laundromats which (i) enhance SpinCycle's rapid achievement of critical mass in targeted markets and allow strategic consolidation of local competitors, (ii) eliminate duplicative development efforts, (iii) provide immediate mature cash flow and
(iv) can be easily converted to SpinCycle's store concept. SpinCycle identifies and acquires acquisitions through its regional real estate professionals, advertising in industry trade journals, contacts provided by equipment manufacturers and distributors and referrals from other sellers. Additionally, because the typical laundromat owner has historically lacked an exit strategy, SpinCycle often receives unsolicited inquiries from potential sellers. During 1997, SpinCycle acquired 27 laundromats in seven markets.

     SpinCycle utilizes a proprietary financial model based on utility consumption rates and machine mix to verify the historical revenue information provided by a potential acquisition candidate. Additionally, a thorough analysis of a potential acquisition candidate's competitive position within its trade area helps to ensure the Company's ability to sustain such historical cash flows. The Company has typically purchased stores at a 4.0x-5.0x Store EBITDA, pro forma for the Company's anticipated expense levels (or 3.0x-4.0x historical Store EBITDA), although from time to time the Company has acquired, and expects that in the future it will acquire, existing laundromats based upon other strategic considerations.

OPERATIONS

     Once a store is opened, SpinCycle believes that its manner of operations distinguishes it from its competition. Key components of SpinCycle's operating strategy include (i) heavy emphasis on customer satisfaction and superior facility maintenance, (ii) facility security and (iii) loss prevention through management controls. SpinCycle considers customer satisfaction paramount in its efforts to build a successful chain of branded coin-operated laundromats. To ensure customer satisfaction, SpinCycle expends significant resources training store employees to provide consistent and reliable store appearance, extraordinary customer service and facility maintenance.

     Customer Satisfaction and Facility Maintenance. SpinCycle has established high quality standards in an industry characterized by its lack of attention to customer service and satisfaction. Management believes its equipment configuration and store design is unique and ensures customer satisfaction by providing a pleasant in-store experience and minimizing the time necessary to complete full laundry cycles. Stores generally are open from 7:00 a.m. to 10:00 p.m. daily, with some stores open for extended hours. Several Acquired Stores are open 24 hours.

     Facility cleanliness and customer service are hallmarks of the Company's operations. Store employees regularly clean all elements of the facility. Employees are trained according to the Company's prescribed program to execute precisely a scheduled and highly structured daily cleaning program of the machines and the entire physical plant and to provide superior levels of customer service by assisting customers with all matters of machine usage and laundry care, thus further enhancing the customer's satisfaction.

     SpinCycle also strives to keep all of its equipment in good working order. The Company's success in machine maintenance results from its insistence upon purchasing high quality commercial washers and dryers and training in-store staff to execute routine maintenance programs. Approximately 80% of the washers in a SpinCycle store are front load washers, which management believes are more durable and more efficient to operate than top loaders. Store employees are also trained to troubleshoot machine problems before referring matters to service technicians. The Company's next generation proprietary store control system was site-tested in the second quarter of 1998. Future enhancements include the ability to remotely monitor and diagnose maintenance issues and to provide maintenance personnel access to the maintenance history of each machine and an advance indication of the nature of a problem in order to ensure that service technicians have the parts necessary to complete a service call. These enhancements cannot, however, be implemented until the laundry equipment manufacturers make some hardware adjustments.

     Facility Security. SpinCycle places significant emphasis on providing a store that is safe and secure both for customers and employees. A substantial component of SpinCycle's target customers -- women in urban neighborhoods -- have indicated that safety is a paramount concern. To provide a secure facility and thereby promote employee and customer safety, the Company typically uses the following precautionary measures: video surveillance and monitoring systems, armored car services, panic buttons in every store, safety training and well lighted interiors and exteriors. In addition, SpinCycle's store attendants monitor the safety and security of the store.

     Management Controls. SpinCycle installs a network interface card ("NIC") in each of its washers and dryers. These cards are connected to a personal computer in the store which polls the individual NIC's, creating a local area network ("LAN"). The LAN in each store is linked via modem to the Company's headquarters enabling management to track daily performance of each machine at each store and thereby constantly evaluate actual store performance versus budgeted levels. Such tracking also enables the real estate and operations departments to evaluate overall market strategy and make necessary adjustments in the site criteria used to make future real estate decisions.

     The store control system records each machine activation and downloads this information to corporate headquarters nightly. Cash management involves a process of daily coin collection by employees, who then deposit the cash into a store safe. The cash is then collected by Brinks Incorporated or another armored car service. The collected amount is reconciled against the Company's data collected from the store control system. SpinCycle's cash handling procedures are designed to minimize the risk to employees as well as the potential for theft, as theft is detectable from the daily reconciliation reports. The implementation of these cash handling procedures has allowed the Company to maintain annual shrinkage of less than 0.50%. In addition to providing an effective auditing mechanism, the system also assists management in making staffing, operating and security decisions, as well as determining optimal machine mix and configuration.

MARKETING

     The Company believes that a significant amount of its per store customer base is generated through brand identification and word of mouth, but SpinCycle also actively markets to increase a store's market penetration. SpinCycle's store marketing strategy typically includes a grand opening program, in-store signage and ongoing promotions. A store's grand opening program generally commences four weeks prior to opening a store and includes banners, facility tours with community leaders and promotional partnerships with local businesses and civic organizations, including the United Negro College Fund, the Boys and Girls Club and community churches. A direct mail promotional incentive is generally sent to potential customers to raise awareness and interest in the SpinCycle concept. After a store has been operating for several months, the Company may run additional promotions such as a "Half Off Wash" or "Free Dry" to generate additional customer visits. The Company has found that such promotions drive significant additional customer traffic and result in a permanent increase in its customer base, thus increasing revenue following such promotions. The Company uses in-store signage to teach its customers about the advantages of SpinCycle's unique machine mix (e.g., using a double load front load washer versus a single load top loader) and facility. Other marketing initiatives have included focus groups, billboard advertising and community outreach programs.

     SpinCycle actively promotes off-peak usage by offering mid-week specials such as reduced wash or dry prices. SpinCycle's next generation store control system is expected to allow for remote price changing, which is expected to enable corporate management to run mid-week price reductions and other promotions from SpinCycle headquarters. Management believes that this capability should help the Company to substantially increase non-peak hour demand for its equipment and generate significant incremental revenue.

COMPETITION

     Although there is no single chain of laundromats with which the Company competes on a national basis, the Company experiences significant competition in all of its markets from local "mom and pop" operators and, in some markets, from regional chains. For example, in Texas, the Company competes against KwikWash, which is a chain of over 150 stores owned by Coinmach Corporation, a publicly traded company. While Coinmach Corporation has substantially greater resources than the Company, KwikWash stores are on average smaller and, management believes, deliver significantly inferior service than the Company's prototype store delivers. The Company also competes against other laundry services available to potential customers, including laundry facilities available in their homes or apartment buildings (including those serviced by route service operators) and independently owned neighborhood coin-operated laundromats. Laundry facilities at apartment buildings are often maintained by route operators whose resources are also often substantially greater than the Company's.

     Management believes that the principal competitive factors in the retail coin laundry industry are convenient location, adequate parking, a varied equipment mix, functioning machines, attended facilities and customer satisfaction. Management believes it is superior to its competitors in each regard. See "Risk Factors -- Competition."

EMPLOYEES

     As of September 6, 1998, the Company had 759 total employees of whom 459 are full time and 300 are part-time. Each of the Company's full-time employees is eligible for medical benefits, which management believes helps the Company hire and retain the best available employees. The Company's part-time employees work primarily in the Company's stores and are engaged primarily in customer service functions.

FACILITIES

     The Company leases its approximately 15,500 square foot corporate office in Scottsdale, Arizona pursuant to a five year lease, expiring July 2002.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth the age and position of the executive officers and directors of the Company:

NAME                             AGE                        POSITION
----                             ---                        --------
Peter L. Ax....................  39     Chief Executive Officer and Chairman of the Board
Christopher A. Lombardi........  37     Chief Development Officer
James R. Puckett...............  36     Chief Financial Officer
Matthew B. Campbell............  42     Vice President, Operations
                                        Chief Information Officer, Vice President,
Patrick H. Boyer...............  36     Finance
John S. Banas, III.............  36     General Counsel
Alfredo Brener.................  46     Director
Dean Buntrock..................  67     Director
James E. Hutton................  60     Director
John H. Muehlstein.............  43     Director
Peer Pedersen..................  73     Director
John Wallace...................  38     Director

     Peter L. Ax has been the Chief Executive Officer since January 1998 and the Chairman of the Board since March 1998. From December 1996 to January 1998 Mr. Ax was Chief Financial Officer and was Vice Chairman of the Board from December 1996 until March 1998. From March 1995 to December 1996, Mr. Ax served as Head of the Private Equity Division and Senior Vice President of Lehman Brothers. From March 1994 to March 1995, Mr. Ax was responsible for the private placement of fixed income securities on the fixed income syndicate desk at Lehman Brothers. From September 1991 to March 1994, Mr. Ax served in the Investment Banking Division of PaineWebber, Inc. Mr. Ax has an M.B.A. from The Wharton School at the University of Pennsylvania, a J.D. from the University of Arizona and a B.S. from the University of Arizona and is a C.P.A.

     Christopher A. Lombardi has been the Chief Development Officer since March 1996. From May 1994 to March 1996, Mr. Lombardi served as Vice President of Development of Northstar Restaurants, Inc., a franchise area developer for Boston Chicken, Inc., where he coordinated and directed the real estate selection and construction in developing 54 stores in 22 months. From May 1990 to May 1994, Mr. Lombardi served as Franchise Operations Manager for Blockbuster Video, Inc. During his four years at Blockbuster, Mr. Lombardi's territory grew from 29 to 79 stores in the midwestern United States and western Canada. Mr. Lombardi has a B.A. from the University of Chicago.

     James R. Puckett has been the Chief Financial Officer since May 1998. Previously he was Vice President of Corporate Development from May 1997 to May 1998. From June 1995 to May 1997, Mr. Puckett was a senior member of the Real Estate Finance Group in the Fixed Income Division of Donaldson, Lufkin & Jenrette, Inc. where he was responsible for underwriting debt securities. From July 1990 to May 1995, Mr. Puckett served in the Investment Banking Division of PaineWebber, Inc. Previously, Mr. Puckett served in the Corporate Finance Department of Drexel Burnham Lambert Incorporated where he was responsible for underwriting equity and debt securities and merger and advisory assignments. Mr. Puckett has a B.A. from the University of New Mexico.

     Matthew B. Campbell has been Vice President, Operations since July 1998. Previously, he was the Chief Learning Officer from November 1997 to July 1998. From September 1990 through November 1997 Mr. Campbell was employed by Thorn Americas where he served as the Senior Director of Training, Management and Development. Prior to joining Thorn Americas, Mr. Campbell served as a professor of Political Science at Troy State University. Mr. Campbell has a B.A. from Southwest Texas State University, an M.A. from the University of Toledo and a Ph.D. (ABD) from the University of Virginia.

     Patrick H. Boyer has been the Chief Information Officer and Vice President, Finance since May 1998, He was Chief Financial Officer from March 1998 to May 1998. Previously, Mr. Boyer was the Chief Information Officer from March 1996 until March 1998 and was the Vice President of Finance from March 1996 to August 1997. From July 1994 to March 1996, Mr. Boyer was President of Portable Systems Solutions, Inc., a management information systems consulting firm. From August 1992 to June 1994, Mr. Boyer was National Sales Manager for Lisa Frank, Inc., a stationery and school supply manufacturer. Previously, Mr. Boyer had been Controller at Hogue Printing, Inc. and worked at Arthur Andersen and Co. and Andersen Consulting. Mr. Boyer has an M.B.A. from the University of Missouri and a B.A. from Trinity University.

     John S. Banas, III has been General Counsel since July 1998. Previously, Mr. Banas served as Senior Corporate Counsel for Lam Research Corp. from December 1995 to January 1998. From October 1992 to December 1995, Mr. Banas was an associate at the law firm of Wilson, Sonsini, Goodrich & Rosati. Mr. Banas has a J.D. from Northwestern University School of Law and a B.A. from Tufts University.

     Alfredo Brener has been a Director since June 1996. Since 1987 Mr. Brener has been President and Chief Executive Officer of Breco Holdings, Inc., a Houston-based diversified holding company. Mr. Brener is the former Chairman of the Board of Boys Market, Inc., a Los Angeles-based supermarket chain; Grupo Mexicano de Video, S.A. de C.V., the Blockbuster Mexico franchisee; Discovery Zone de Mexico, S.A. de C.V., the Discovery Zone Mexico franchisee; and a director of Fiesta Mart Supermarket, a Houston-based supermarket chain. Mr. Brener is also a director of E-Stamp Corp. and Super Stand Entertainment Co.

     Dean Buntrock has been a Director since January 1998. Mr. Buntrock was the founder and Chairman of the Board of Waste Management, Inc. from 1968 to July 1997 and was its Chief Executive Officer from 1968 until June 1996 and from February 1997 until August 1997. Mr. Buntrock was Chairman of the Board of Wheelabrator Technologies, Inc. from March 1997 until December 1997. Mr. Buntrock was also a director of Boston Chicken, Inc., WM International, First National Bank of Chicago and Stone Container Corp.

     James E. Hutton has been a Director since April 1996. Since June 1993, Mr. Hutton has been Vice President of Operations for Burrel Professional Labs, Inc. Mr. Hutton serves on the boards of Indiana Federal Savings Bank; North Coast Distributing Company, a Miller Beer distributor; and T. P. Orthodontics, a manufacturer of orthodontic prosthesis devices. From 1973 to 1993, Mr. Hutton was a tax partner with Geo. S. Olive & Co., a public accounting firm. Previously, Mr. Hutton was with the accounting firm of Dogan, Roby & Company. Mr. Hutton is a C.P.A.

     John H. Muehlstein has been a Director since April 1997. Since 1986, Mr. Muehlstein has been a partner of Pedersen & Houpt, P.C., Chicago, Illinois, counsel to the Company. Mr. Muehlstein's practice focuses on private capital transactions and corporate finance. Mr. Muehlstein is a director of Blue Rhino Corporation and Einstein/Noah Bagel Corp. Mr. Muehlstein is a nephew of Mr. Pedersen, another director of the Company.

     Peer Pedersen has been a Director since November 1997. Mr. Pedersen has been a partner of the law firm Pedersen & Houpt, P.C. for the past 40 years and is its Chairman and Managing Partner. Mr. Pedersen is also a director of Boston Chicken, Inc., Latin American Growth Fund, Tennis Corporation of America, Extended Stay America, Inc. and Spraying Systems Co. Mr. Pedersen is an uncle of Mr. Muehlstein, another director of the Company.

     John Wallace has been a Director since June 1996. From June 1996 to September 1997, Mr. Wallace was a Regional Vice President -- Real Estate for the Company. From March 1994 to March 1996, Mr. Wallace served as a Director in the Corporate Finance/Merchant Banking Department at First Southwest Company. In 1986, Mr. Wallace founded and, from 1986 to 1989, he served as the President of Houston Video Enterprises, which had the rights to Blockbuster Video franchises for the Houston area. During this period Mr. Wallace assisted with the opening of 12 company-owned video superstores and 40 additional franchise stores. In 1990, Mr. Wallace and several equity partners formed Grupo Mexicano de Video, S.A. de C.V. which held the franchise rights to Blockbuster Video in Mexico. Mr. Wallace served as the General Director from 1990 through 1993, during which time Grupo Mexicano de Video opened in excess of 80 stores throughout Mexico.

DIRECTOR COMPENSATION

     Currently, the Company's directors receive no cash compensation for serving on the Board of Directors. They do, however, receive reimbursement for expenses reasonably incurred in connection with their service to the Company as directors. There is also a Non-Employee Director Stock Option Plan pursuant to which as of July 1 of each year each non-employee director is entitled to a grant of an option to purchase 20 shares of Common Stock which vest over three years on each anniversary of the grant date. The initial grants under the plan vested immediately. Options to purchase 100 shares per the initial grants to directors and 120 shares per the 1998 grant are outstanding.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors has an Audit Committee (the "Audit Committee"), a Compensation and Organization Committee (the "Compensation Committee") and a Finance Committee (the "Finance Committee"). The Audit Committee is composed of Messrs. Hutton and Brener. The Audit Committee is responsible for reviewing the scope of the independent auditors' examinations of the Company's financial statements and receiving and reviewing their reports. The Audit Committee also meets with the independent auditors, receives recommendations or suggestions for changes in accounting procedures and initiates or supervises any special investigations it may choose to undertake. The Compensation Committee is composed of Messrs. Buntrock, Muehlstein and Pedersen. Messrs. Muehlstein and Pedersen are members of the law firm of Pedersen & Houpt, P.C. which serves as counsel to the Company. See "Certain Transactions." The Compensation Committee determines the Company's policies with respect to the nature and amount of all compensation of the Company's executive officers and administers the Company's employee option plans. The Finance Committee is composed of Messrs. Buntrock, Pedersen and Wallace. The Finance Committee is responsible for overseeing the Company's borrowing and capital raising activities.

EXECUTIVE COMPENSATION

     Summary Compensation Table. The following table sets forth the compensation paid by the Company during the year ended December 28, 1997 to the Company's Chief Executive Officer and its four other executive officers with annual compensation of $100,000 or more (collectively, the "Named Executive Officers"). The Company did not grant stock appreciation rights or stock options to any Named Executive Officer during the year ended December 28, 1997.

                                                                               LONG-TERM COMPENSATION
                                                 ANNUAL COMPENSATION         ---------------------------
                                           -------------------------------   SECURITIES
                                                                 OTHER       UNDERLYING
                                                                 ANNUAL        STOCK         ALL OTHER
                                  FISCAL   SALARY    BONUS    COMPENSATION    OPTIONS       COMPENSATION
NAME AND PRINCIPAL POSITION        YEAR      ($)    ($)(1)       ($)(2)         (#)             ($)
---------------------------       ------   ------   ------    ------------   ----------     ------------
Patrick A. Clifton..............   1997    200,000   44,167      36,900           --            --
  Chief Executive Officer
  and Chairman(3)
Peter L. Ax.....................   1997    150,000  450,000(4)        --(5)  8,038(6)(7)        --
  Chief Financial Officer
  and Vice Chairman(8)
Bruce D. Mosby..................   1997    200,000       --      33,300      4,038(7)           --
  Chief Operating Officer(9)
Christopher A. Lombardi.........   1997    110,640   25,000      32,300      2,038(7)           --
  Chief Development Officer
Patrick H. Boyer................   1997     86,650   25,000      40,700      2,038(7)           --
  Chief Information Officer

---------------
(1) As of year end 1997, the Company accrued $338,754 for bonuses for all employees for fiscal 1997. In May 1998, the Compensation Committee agreed to pay cash bonuses to the senior executive officers as follows: Mr. Ax, $50,000; Mr. Lombardi, $25,000; and Mr. Boyer, $25,000 (of which $22,800 was guaranteed). Mr. Clifton's bonus was not part of the accrual.

(2) The amounts presented for each of the Named Executive Officers are comprised primarily of relocation compensation related to the Company's move to Arizona and automobile allowances.

(3) Mr. Clifton was Chief Executive Officer of the Company until his resignation on January 21, 1998; he was Chairman of the Board of Directors until his resignation on February 27, 1998. Mr. Clifton resigned to pursue other interests. Pursuant to a severance agreement dated February 27, 1998, the Company has agreed to pay Mr. Clifton $200,000 in annual compensation, plus continue disability benefits for him and medical benefits for him and his immediate family through February 2001. Concurrently with the execution of the severance agreement, the Company agreed to forgive a loan to Mr. Clifton in the amount of $50,000, plus accrued interest thereon, Mr. Clifton relinquished certain stock option and first refusal rights he had held and the Company redeemed approximately 75% of Mr. Clifton's holdings of Common Stock (18,019 shares) in exchange for an extra year of compensation beyond the term to which he was entitled pursuant to his employment agreement.

(4) In April 1997, the Company paid Mr. Ax $400,000 for services rendered prior to joining the Company in connection with the private offer and sale of the Company's Series B Stock. Mr. Ax was engaged by the Company in lieu of engaging an investment bank as placement agent.

(5) Mr. Ax received perquisites and other personal benefits in addition to salary, cash bonuses and other annual compensation. The amounts of such perquisites and other personal benefits are not shown because the aggregate amount of such compensation, if any, for Mr. Ax during the 1997 fiscal year did not exceed the lesser of $50,000 or 10% of total salary and bonus reported for such executive officer.

(6) As a founder of the Company, Mr. Ax was granted an option to purchase 8,000 shares of Common Stock at $125.00 per share. These options vest over time upon attaining certain performance goals, provided, however, that if such goals are not attained by December 15, 2001 such options shall be fully vested. Mr. Clifton waived his rights to similar options in his severance agreement dated February 27, 1998.

(7) Each of Messrs. Ax, Mosby, Lombardi and Boyer were granted fully vested options to purchase 38 shares of Common Stock in connection with their respective agreements to relocate to Arizona.

(8) Effective January 21, 1998, Mr. Ax became Chief Executive Officer of the Company. Effective March 4, 1998, Mr. Ax became Chairman of the Company.

(9) Effective July 7, 1998, Mr. Mosby was terminated by the Company. Mr. Mosby and the Company are in discussions regarding severance payments.

OPTION EXERCISES AND FISCAL YEAR END OPTION VALUES

     The following table sets forth certain information with respect to the value of the stock options held by the Named Executive Officers at December 28, 1997. No Named Executive Officer exercised any stock options or stock appreciation rights during the year ended December 28, 1997 or had any stock appreciation rights outstanding at December 28, 1997.

                         FISCAL YEAR END OPTION VALUES

                                              NUMBER OF SECURITIES
                                                   UNDERLYING
                                                  UNEXERCISED            VALUE OF UNEXERCISED
                                                   OPTIONS AT            IN-THE-MONEY OPTIONS
                                                  DECEMBER 28,             AT DECEMBER 28,
                                                   1997(#)(1)                 1997($)(2)
                                              --------------------       --------------------
                                              VESTED     UNVESTED        VESTED     UNVESTED
                                              ------     --------        ------     --------
Patrick A. Clifton..........................     --           --             --           --
Peter L. Ax.................................     38        8,000(3)          --      600,000
Bruce D. Mosby..............................    838        3,200(4)      60,000           --
Christopher A. Lombardi.....................    438        1,600         30,000      120,000
Patrick H. Boyer............................    438        1,600         30,000      120,000

---------------
(1) All of the options granted to the Named Executive Officers were granted under the 1995 Option Plan (as defined). The options granted were for shares of the Company's Common Stock. Unless otherwise noted, the options granted to the Named Executive Officers vest 20% on each anniversary of the grant.

(2) With the exception of the vested options for 38 shares of Common Stock granted to Messrs. Ax, Mosby, Lombardi and Boyer with an exercise price of $200.00 per share, each of the options granted to the Named Executive Officers is exercisable at a price of $125.00 per share of Common Stock.

(3) Mr. Ax's options vest upon attainment of certain performance goals, provided, however that if such goals are not attained by December 15, 2001, such options shall be fully vested.

(4) As of October 5, 1998, Mr. Mosby's rights to his vested options had expired.

EMPLOYMENT AGREEMENTS

     The Company has entered into employment agreements with each of Messrs. Ax and Lombardi. Mr. Ax's agreement, effective as of December 1, 1996 has a term of four years with automatic one year extensions thereafter, subject to the provision of at least six months written notice by either party. The agreement includes a one year post-termination non-competition clause. If Mr. Ax is terminated by the Company for any other reason except for "cause" as defined in the agreement, Mr. Ax is entitled to salary and benefits for the remainder of the term of the agreement, including any bonuses accrued but unpaid as of the date of termination. In the event of a merger, consolidation or sale of all or substantially all of the Company's assets, or a reorganization or recapitalization pursuant to which at least a majority of the equity investment and voting control is the same as the Company's, the Company may assign its obligations under the agreement to the surviving or purchasing entity. The terms of the employment agreement between the Company and Mr. Lombardi is substantially the same as with Mr. Ax except that upon termination other than for "cause" Mr. Lombardi is entitled to salary and benefits for only one year.

1995 AMENDED AND RESTATED STOCK OPTION PLAN

     The Company adopted a stock option plan in 1995, which was amended and restated in 1997 (the "1995 Option Plan") to attract, retain and motivate selected employees and officers of the Company. The 1995 Option Plan was approved by the stockholders of the Company in June 1997. Pursuant to the 1995 Option Plan, options to purchase up to 69,270 shares of the Company's Common Stock may be granted to employees or consultants to the Company. The 1995 Option Plan is administered by the Compensation Committee which determines the persons who are to receive options and the number of shares subject to each option. As of

September 6, 1998, options covering an aggregate of 38,025 shares of Common Stock were outstanding, of which 7,903 were vested and none had been exercised.

NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

     In 1997, the Company adopted a non-employee director stock option plan (the "Director Option Plan") to attract and compensate non-employee directors of the Company. The Director Option Plan was approved by the stockholders of the Company in June 1997. The Company has reserved 2,000 shares of Common Stock for issuance under the Director Option Plan effective upon the consummation of the Private Placement. Pursuant to the plan, all non-employee directors as of the effective date of the Director Option Plan (July 1, 1997) and as of the first board meeting after the annual stockholders meeting of each year beginning in 1998 are entitled to a grant of options to purchase 20 shares of Common Stock at a price per share equal to the fair market value per share of the Common Stock as of the grant date. The initial grants under the plan vested immediately; subsequent grants vest over three years on each anniversary of the grant dates. As of September 6, 1998, options to purchase 220 shares have been granted under the Director Option Plan, of which 100 are vested and the other 120 vest over three years, one third on each anniversary of the grant date of July 1, 1998. See "-- Director Compensation."

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding beneficial ownership of the capital stock of the Company as of October 27, 1998 by (i) each person known by the Company to own beneficially more than 5% of the Company's capital stock; (ii) each director of the Company; (iii) each Named Executive Officer; and (iv) all executive officers and directors as a group.

                                                         NUMBER OF SHARES
                                                         OF CAPITAL STOCK
                                                           BENEFICIALLY       PERCENT OF
NAME                                                         OWNED(1)        VOTING RIGHTS
----                                                     ----------------    -------------
DIRECTORS AND EXECUTIVE OFFICERS:
Dean Buntrock(2).......................................       25,675              8.26%
Peer Pedersen(3).......................................       24,551              7.90
Peter L. Ax(4)(13).....................................        8,655              2.79
Patrick A. Clifton(5)..................................        7,426              2.39
John Wallace(6)........................................        2,900                 *
Patrick H. Boyer(7)(13)................................        2,038                 *
Christopher A. Lombardi(8)(13).........................        2,038                 *
Bruce D. Mosby(9)......................................          800                 *
James E. Hutton(10)....................................        1,073                 *
John H. Muehlstein(11).................................          804                 *
Alfredo Brener(12).....................................           20                 *
                                                             -------             -----
          Total for Directors and Executive
            Officers(14)...............................       77,700             25.02%
                                                             =======             =====
OTHER BENEFICIAL OWNERS:
Howard C. Warren(15)...................................       23,681              7.62
William Farley(16).....................................       21,420              6.89
                                                             -------             -----
          Total for All Beneficial Owners (16
            persons)...................................      122,801             39.54%
                                                             =======             =====

---------------
 *  Less than 1%.

 (1) Includes shares of Common Stock, Series A Stock, Series B Stock, Series C Stock, vested options to purchase Common Stock and options to purchase Common Stock which will vest within 60 days.

 (2) Includes 4,319 shares of Series C Stock and 432 shares of Common Stock held by Mr. Buntrock, 386 shares of Series A Stock and 2,421 shares of Series B Stock held by Mr. Buntrock's wife, and 772 shares of Series A Stock, 4,842 shares of Series B Stock, 11,366 shares of Series C Stock and 1,137 shares of Common Stock held by The Butterfield Group L.L.C., of which Mr. Buntrock's wife is the manager. The business address of Mr. Buntrock is Oakbrook Terrace Tower, One Tower Lane, Suite 2242, Oakbrook Terrace, Illinois 60181.

 (3) Includes 4,352 shares of Series A Stock, 9,684 shares of Series B Stock, 9,559 shares of Series C Stock and 956 shares of Common Stock. The business address of Mr. Pedersen is 161 North Clark Street, Suite 3100, Chicago, Illinois 60601.

 (4) Includes 450 shares of Series C Stock, 8,167 shares of Common Stock and vested options to purchase 38 shares of Common Stock held by Mr. Ax.

 (5) Includes 6,026 shares of Common Stock owned by Mr. Clifton and 1,400 shares of Series A Stock owned jointly by Mr. Clifton and his wife. Mr. Clifton's business address is c/o Ms. Karen McConnell, Fennemore Craig, P.C., 3003 North Central Avenue, Suite 2600, Phoenix, Arizona 85012.

 (6) Includes 2,880 shares of Series A Stock and vested options to purchase 20 shares of Common Stock held by Mr. Wallace. The business address of Mr. Wallace is 3624 Ella Lee Lane, Houston, Texas 77027.

 (7) Includes 1,200 shares of Common Stock and vested options to purchase 838 shares of Common Stock held by Mr. Boyer.

 (8) Includes 1,200 shares of Common Stock and vested options to purchase 838 shares of Common Stock held by Mr. Lombardi.

 (9) Includes 800 shares of Common Stock held by Mr. Mosby. Mr. Mosby is no longer employed by the Company. His business address is 1011 East Port Au Prince Lane, Phoenix, Arizona 85022.

(10) Includes 800 shares of Series A Stock, 230 shares of Series C Stock, 23 shares of Common Stock and vested options to purchase 20 shares of Common Stock held by Mr. Hutton. The business address of Mr. Hutton is 1311 Merrilville Road, Crown Point, Indiana 46307.

(11) Includes 484 shares of Series B Stock, 273 shares of Series C Stock and 27 shares of Common Stock held jointly by Mr. Muehlstein and his wife. Mr. Muehlstein also has vested options to purchase 20 shares of Common Stock. Mr. Muehlstein's business address is 161 North Clark Street, Suite 3100, Chicago, Illinois 60601.

(12) Includes vested options to purchase 20 shares of Common Stock held by Mr. Brener. The business address of Mr. Brener is 5298 Memorial Drive, Houston, Texas 77007.

(13) The address of each such person is 15990 N. Greenway/Hayden Loop, Suite 400, Scottsdale, Arizona 85260.

(14) Includes vested options to purchase 1,720 shares owned by other executive officers of the Company not listed above.

(15) Includes 4,351 shares of Series A Stock, 9,684 shares of Series B Stock, 8,769 shares of Series C Stock and 877 shares of Common Stock. Mr. Warren's business address is c/o Absolute Ventures, 420 Green Bay Road, Suite 103, Kenilworth, Illinois 60043.

(16) Includes 579 shares of Series A Stock, 3,632 shares of Series B Stock, 1,136 shares of Series C Stock and 114 shares of Common Stock held by the Fruit of the Loom, Inc. Senior Executive Officer Deferred Compensation Trust of which Mr. Farley is the sole member of the Pension Investment Committee of the Board of Directors of Fruit of the Loom, Inc., which maintains sole voting power and investment power over these shares; 386 shares of Series A Stock and 2,421 shares of Series B Stock held by Retirement Program of Farley Inc. of which Mr. Farley is the sole member of the Pension Investment Committee; 579 shares of Series A Stock and 3,632 shares of Series B Stock held by Farley Inc. of which Mr. Farley is the sole owner; 3,410 shares of Series C Stock and 341 shares of Common Stock held by FTL Investments Inc. of which Mr. Farley is the Chairman and Chief Executive Officer; 2,273 shares of Series C Stock and 227 shares of Common Stock held by the Fruit of the Loom Pension Trust of which Mr. Farley is the sole member of each Pension Investment Committee that has sole voting power and investment power over these shares; and 370 shares of Series A Stock and 2,320 shares of Series B Stock held by the Acme Boot Company, Inc. Pension Plan of which Mr. Farley is the sole member of the Investment Committee. Mr. Farley's business address is 233 South Wacker Drive, Chicago, Illinois 60606.

                              CERTAIN TRANSACTIONS

     In March 1997, Mr. Pedersen, a director of the Company, executed a personal guarantee on behalf of the Company in favor of Associated Bank in connection with an $8.0 million loan by Associated Bank to the Company. The loan was repaid in April 1997 and Mr. Pedersen's guarantee was released. Mr. Pedersen did not receive any consideration for executing the guarantee.

     In April 1997, the Company paid Mr. Ax, Chairman and Chief Executive Officer of the Company, a fee in the amount of $400,000 for services rendered prior to joining the Company in connection with the private offer and sale of the Company's Series B Stock. Mr. Ax was engaged by the Company in lieu of engaging an investment bank as placement agent.

     In April 1997, Messrs. Buntrock and Pedersen, directors of the Company, either directly or through their affiliates, purchased $1,880,853 and $1,929,080, respectively, of Series B Stock from the Company. Messrs. Buntrock and Pedersen purchased these shares on the same terms and conditions as all other purchasers of Series B Stock.

     In April 1998, Messrs. Buntrock and Pedersen, either directly or through their affiliates, purchased $1,950,300 and $2,000,020, respectively, of Series C Units, comprised of Series C Stock and shares of Common Stock.

     Messrs. Muehlstein and Pedersen are partners and members of the management committee of the law firm of Pedersen & Houpt, P.C., which has served as counsel to the Company since March 1997. In that connection, the firm has been paid fees for services rendered.

                       DESCRIPTION OF THE HELLER FACILITY

GENERAL

     Concurrently with the closing of the Private Placement, the Company entered into the Heller Facility with Heller Financial, Inc. ("Heller") as agent. The Heller Facility consists of a revolving credit facility in an aggregate principal amount of $40.0 million that will mature on April 28, 2002.

     Indebtedness under the Heller Facility is secured by a first priority security interest upon (i) all of the Company's now owned and hereafter acquired inventory, equipment, accounts receivable, real and personal property and all proceeds thereof and (ii) all general intangibles and other intangible assets (including, without limitation, trademarks and trade names) of the Company, if any, and proceeds thereof.

REVOLVING CREDIT FACILITY

     The Heller Facility consists of a revolving credit facility in an aggregate principal amount of $40.0 million. As of August 1998, the Heller Facility was syndicated such that Heller is obligated to provide up to $25.0 million and FINOVA Capital Corporation ("FINOVA") is obligated to provide up to $15.0 million of the $40.0 million Heller Facility. The Company will be entitled to draw amounts under the Heller Facility, subject to availability pursuant to a borrowing base formula based upon income from store operations and net book value of laundry equipment, in order to fund ongoing working capital, capital expenditures and general corporate purposes. As of September 6, 1998, approximately $14.3 million of the Heller Facility was available for the Company to draw. Until March 22, 1999, the maximum amount available under the Heller Facility is $32.5 million, which limitation shall be lifted on or after that date if certain conditions are met.

INTEREST RATES

     Obligations under the Heller Facility shall bear interest with reference to either the "Base Rate" or the "LIBOR Rate," as determined by the Company at the time each such obligation is incurred. "Base Rate Loans" shall bear interest at the rate of 0.50% plus the greater of (a) the "Bank Prime Loan" rate published by the Board of Governors of the Federal Reserve System or (b) 0.50% plus the Federal Funds Effective Rate. "LIBOR Rate Loans" shall bear interest at the rate of 2.75% plus the rate determined by dividing (a) the rate at which U.S. dollar deposits for the relevant interest period are being offered based upon information presented on the Reuters Screen LIBOR Page as of 11:00 A.M. (London time) on the day which is two business days prior to the first day of such interest period by (b) 1.0 minus the aggregate (without duplication) of the rates (expressed as a decimal) of reserve requirements on the day which is two business days prior to the beginning of such interest period for Eurocurrency funding required to be maintained by a member bank of the Federal Reserve System, rounded to the nearest 1/16 of 1%.

COVENANTS

     The Heller Facility contains certain covenants and other requirements of the Company. In general, the affirmative covenants provide for mandatory reporting by the Company of financial and other information to the agent and notice by the Company to the agent upon the occurrence of certain events.

     The Heller Facility also contains certain negative covenants and restrictions on actions by the Company including, without limitation, restrictions on indebtedness, liens, guarantee obligations, mergers, asset dispositions, certain payments, transactions with affiliates, entering other lines of business and amendments of the terms of other indebtedness. The Heller Facility requires the Company to meet certain financial covenants including a fixed charge coverage ratio subject to availability dropping below a certain threshold and covenants requiring maintenance of a minimum Mature Store average EBITDA and minimum unused availability. The Company was in compliance with all but one of these covenants at September 6, 1998. The Company has, however, obtained the waiver of the lenders with respect to this breach and thus it will not restrict the Company's ability to borrow under the Heller Facility.

EVENTS OF DEFAULT

     The Heller Facility specifies certain customary events of default including, without limitation, non-payment of principal, interest or fees, violation of covenants, inaccuracy of representations and warranties in any material respect, cross default to certain other indebtedness and agreements, bankruptcy and insolvency events, material judgments and liabilities and unenforceability of certain documents under the Heller Facility. In addition, a "change of control" of the Company, which is defined in the Heller Facility by referring to the definition of that term in the Indenture, constitutes an event of default under the Heller Facility. The events of default under the Heller Facility are substantially similar to the events of default under the Indenture with certain exceptions.

     In July 1998 the Company and Heller Financial executed an amendment to the Heller Facility pursuant to which the Company agreed to changes in the borrowing base formula and the minimum Mature Store average EBITDA financial covenant thresholds. These thresholds were adjusted to reflect the treatment of certain personnel and advertising expenses as selling, general and administrative exemptions rather than as cost of revenues -- store operating expenses, excluding depreciation and amortization. Changes were also made to certain of the Company's reporting requirements pursuant to the Heller Facility and a limitation on advertising expenses, to a maximum of 4% of annual revenues, was added. The description of the Heller Facility set forth above is qualified in its entirety by the complete text of the documents entered into in connection therewith.

                          DESCRIPTION OF THE NEW NOTES

GENERAL

     The Old Notes have been, and the New Notes will be issued under an Indenture, dated as of April 29, 1998 (the "Indenture"), between the Company and Norwest Bank Minnesota, N.A., as Trustee (the "Trustee"). The form and terms of the Old Notes are substantially identical to the form and terms of the New Notes described herein, except that the offer of the New Notes will have been registered under the Securities Act and, therefore, the New Notes will not bear legends restricting the transfer thereof.

     The following is a summary of the material provisions of the Indenture and the Notes, including the New Notes, a copy of which Indenture and the form of New Notes has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The following summary of the material provisions of the Indenture and the New Notes does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, and those terms made a part thereof by reference to the Trust Indenture Act, and the New Notes, including the definitions of certain terms therein.

     The New Notes will be issued only in fully registered form, without coupons, in denominations of $1,000 principal amount at maturity and any integral multiple of $1,000. See "Book Entry, Delivery and Form." No service charge shall be made for any registration of transfer or exchange of New Notes, but the Company may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

TERMS OF THE NOTES

     The Notes are unsecured senior obligations of the Company, limited to $144,990,000 aggregate principal amount at maturity, and will mature on May 1, 2005. Except as described below, no cash interest will accrue on the Notes prior to May 1, 2001, although for U.S. federal income tax purposes a significant amount of original issue discount, taxable as ordinary income, will be recognized by a Holder as such discount accrues from the Issue Date through May 1, 2005. Cash interest will accrue on the Notes at 12 3/4% per annum from May 1, 2001 or from the most recent date to which interest has been paid or provided for, payable semi-annually to Holders of record at the close of business on the April 15 or October 15 immediately preceding the interest payment date on May 1 and November 1 of each year, commencing November 1, 2001. Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months. The Company will pay interest on overdue principal at 1% per annum in excess of such rate, and it will pay interest on overdue installments of cash interest at such higher rate to the extent lawful. If, after this Registration Statement is declared effective, such Registration Statement ceases to be effective or usable in certain circumstances, cash interest may accrue on the Notes.

OPTIONAL REDEMPTION

     Except as set forth in the following paragraph, the Notes will not be redeemable at the option of the Company prior to May 1, 2002. Thereafter, the Notes will be redeemable, at the Company's option, in whole or in part, at any time or from time to time, upon not less than 30 nor more than 60 days' prior notice mailed by first class mail to each Holder's registered address, at the following redemption prices (expressed in percentages of principal amount at maturity), plus accrued interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on May 1 of the years set forth below:

                                                    REDEMPTION
PERIOD                                                PRICE
------                                              ----------
2002..............................................   106.375%
2003..............................................   103.188
2004 and thereafter...............................   100.000

     In addition, at any time and from time to time prior to May 1, 2001, the Company may redeem in the aggregate up to 35% of the Accreted Value of the Notes with the proceeds of one or more Public Equity Offerings following which there is a Public Market, at a redemption price of 112.750% of the Accreted Value to the date of redemption; provided, however, that at least $94.2 million of the aggregate principal amount at maturity of the Notes must remain outstanding after each such redemption.

     In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate, although no Note of $1,000 in principal amount at maturity or less shall be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note.

RANKING

     The indebtedness evidenced by the Notes will be senior unsecured obligations of the Company ranking pari passu in right of payment with all other senior unsecured Indebtedness of the Company (including the Old Notes, if any) and senior to all Subordinated Obligations. The Notes will be subordinated to all Secured Indebtedness of the Company, if any, to the extent of the value of the assets securing such Indebtedness and to all Indebtedness and other obligations (including trade payables) of the Company's future Subsidiaries, if any. The Company does not presently intend to operate through Subsidiaries and the ability of such Subsidiaries to incur any indebtedness is restricted by the Indenture.

     As of September 6, 1998, the Company's unsecured Indebtedness was approximately $99.0 million. Although the Indenture contains limitations on the amount of additional Indebtedness that the Company may incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Secured Indebtedness or Indebtedness of the Company's future Subsidiaries, if any. See "-- Certain Covenants -- Limitation on Indebtedness" and "-- Limitation on Indebtedness and Preferred Stock of Restricted Subsidiaries."

CHANGE OF CONTROL

     Upon the occurrence of any of the following events (each a "Change of Control"), each Holder shall have the right to require that the Company repurchase such Holder's Notes at a purchase price in cash equal to 101% of the Accreted Value thereof plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date):

          (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (i) such person shall be deemed to have "beneficial ownership" of all shares that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the then outstanding Voting Stock of the Company; provided, however, that for purposes of this clause (i), the Permitted Holders shall be deemed to beneficially own any Voting Stock of a corporation (the "specified corporation") held by any other corporation (the "parent corporation") so long as one or more of the Permitted Holders beneficially own (as so defined), directly or indirectly, in the aggregate a majority of the voting power of the Voting Stock of the parent corporation;

          (ii) during any period of two consecutive years after the Company's initial Public Equity Offering, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Company was approved by a vote of 66 2/3% of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office; or

          (iii) the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale of all or substantially all the assets of the Company to another Person (in each case other than a Person that is controlled by the Permitted Holders), and, in the case of any such merger or consolidation, the securities of the Company that are outstanding immediately prior to such transaction and which represent 100% of the aggregate voting power of the Voting Stock of the Company are changed into or exchanged for cash, securities or property, unless pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving corporation or a parent corporation that owns all of the capital stock of such corporation that represent immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving corporation or such parent corporation, as the case may be.

     Within 30 days following any Change of Control, unless notice of redemption of the Notes has been given pursuant to the provisions of the Indenture described under "-- Optional Redemption" above, the Company shall mail a notice to the Trustee and to each Holder stating: (1) that a Change of Control has occurred and that such Holder has the right to require the Company to purchase such Holder's Notes at a purchase price in cash equal to 101% of the Accreted Value thereof plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date); (2) the circumstances and relevant facts regarding such Change of Control; (3) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and (4) the instructions determined by the Company, consistent with the covenant described hereunder, that a Holder must follow in order to have its Notes purchased.

     The Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to the covenant described hereunder. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the covenant described hereunder by virtue thereof.

     The Change of Control purchase feature is a result of negotiations between the Company and the Initial Purchaser. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Company would decide to do so in the future. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect the Company's capital structure or credit ratings. Restrictions on the ability of the Company to incur additional Indebtedness are contained in the covenants described under "-- Certain Covenants -- Limitation on Indebtedness" and "-- Limitation on Indebtedness and Preferred Stock of Restricted Subsidiaries." Such restrictions can only be waived with the consent of the Holders of a majority in principal amount at maturity of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford Holders protection in the event of a highly leveraged transaction.

     If a Change of Control offer is made, there can be no assurance that the Company will have available funds sufficient to pay the purchase price for all of the Notes that might be delivered by Holders seeking to accept the Change of Control offer. The failure of the Company to make or consummate the Change of Control offer or pay the purchase price when due will give the Trustee and the Holders the rights described under "-- Defaults."

     The existence of a Holder's right to require the Company to offer to repurchase such Holder's Notes upon a Change of Control may deter a third party from acquiring the Company in a transaction which constitutes a Change of Control.

     The Heller Credit Agreement imposes, and future indebtedness of the Company may impose, prohibitions on the occurrence of certain events that would constitute a Change of Control or require such indebtedness to be repaid or repurchased upon a Change of Control. Moreover, the exercise by the Holders of their right to require the Company to repurchase the Notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company's ability to pay cash to the Holders following the occurrence of a Change of Control may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. The provisions under the Indenture relating to the Company's obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes.

CERTAIN COVENANTS

     The Indenture contains covenants including, among others, the following:

          Limitation on Indebtedness. (a) The Company shall not incur, directly or indirectly, any Indebtedness unless, on the date of such incurrence and after giving effect thereto, the Consolidated Coverage Ratio exceeds 2.0 to 1.0.

          (b) Notwithstanding the foregoing paragraph (a), the Company may Incur any or all of the following Indebtedness:

             (1) Indebtedness Incurred pursuant to the Heller Credit Agreement or any other credit or loan agreement in an aggregate principal amount which, when taken together with all letters of credit and the principal amount of all other Indebtedness Incurred pursuant to this clause (1) and then outstanding, does not exceed $40.0 million;

             (2) Indebtedness owed to and held by a Wholly Owned Subsidiary; provided, however, that any subsequent issuance or transfer of any Capital Stock which results in any such Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary or any subsequent transfer of such Indebted-ness (other than to another Wholly Owned Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the Company;

             (3) the Notes;

             (4) Indebtedness outstanding on the Issue Date (other than Indebtedness described in clause (1), (2) or (3) of this covenant);

             (5) Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to paragraph (a) or pursuant to clause (3) or (4) or this clause (5) or pursuant to the covenant described under "-- Limitation on Indebtedness and Preferred Stock of Restricted Subsidiaries" below;

             (6) Hedging Obligations consisting of Interest Rate Agreements directly related to Indebtedness permitted to be Incurred by the Company pursuant to the Indenture;

             (7) Indebtedness of the Company consisting of obligations in respect of purchase price adjustments in connection with the acquisition or disposition of assets by the Company or any Restricted Subsidiary permitted under the Indenture;

             (8) Capital Lease Obligations and Attributable Debt of the Company with respect to Sale/ Leaseback Transactions in an aggregate principal amount not exceeding $10.0 million at any one time outstanding; and

             (9) Indebtedness in an aggregate principal amount which, together with all other Indebtedness of the Company outstanding on the date of such Incurrence (other than Indebtedness permitted by clauses (1) through (8) above or paragraph (a)), does not exceed $20.0 million at any one time outstanding.

          (c) Notwithstanding the foregoing, the Company shall not Incur any Indebtedness pursuant to the foregoing paragraph (b) if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations unless such Indebtedness shall be subordinated to the Notes to at least the same extent as such Subordinated Obligations.

          (d) For purposes of determining compliance with the covenant entitled "-- Limitation on Indebtedness," (i) in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described above, the Company, in its sole discretion, will classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of the above clauses and (ii) an item of Indebtedness may be divided and classified in more than one of the types of Indebtedness described above.

          Limitation on Indebtedness and Preferred Stock of Restricted Subsidiaries. The Company shall not permit any Restricted Subsidiary to Incur, directly or indirectly, any Indebtedness or Preferred Stock except:

             (a) Indebtedness or Preferred Stock issued to and held by the Company or a Wholly Owned Subsidiary; provided, however, that any subsequent issuance or transfer of any Capital Stock which results in any such Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary or any subsequent transfer of such Indebtedness or Preferred Stock (other than to the Company or a Wholly Owned Subsidiary) shall be deemed, in each case, to constitute the issuance of such Indebtedness or Preferred Stock by the issuer thereof;

             (b) Indebtedness or Preferred Stock of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness or Preferred Stock Incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company); provided, however, that on the date of such acquisition and after giving effect thereto, the Company would have been able to Incur at least $1.00 of additional Indebtedness pursuant to clause (a) of the covenant described under "-- Limitation on Indebtedness";

             (c) Indebtedness or Preferred Stock outstanding on the Issue Date (other than Indebtedness or Preferred Stock described in clauses (a) or (b) of this paragraph);

             (d) Indebtedness of any Restricted Subsidiary consisting of obligations in respect of purchase price adjustments in connection with the acquisition or disposition of assets by the Company or any Restricted Subsidiary permitted under the Indenture;

             (e) Preferred Stock which is not Disqualified Stock; provided, however, that such Restricted Subsidiary shall not pay cash dividends on such Preferred Stock; and

             (f) Refinancing Indebtedness Incurred in respect of Indebtedness or Preferred Stock referred to in clauses (b) or (c) of this paragraph or this clause (f); provided, however, that to the extent such Refinancing Indebtedness directly or indirectly Refinances Indebtedness or Preferred Stock of a Restricted Subsidiary described in clause (b), such Refinancing Indebtedness shall be Incurred only by such Restricted Subsidiary.

          Limitation on Liens. The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or permit to exist any Lien upon any of its property or assets, now owned or hereafter acquired, securing any obligation unless concurrently with the creation of such Lien effective provision is made to secure the Notes equally and ratably with such obligation for so long as such obligation is so secured; provided, that, if such obligation is a Subordinated Obligation, the Lien securing such obligation shall be subordinated and junior to the Lien securing the Notes with the same or lesser relative priority as such Subordinated Obligation shall have been with respect to the Notes. The preceding restriction shall not require the Company or any Restricted Subsidiary to secure the New Notes if the Lien consists of the following:

             (a) Liens created by the Indenture, Liens under the Heller Credit Agreement and Liens existing as of the Issue Date;

             (b) Permitted Liens;

             (c) Liens to secure Indebtedness issued by the Company for the purpose of financing all or a part of the purchase price of assets or property acquired or constructed in the ordinary course of business after the Issue Date; provided, however, that (a) the aggregate principal amount (or accreted value in the case of Indebtedness issued at a discount) of Indebtedness so issued shall not exceed the lesser of the cost or fair market value, as determined in good faith by the Board of Directors, of the assets or property so acquired or constructed, (b) the Indebtedness secured by such Liens shall have been permitted to be Incurred under the "-- Limitation on Indebtedness" covenant and (c) such Liens shall not encumber any other assets or property of the Company or any of its Restricted Subsidiaries other than such assets or property or any improvement on such assets or property and shall attach to such assets or property within 90 days of the construction or acquisition of such assets or property;

             (d) Liens on the assets or property of a Restricted Subsidiary existing at the time such Restricted Subsidiary becomes a Restricted Subsidiary and not issued as a result of (or in connection with or in anticipation of) such Restricted Subsidiary becoming a Restricted Subsidiary; provided, however, that such Liens do not extend to or cover any other property or assets of the Company or any of its other Restricted Subsidiaries;

             (e) Liens securing Capital Lease Obligations Incurred in accordance with the "-- Limitation on Indebtedness" covenant;

             (f) Liens with respect to Sale/Leaseback Transactions permitted by clause (b)(8) of the "-- Limitation on Indebtedness" covenant;

             (g) Liens securing Indebtedness issued to Refinance Indebtedness which has been secured by a Lien permitted under the Indenture and is permitted to be Refinanced under the Indenture; provided, however, that such Liens do not extend to or cover any property or assets of the Company or any of its Restricted Subsidiaries not securing the Indebtedness so Refinanced; or

             (h) Liens on assets of the Company or any of its Restricted Subsidiaries securing Indebtedness in an aggregate principal amount not to exceed $10.0 million.

          Limitation on Sale/Leaseback Transactions. The Company shall not, and shall not permit any Restricted Subsidiary to, enter into any Sale/Leaseback Transaction with respect to any property unless

     (i) the Company or such Restricted Subsidiary would be (A) in compliance with the covenants described under "-- Limitation on Indebtedness" or "Limitation on Indebtedness and Preferred Stock of Restricted Subsidiaries" immediately after giving effect to such Sale/Leaseback Transaction and (B) entitled to create a Lien on such property securing the Attributable Debt with respect to such Sale/ Leaseback Transaction without securing the New Notes pursuant to the covenant described under "-- Limitation on Liens,"
     (ii) the net proceeds received by the Company or any Restricted Subsidiary in connection with such Sale/Leaseback Transaction are at least equal to the fair market value (as determined by the Board of Directors) of such property and (iii) the Company or such Restricted Subsidiary applies the proceeds of such transaction in compliance with the covenant described under "-- Limitation on Sales of Assets and Subsidiary Stock."

          Limitation on Restricted Payments. (a) The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, make a Restricted Payment if at the time the Company or such Restricted Subsidiary makes, and after giving effect to, the proposed Restricted
     Payment: (i) a Default shall have occurred and be continuing (or would result therefrom); (ii) the Company is not able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "-- Limitation on Indebtedness"; or (iii) the aggregate amount of such Restricted Payment and all other Restricted Payments since the Issue Date would exceed the sum of:

             (A) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter immediately following the fiscal quarter during which the Notes were originally issued to the end of the most recently ended fiscal quarter for which financial statements are available at the time of such Restricted Payment (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit);

             (B) the aggregate Net Cash Proceeds received by the Company from capital contributions or the issuance or sale of its Capital Stock (other than Disqualified Stock) subsequent to the Issue Date (other than an issuance or sale to a Subsidiary of the Company and other than an issuance or sale to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of its employees);

             (C) the amount by which Indebtedness of the Company is reduced on the Company's balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to the Issue Date, of any Indebtedness of the Company for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the fair value of any other property, distributed by the Company upon such conversion or exchange), whether pursuant to the terms of such Indebtedness or pursuant to an agreement with a creditor to engage in an equity for debt exchange; and

             (D) an amount equal to the sum of (i) the net reduction in Investments in Unrestricted Subsidiaries resulting from dividends, repayments of loans or advances or other transfers of assets, in each case to the Company or any Restricted Subsidiary from Unrestricted Subsidiaries, and (ii) the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that the foregoing sum shall not exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary subsequent to the Issue Date.

          (b) The provisions of the foregoing paragraph (a) shall not prohibit:

             (i) any purchase or redemption of Capital Stock or Subordinated Obligations of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than (A) Disqualified Stock or (B) Capital Stock issued or sold to a Subsidiary of the Company or other than an issuance or sale to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of its employees) or out of the proceeds of a substantially concurrent capital contribution to the Company; provided, however, that (x) such purchase, capital contribution or redemption shall be excluded in the calculation of the amount of Restricted Payments and (y) the Net Cash Proceeds from such sale of Capital Stock or capital contribution shall be excluded from clause (iii)(B) of paragraph (a) above;

             (ii) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations in whole or in part (including premium, if any, and accrued and unpaid interest) made by exchange for, or out of the proceeds of the substantially concurrent sale of, Indebtedness of the Company which is permitted to be Incurred pursuant to the covenant described under "-- Limitation on Indebtedness"; provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments; and

             (iii) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this covenant; provided, however, that such dividend shall be included in the calculation of the amount of Restricted Payments.

          Limitation on Restrictions on Distributions from Restricted Subsidiaries. The Company shall not, and shall not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions on its Capital Stock to the Company or a Restricted Subsidiary, (b) pay any Indebtedness owed to the Company, (c) make any loans or advances to the Company or (d) transfer any of its property or assets to the Company, except:

             (i) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date;

             (ii) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company) and outstanding on such date;

             (iii) any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (i) or (ii) of this covenant or this clause (iii) or contained in any amendment to an agreement referred to in clause (i) or (ii) of this covenant or this clause (iii); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such refinancing agreement or amendment are no less favorable to the Noteholders than encumbrances and restrictions with respect to such Restricted Subsidiary contained in such agreements;

             (iv) any such encumbrance or restriction consisting of customary non-assignment provisions in leases to the extent such provisions restrict the transfer of the lease or sublease or the property leased or subleased thereunder or in purchase money financings;

             (v) in the case of clause (d) above, restrictions contained in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such restrictions restrict the transfer of the property subject to such security agreements or mortgages;

             (vi) encumbrances or restrictions imposed by operation of applicable law; and

             (vii) any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition.

          Limitation on Sales of Assets and Subsidiary Stock. (a) The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Disposition unless (i) the Company or such Restricted Subsidiary receives consideration at the time of such Asset

     Disposition at least equal to the fair market value (including the value of all non-cash consideration), as determined in good faith by the Board of Directors, of the shares and assets subject to such Asset Disposition, and at least 75% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash or cash equivalents and (ii) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or such Restricted Subsidiary, as the case may be) (A) first, to the extent the Company elects in its sole discretion (or is required by the terms of any Indebtedness), to prepay, repay, redeem or purchase (and permanently reduce the commitments under) Indebtedness under the Heller Credit Agreement or that is otherwise secured by its assets subject to such Asset Disposition within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash (the "Receipt Date"); (B) second, to the extent of the balance of such Net Available Cash after application in accordance with clause (A), to the extent the Company elects in its sole discretion, to acquire Additional Assets; provided, however, that the Company shall be required to commit such Net Available Cash to the acquisition of Additional Assets within one year from the later of the date of such Asset Disposition or the Receipt Date and shall be required to consummate the acquisition of such Additional Assets within 18 months from the Receipt Date; (C) third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B), to make an offer pursuant to paragraph (b) below to the Holders to purchase Notes pursuant to and subject to the conditions contained in the Indenture; and (D) fourth, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A), (B) and (C) to any other application or use not prohibited by the Indenture. Notwithstanding the foregoing provisions of this paragraph, the Company and the Restricted Subsidiaries shall not be required to apply the Net Available Cash in accordance with this paragraph except to the extent that the aggregate Net Available Cash from all Asset Dispositions which is not applied in accordance with this paragraph exceeds $5.0 million (at which time, the entire unutilized Net Available Cash, and not just the amount in excess of $5.0 million, shall be applied pursuant to this paragraph). Pending application of Net Available Cash pursuant to this covenant, such Net Available Cash shall be invested in Permitted Investments.

          For the purposes of this covenant, the following are deemed to be cash or cash equivalents: (x) the express assumption of Indebtedness of the Company or any Restricted Subsidiary and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition, (y) securities received by the Company or any Restricted Subsidiary from the transferee that are converted by the Company or such Restricted Subsidiary into cash within 90 days of closing the transaction and (z) Temporary Cash Investments.

          (b) In the event of an Asset Disposition that requires the purchase of the Notes pursuant to clause (a)(ii)(C) above, the Company will be required to purchase Notes tendered pursuant to an offer by the Company for the Notes at a purchase price of 100% of their Accreted Value plus accrued but unpaid interest in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture. If the aggregate purchase price of Notes tendered pursuant to such offer is less than the Net Available Cash allotted to the purchase thereof, the Company will be required to apply the remaining Net Available Cash in accordance with clause (a)(ii)(D) above. The Company shall not be required to make such an offer to purchase Notes pursuant to this covenant if the Net Available Cash available therefor is less than $5.0 million (which lesser amount shall be carried forward for purposes of determining whether such an offer is required with respect to any subsequent Asset Disposition).

          (c) The Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this clause by virtue thereof.

          Limitation on Affiliate Transactions. (a) The Company shall not, and shall not permit any Restricted Subsidiary to, enter into any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company (an "Affiliate Transaction") unless the terms thereof (1) are no less favorable to the Company or such Restricted

     Subsidiary than those that could be obtained at the time of such transaction in a comparable transaction in arm's length dealings with a Person who is not such an Affiliate, (2) if such Affiliate Transaction involves an amount in excess of $1.0 million, (i) are set forth in writing and (ii) have been approved by a majority of the members of the Board of Directors having no material personal financial stake in such Affiliate Transaction and (3) if such Affiliate Transaction involves an amount in excess of $5.0 million, have been determined by a nationally recognized investment banking firm or other qualified appraiser under the relevant circumstances to be fair, from a financial standpoint, to the Company or its Restricted Subsidiary, as the case may be.

          (b) The provisions of the foregoing paragraph (a) shall not prohibit
     (i) any Permitted Investment or Restricted Payment permitted to be made pursuant to the covenant described under "-- Limitation on Restricted Payments," or any payment or transaction specifically excepted from the definition of Restricted Payment, (ii) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans or any other similar arrangement heretofore or hereafter entered into in the ordinary course of business or consistent with past practice, (iii) the grant of stock options or similar rights to employees and directors pursuant to plans approved by the Board of Directors or the board of directors of the relevant Restricted Subsidiary, (iv) loans or advances to officers, directors or employees in the ordinary course of business, (v) the payment of reasonable fees to directors of the Company and its Restricted Subsidiaries who are not employees of the Company or its Restricted Subsidiaries, (vi) any Affiliate Transaction between the Company and a Wholly Owned Subsidiary or between Wholly Owned Subsidiaries, (vii) the purchase of or the payment of Indebtedness of or monies owed by the Company or any of its Restricted Subsidiaries for goods or materials purchased, or services received, in the ordinary course of business or
     (viii) any transaction pursuant to an agreement or arrangement in effect on the Issue Date.

          Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries. The Company shall not sell or otherwise dispose of any shares of Capital Stock of a Restricted Subsidiary, and shall not permit any Restricted Subsidiary, directly or indirectly, to issue or sell or otherwise dispose of any shares of its Capital Stock except (i) to the Company or a Wholly Owned Subsidiary or (ii) if, immediately after giving effect to such issuance, sale or other disposition, such Restricted Subsidiary remains a Restricted Subsidiary; provided, however, that in connection with any such sale or disposition of Capital Stock the Company or any such Restricted Subsidiary complies with the covenant described under "-- Limitation on Sales of Assets and Subsidiary Stock."

          Merger and Consolidation. The Company shall not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, its assets substantially as an entirety to, any Person, unless: (i) the resulting, surviving or transferee Person (the "Successor Company") shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Notes and the Indenture; (ii) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Subsidiary as a result of such transaction as having been Incurred by such Successor Company or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing; (iii) immediately after giving effect to such transaction, the Successor Company would be able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "-- Limitation on Indebtedness"; (iv) immediately after giving effect to such transaction, the Successor Company shall have Consolidated Net Worth in an amount that is not less than the Consolidated Net Worth of the Company prior to such transaction minus any costs incurred in connection with such transaction; and (v) the Company shall have delivered to the Trustee an officer's certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

          The Successor Company shall be the successor to the Company and shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, but the predecessor company, only in the case of a conveyance, transfer or lease, shall not be released from the obligation to pay the principal of and interest on the New Notes.

          SEC Reports. Notwithstanding that the Company may not be or required to remain subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall file with the SEC and provide within 15 days of filing therewith to the Trustee and Noteholders such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such information, documents and other reports to be so filed and provided at the times specified for the filing of such information, documents and reports under such Sections.

DEFAULTS

     An Event of Default is defined in the Indenture as

          (i) a default in the payment of interest on the Notes when due, continued for 30 days;

          (ii) a default in the payment of principal of any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon acceleration or otherwise;

          (iii) the failure by the Company to comply with its obligations under "-- Certain Covenants -- Merger and Consolidation" above;

          (iv) the failure by the Company to comply for 30 days after notice with any of its obligations in the covenants described above under "Change of Control" (other than a failure to purchase Notes) or under "-- Certain Covenants -- Limitation on Indebtedness," "-- Limitation on Indebtedness and Preferred Stock of Restricted Subsidiaries," "-- Limitation on Restricted Payments," "-- Limitation on Restrictions on Distributions from Restricted Subsidiaries," "-- Limitation on Sales of Assets and Subsidiary Stock," "-- Limitation on Affiliate Transactions," "-- Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries," or "-- SEC Reports;"

          (v) the failure by the Company to comply for 60 days after notice with its other agreements contained in the Indenture;

          (vi) Indebtedness of the Company or any Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the Holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $10.0 million and such non-payment continues or such acceleration is not rescinded within ten days after notice thereof (the "cross acceleration provision");

          (vii) certain events of bankruptcy, insolvency or reorganization of the Company or any Significant Subsidiary (the "bankruptcy provisions"); or

          (viii) any judgment or decree (not covered by insurance or an indemnity by a person other than the Company or a Restricted Subsidiary, which indemnitor is solvent) for the payment of money in excess of $10.0 million is entered against the Company or any Significant Subsidiary, remains outstanding for a period of 60 days following such judgment and is not discharged, waived or stayed within 30 days after notice (the "judgment default provision").

     However, a default under clause (iv), (v), (vi) or (viii) will not constitute an Event of Default until the Trustee or the Holders of 25% in principal amount at maturity of the outstanding Notes notify the Company of the default and the Company does not cure such default within the time specified after receipt of such notice.

     If an Event of Default (other than the bankruptcy provisions relating to the Company) occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount at maturity of the outstanding Notes may declare the Accreted Value of and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default relating to the bankruptcy provisions relating to the Company occurs and is continuing, the principal of and interest on all the Notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. Under certain circumstances, the Holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

     Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder of a New Note may pursue any remedy with respect to the Indenture or the New Notes unless (i) such Holder has previously given the Trustee notice that an Event of Default is continuing, (ii) Holders of at least 25% in principal amount at maturity of the outstanding Notes have requested the Trustee to pursue the remedy, (iii) such Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense, (iv) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity and (v) the Holders of a majority in principal amount at maturity of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period. Subject to certain restrictions, the Holders of a majority in principal amount at maturity of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability.

     The Indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each Holder notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any Note, the Trustee may withhold notice if and so long as the board of directors, the executive committee or a committee of its trust officers determines that withholding notice is not opposed to the interest of the Holders. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action the Company is taking or proposes to take in respect thereof.

AMENDMENTS AND WAIVERS

     Subject to certain exceptions, the Indenture may be amended with the consent of the Holders of a majority in principal amount at maturity of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange for the Old Notes) and any past default or compliance with any provisions may also be waived with the consent of the Holders of a majority in principal amount at maturity of the Notes then outstanding.

     Without the consent of each Holder of an outstanding Note affected thereby, no amendment may (i) reduce the amount of Notes whose Holders must consent to an amendment, (ii) reduce the rate of or extend the time for payment of interest on any Note, (iii) reduce the principal or Accreted Value of or extend the Stated Maturity of any Note, (iv) reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed as described under "-- Optional Redemption" above, (v) make any Note payable in money other than that stated in the Note, (vi) impair the right of any Holder to receive payment of principal of and interest on such Holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder's Notes, (vii) make any change in the amendment provisions which require each Holder's consent or in the waiver provisions or
(viii) affect the ranking of the Notes in any material respect.

     Without the consent of any Holder, the Company and the Trustee may amend the Indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation of the obligations of the Company under the Indenture, to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the
Code), to add guarantees with respect to the Notes, to secure the Notes, to add to the covenants of the Company for the benefit of the Holders or to surrender any right or power conferred upon the Company, to make any change that does not adversely affect the rights of any Holder or to comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act.

     The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

     After an amendment under the Indenture becomes effective, the Company is required to mail to Holders a notice briefly describing such amendment. However, the failure to give such notice to all Holders, or any defect therein, will not impair or affect the validity of the amendment.

TRANSFER

     A Holder may transfer or exchange the New Notes in accordance with the Exchange Offer and the Indenture. The Company, the Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture.

DEFEASANCE

     The Company at its option at any time may terminate all of its obligations under the Notes and the Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. In addition, the Company at its option at any time may terminate its obligations under "Change of Control" and under the covenants described under "-- Certain Covenants" (other than the covenant described under "-- Merger and Consolidation") (and any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes), the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision described under "-- Defaults" above and the limitations contained in clauses (iii) and
(iv) of the first paragraph under "-- Certain Covenants -- Merger and Consolidation" above ("covenant defeasance").

     The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the New Notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (iv), (vi), (vii) (with respect only to Significant Subsidiaries) or (viii) under "-- Defaults" above or because of the failure of the Company to comply with clause (iii) or (iv) of the first paragraph under "-- Certain Covenants -- Merger and Consolidation" above.

     In order to exercise either defeasance option, the Company must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal of and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an opinion of counsel to the effect that Holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such opinion of counsel must be based on a ruling of the IRS or other change in applicable federal income tax law).

SATISFACTION AND DISCHARGE

     The Indenture will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when: (i) either (a) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid) have been delivered to the Trustee for cancellation or (b) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable and the Company has irrevocably deposited or caused to be deposited with the Trustee an amount in United States dollars sufficient to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for the principal of, premium, if any, and interest to the date of deposit; (ii) the Company has paid or caused to be paid all other sums payable under the Indenture by the Company; and (iii) the Company has delivered to the Trustee an officers' certificate and an opinion of counsel each stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

     The Indenture provides that no recourse for the payment of the principal of, premium, if any, or interest on any of the Notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company in the Indenture, or in any of the Notes or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, stockholder, officer, director, employee or controlling person of the Company or any successor Person thereof. Each Holder, by accepting the Notes, waives and releases all such liability. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such waiver is against public policy.

CONCERNING THE TRUSTEE

     Norwest Bank Minnesota, N.A. is the Trustee under the Indenture and has been appointed by the Company as Registrar and Paying Agent with regard to the Notes. Such bank may also act as a depository of funds for, or make loans to and perform other services for, the Company or its affiliates in the ordinary course of business in the future. The corporate trust office of the Trustee is located at Sixth Street and Marquette Avenue, Minneapolis, Minnesota 55479-0067.

     The Holders of a majority in principal amount at maturity of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that if an Event of Default occurs (and is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the Indenture. The Trustee may resign at any time or may be removed by the Company. If the Trustee resigns, is removed or becomes incapable of acting as Trustee or if a vacancy occurs in the office of the Trustee for any cause, a successor Trustee shall be appointed in accordance with the provisions of the Indenture.

     If the Trustee has or shall acquire a conflicting interest within the meaning of the Trust Indenture Act, the Trustee shall either eliminate such interest or resign, to the extent and in the manner provided by, and subject to the provisions of, the Trust Indenture Act and the Indenture. The Indenture also contains certain limitations on the right of the Trustee, as a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received by it in respect of any such claims, as security or otherwise.

GOVERNING LAW

     The Indenture provides that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

CERTAIN DEFINITIONS

     "Accreted Value" means, as of any date (the "Specified Date"), the amount provided below for each $1,000 principal amount at maturity of Notes:

          (i) if the Specified Date occurs on one of the following dates (each, a "Semi-Annual Accrual Date"), the Accreted Value will equal the amount set forth below for such Semi-Annual Accrual Date:

SEMI-ANNUAL ACCRUAL DATE                                 ACCRETED VALUE
------------------------                                 --------------
November 1, 1998.....................................      $  734.18
May 1, 1999..........................................         780.98
November 1, 1999.....................................         830.77
May 1, 2000..........................................         883.73
November 1, 2000.....................................         940.07
May 1, 2001..........................................       1,000.00

          (ii) if the Specified Date occurs before the first Semi-Annual Accrual Date, the Accreted Value will equal the sum of (a) the original issue price of a Unit and (b) an amount equal to the product of (1) the Accreted Value for the first Semi-Annual Accrual Date less such original issue price multiplied by (2) a fraction, the numerator of which is the number of days from the Issue Date to the Specified Date, using a 360-day year of twelve 30-day months, and the denominator of which is the number of days elapsed from the Issue Date to the first Semi-Annual Accrual Date, using a 360-day year of twelve 30-day months;

          (iii) if the Specified Date occurs between two Semi-Annual Accrual Dates, the Accreted Value will equal the sum of (a) the Accreted Value for the Semi-Annual Accrual Date immediately preceding such Specified Date and
     (b) an amount equal to the product of (1) the Accreted Value for the immediately following Semi-Annual Accrual Date less the Accreted Value for the immediately preceding Semi-Annual Accrual Date multiplied by (2) a fraction, the numerator of which is the number of days from the immediately preceding Semi-Annual Accrual Date to the Specified Date, using a 360-day year of twelve 30-day months, and the denominator of which is 180; or

          (iv) if the Specified Date occurs after the last Semi-Annual Accrual Date, the Accreted Value will equal $1,000.

     "Additional Assets" means (i) any property or assets (other than Indebtedness and Capital Stock) in a Related Business, (ii) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary or (iii) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary; provided, however, that any such Restricted Subsidiary described in clause (ii) or (iii) above is primarily engaged in a Related Business.

     "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     "Asset Disposition" means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger or consolidation (each referred to for the purposes of this definition as a "disposition"), of (i) any shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary), (ii) all or substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary, or (iii) any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary (other than, in the case of (i), (ii) and (iii) above, (x) a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a

Wholly Owned Subsidiary and (y) for purposes of the covenant described under "-- Certain Covenants -- Limitation on Sales of Assets and Subsidiary Stock" only, a disposition that constitutes a Restricted Payment permitted by the covenant described under "-- Certain Covenants -- Limitation on Restricted Payments" or a disposition specifically excepted from the definition of Restricted Payment); provided, however, that Asset Disposition shall not include (a) a transaction or series of related transactions for which the Company or its Restricted Subsidiaries receive aggregate consideration less than or equal to $1.0 million or (b) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Company as permitted under "Certain Covenants -- Merger, Consolidation and Sale of Assets."

     "Attributable Debt" in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/ Leaseback Transaction (including any period for which such lease has been extended).

     "Average Life" means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (i) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (ii) the sum of all such payments.

     "Board of Directors" means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of such Board.

     "Business Day" means each day which is not a Legal Holiday.

     "Capital Lease Obligations" means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

     "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Consolidated Coverage Ratio" as of any date of determination means the ratio of (i) 200% of the aggregate amount of EBITDA for the period of the most recent two consecutive fiscal quarters ending at least 45 days prior to the date of such determination to (ii) Consolidated Interest Expense for the four most recent fiscal quarters ending at least 45 days prior to the date of such determination; provided, however, that (1) if the Company or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period, (2) if since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Disposition, the EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period, or increased by an amount equal to the EBITDA (if negative) directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale), (3) if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction requiring a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period, (4) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition, Investment or acquisition of assets that would have required an adjustment pursuant to clause (2) or (3) above if made by the Company or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition occurred on the first day of such period. For purposes of this definition, if pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, then the pro forma calculations shall be determined in good faith by a responsible financial or accounting officer of the Company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, then the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months).

     "Consolidated Interest Expense" means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries, plus, to the extent not included in such total interest expense, and to the extent incurred by the Company or its Restricted Subsidiaries without duplication, (i) interest expense attributable to Capital Lease Obligations and one-third of the rental expense attributable to operating leases, (ii) amortization of debt discount and debt issuance costs, (iii) capitalized interest, (iv) non-cash interest expense, (v) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, (vi) net costs associated with Hedging Obligations (including amortization of fees),
(vii) Preferred Stock dividends in respect of all Preferred Stock held by Persons other than the Company or a Wholly Owned Subsidiary, (viii) interest incurred in connection with Investments in discontinued operations, and (ix) interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by the Company or any Restricted Subsidiary; provided, however, that there shall not be included in Consolidated Interest Expense (y) a proportional amount of any of the foregoing items or other interest expense incurred by a Restricted Subsidiary in such period to the extent the net income of such Restricted Subsidiary is excluded in the calculation of Consolidated Net Income pursuant to clause (iii) of the definition thereof and (z) any fees or debt issuance costs (and any amortization thereof) payable in connection with the sale of the Notes and the Warrants on the Issue Date.

     "Consolidated Net Income" means, for any period, the net income of the Company and its consolidated Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income: (i) any net income of any Person if such Person is not a Restricted Subsidiary, except that (A) subject to the exclusion contained in clause (iv) below, the Company's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (iii) below) and (B) the Company's equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income; (ii) any net income (or loss) of any Person acquired by the Company or a Subsidiary of the Company in a pooling of interests transaction for any period prior to the date of such acquisition; (iii) any net income of any Restricted Subsidiary to the extent that such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that (A) subject to the exclusion contained in clause (iv) below, the Company's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause) and (B) the Company's equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income; (iv) any gain (but not loss) realized upon the sale or other disposition of any assets of the Company or its consolidated Subsidiaries (including pursuant to any sale-and-leaseback arrangement) which is not sold or otherwise disposed of in the ordinary course of business and any gain (but not loss) realized upon the sale or other disposition of any Capital Stock of any Person; (v) extraordinary gains or losses; and (vi) the cumulative effect of a change in accounting principles.

     "Consolidated Net Worth" means the total of the amounts shown on the balance sheet of the Company and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as of the end of the most recent fiscal quarter of the Company for which financial statements are available, as
(i) the par or stated value of all outstanding Capital Stock of the Company plus
(ii) paid-in capital or capital surplus relating to such Capital Stock plus
(iii) any retained earnings or earned surplus less (A) any accumulated deficit and (B) any amounts attributable to Disqualified Stock.

     "Currency Agreement" means in respect of a Person any foreign exchange contract, currency swap agreement or other similar agreement to which such Person is a party or a beneficiary.

     "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

     "Depositary" means The Depository Trust Company, its nominees and their respective successors.

     "Disqualified Stock" means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise,
(ii) is convertible or exchangeable for Indebtedness or Disqualified Stock, or
(iii) is redeemable at the option of the Holder thereof, in whole or in part, in each case on or prior to the first anniversary of the Stated Maturity of the Notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving Holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the Stated Maturity of the Notes shall not constitute Disqualified Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the provisions described under "-- Certain Covenants -- Limitation on Sales of Assets and Subsidiary Stock" and "-- Certain Covenants -- Change of Control."

     "EBITDA" for any period means the sum of Consolidated Net Income plus Consolidated Interest Expense plus the following to the extent deducted in calculating such Consolidated Net Income: (a) all income tax expense of the Company, (b) depreciation expense, (c) amortization expense, and (d) all other non-cash items reducing such Consolidated Net Income (excluding any non-cash item to the extent it represents an accrual of, or reserve for, cash disbursement for any subsequent period) less all non-cash items increasing such Consolidated Net Income (such amount calculated pursuant to this clause (d) not to be less than zero), in each case for such period. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization of, a Subsidiary of the Company shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be paid as a dividend to the Company by such Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Subsidiary or its stockholders.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth (i) in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, (ii) in statements and pronouncements of the Financial Accounting Standards Board, (iii) in such other statements by such other entity as approved by a significant segment of the accounting profession, and (iv) in the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

     "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such Person (whether arising by virtue of agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb (and the participle formed therefrom) shall have a correlative meaning. The term "Guarantor" shall mean any Person Guaranteeing any obligation.

     "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

     "Heller Credit Agreement" means the Credit Agreement, dated as of April 29, 1998, between the Company, Heller Financial, Inc., as agent, and the lenders party thereto, as such agreement, in whole or in part, may be amended, renewed, extended, increased (but only so long as such increase is permitted under the terms of the Indenture), substituted, refinanced, restructured, replaced (including, without limitation, any successive renewals, extensions, increases, substitutions, refinancings, restructurings, replacements, supplements or other modifications of the foregoing).

     "Holder" or "Noteholder" means the Person in whose name a Note is registered on the Registrar's books.

     "Incur" means issue, assume, Guarantee, incur or otherwise become liable for Indebtedness; provided, however, that any Indebtedness of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary. The term "Incurrence" shall have a correlative meaning. The accretion of principal of a non-interest bearing or other discount security shall be deemed the Incurrence of Indebtedness.

     "Indebtedness" means, with respect to any Person on any date of determination (without duplication), (i) the principal of and premium (if any) in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale/Leaseback Transactions entered into by such Person; (iii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business); (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (i) through (iii) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon, or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit); (v) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary of such Person, any Preferred Stock (but excluding, in each case, any accrued dividends); (vi) all obligations of the type referred to in clauses (i) through (v) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee; (vii) all obligations of the type referred to in clauses (i) through
(vi) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured; and (viii) to the extent not otherwise included in this definition, Hedging Obligations of such Person. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

     "Interest Rate Agreement" means any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement designed solely to protect the Company or any Restricted Subsidiary against fluctuations in interest rates.

     "Investment" in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the Person making the advance or loan) or other extensions of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. For purposes of the definition of "Unrestricted Subsidiary," the definition of "Restricted Payment" and the covenant described under "-- Certain Covenants -- Limitation on Restricted Payments," (i) "Investment" shall include the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that if such designation is made in connection with the acquisition of such Subsidiary or the assets owned by such Subsidiary, the "Investment" in such Subsidiary shall be deemed to be the consideration paid in connection with such acquisition; provided further, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary in an amount (if positive) equal to (x) the Company's "Investment" in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation, and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors.

     "Issue Date" means the date of original issuance of the Notes.

     "Legal Holiday" means a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or required by law to close. If a payment date is a Legal Holiday, payment shall be made on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period. If a regular record date is a Legal Holiday, the record shall not be affected.

     "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

     "Moody's" means Moody's Investors Service, Inc.

     "Net Available Cash" from an Asset Disposition means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other noncash form) in each case net of (i) all legal, title and recording tax expenses, brokerage commissions, underwriting discounts or commissions or sales commissions and other reasonable fees and expenses (including, without limitation, fees and expenses of counsel, accountants and investment bankers) related to such Asset Disposition or converting to cash any other proceeds received, and any relocation and severance expenses as a result thereof, and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Disposition, (ii) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition or made in order to obtain a necessary consent to such Asset Disposition or to comply with applicable law, (iii) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition and (iv) appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Disposition. Further, with respect to an Asset Disposition by a Subsidiary which is not a Wholly Owned Subsidiary, Net Available Cash shall be reduced pro rata for the portion of the equity of such Subsidiary which is not owned by the Company.

     "Net Cash Proceeds," with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

     "Permitted Business" means the acquisition, construction, development and operation of laundromat facilities.

     "Permitted Holders" means all executive officers of the Company as of the Issue Date and each of their Affiliates as well as Dean L. Buntrock, William Farley, Peer Pedersen and Howard C. Warren and each of their Affiliates.

     "Permitted Investment" means an Investment by the Company or any Restricted Subsidiary in (i) a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is a Related Business; (ii) another Person, if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary; provided, however, that such Person's primary business is a Related Business; (iii) Temporary Cash Investments; (iv) receivables owing to the Company or any Restricted Subsidiary, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances; (v) commissions, payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business; (vi) loans or advances to employees made in the ordinary course of business consistent with past practices of the Company or such Restricted Subsidiary;
(vii) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments; and (viii) any Person, to the extent such Investment represents the non-cash portion of the consideration received for an Asset Disposition as permitted pursuant to the covenant described under "-- Certain Covenants -- Limitation on Sales of Assets and Subsidiary Stock."

     "Permitted Liens" means, with respect to any Person, (a) pledges or deposits by such Person under workers' compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits or cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business; (b) Liens imposed by law, such as carriers', warehousemen's and mechanics' Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings; (c) Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review or time for appeal has not yet expired; (d) Liens for taxes, assessments or other governmental charges not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings; (e) Liens in favor of issuers of surety bonds or letters of credit and banker's acceptances issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit and banker's acceptances do not constitute Indebtedness; (f) survey exceptions, encumbrances, easements or reservations of or rights of others for licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person; (g) Liens securing an Interest Rate Agreement so long as the related Indebtedness is, and is permitted to be under the Indenture, secured by a Lien on the same property securing the Interest Rate Agreement; and
(h) leases and subleases of real property which do not interfere with the ordinary conduct of the business of such Person, and which are made on customary and usual terms applicable to similar properties.

     "Person" means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

     "Preferred Stock," as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

     "Principal" of a Note means the principal of the Note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

     "Public Equity Offering" means an underwritten primary public offering of common stock of the Company pursuant to an effective registration statement under the Securities Act.

     "Public Market" means any time after (x) a Public Equity Offering has been consummated and (y) at least 15% of the total issued and outstanding common stock of the Company has been distributed by means of an effective registration statement under the Securities Act or sales pursuant to Rule 144 under the Securities Act.

     "Refinance" means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. "Refinanced" and "Refinancing" shall have correlative meanings.

     "Refinancing Indebtedness" means Indebtedness that Refinances any Indebtedness of the Company or any Restricted Subsidiary existing on the Issue Date or Incurred in compliance with the Indenture, including Indebtedness that Refinances Refinancing Indebtedness; provided, however, that (i) such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced, (ii) such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced and (iii) such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding or committed (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced; provided, further, however, that Refinancing Indebtedness shall not include (x) Indebtedness of a Restricted Subsidiary that Refinances Indebtedness of the Company or (y) Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

     "Related Business" means any business related, ancillary or complementary to the businesses of the Company on the Issue Date.

     "Restricted Payment" with respect to any Person means (i) the declaration or payment of any dividends or any other distributions of any sort in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving such Person), other than dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and dividends or distributions payable solely to the Company or a Restricted Subsidiary, and other than pro rata dividends or other distributions made by a Subsidiary that is not a Wholly Owned Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation), (ii) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company held by any Person or of any Capital Stock of a Restricted Subsidiary held by any Affiliate of the Company (other than a Restricted Subsidiary), including the exercise of any option to exchange any Capital Stock (other than into Capital Stock of the Company that is not Disqualified Stock), (iii) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations (other than the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying of a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition), or (iv) the making of any Investment in any Person (other than a Permitted Investment).

     "Restricted Subsidiary" means any Subsidiary of the Company that is not an Unrestricted Subsidiary.

     "Sale/Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Restricted Subsidiary leases it from such Person.

     "SEC" means the Securities and Exchange Commission.

     "Secured Indebtedness" means any Indebtedness of the Company secured by a Lien.

     "Significant Subsidiary" means any Restricted Subsidiary that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02(w) under Regulation S-X promulgated by the SEC.

     "S&P" means Standard & Poor's Ratings Service.

     "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

     "Subordinated Obligation" means any Indebtedness of the Company (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the Notes pursuant to a written agreement to that effect.

     "Subsidiary" means, in respect of any Person, any corporation, association, limited liability company, limited or general partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person, (ii) such Person and one or more Subsidiaries of such Person, or (iii) one or more Subsidiaries of such Person.

     "Temporary Cash Investments" means any of the following: (i) any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof,
(ii) investments in time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50,000,000 (or the foreign currency equivalent thereof) and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor, (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with a bank meeting the qualifications described in clause (ii) above, (iv) investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's or "A-1" (or higher) according to S&P, (v) investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by S&P or "A" by Moody's and (vi) investments in money market funds that make investments in instruments of the type described in clauses (i) through (v) above in accordance with the regulations of the SEC under the Investment Company Act of 1940, as amended.

     "Trust Indenture Act" means the Trust Indenture Act of 1939, as amended.

     "Unrestricted Subsidiary" means (i) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the covenant described under "-- Certain Covenants -- Limitation on Restricted Payments." The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (x) if such Unrestricted Subsidiary at such time has Indebtedness, the Company could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under "-- Certain Covenants -- Limitation on Indebtedness" and (y) no Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced by the Company to the Trustee by promptly filing with the Trustee a copy of the board resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing provisions.

     "U.S. Government Obligations" means securities that are (x) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (y) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Obligation held by such custodian for the account of the holder of such depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of principal of or interest on the U.S. Government Obligation evidenced by such depository receipt.

     "Voting Stock" of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

     "Wholly Owned Subsidiary" means a Restricted Subsidiary all the Capital Stock of which (other than directors' qualifying shares and shares held by other Persons to the extent such shares are required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary) is owned by the Company or one or more Wholly Owned Subsidiaries.

                          DESCRIPTION OF CAPITAL STOCK

     As of September 6, 1998, there were 27,763 shares of Common Stock, 76,974 shares of Series A Convertible Preferred Stock, $.01 par value ("Series A Stock"), 125,498 shares of Series B Convertible

Preferred Stock, $.01 par value ("Series B Stock") and 72,930 shares of Series C Convertible Preferred Stock, $.01 par value ("Series C Stock") outstanding, held of record by 178 holders. As of such date, no shares of capital stock were held in the treasury of the Company. In addition, as of September 6, 1998, the Company had outstanding option grants exercisable for 38,025 shares of Common Stock. The following summary of certain provisions of the Company's capital stock describes all material provisions of, but does not purport to be complete and is subject to, and qualified in its entirety by, the Company's certificate of incorporation, as amended to date, by-laws and by the provisions of applicable law.

COMMON STOCK

     The Company is authorized to issue up to 630,000 shares of Common Stock, $.01 par value. Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor, subject to any preferential dividend rights of outstanding Preferred Stock. Upon the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive ratably the net assets of the Company available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding Preferred Stock. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Common Stock are, and the shares subject to Warrants sold by the Company in the Private Placement will be, when issued and paid for, fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of Series A Stock, Series B Stock, and Series C Stock and any series of Preferred Stock which the Company may designate and issue in the future.

     The shares of Common Stock held by current and former members of management are subject to a stock transfer restriction agreement pursuant to which the Company has a right of first refusal to purchase any such shares which a holder desires to transfer before such shares may be transferred to any other person.

WARRANTS

     The Company has outstanding 26,661 Warrants to purchase Common Stock. Each Warrant, when exercised, entitles the holder thereof to purchase .1839 shares of Common Stock from the Company at a price (the "Exercise Price") of $.01 per share. The Warrants may be exercised at any time on or after the earlier of (x) April 29, 1999 or (y) 60 days after the consummation of an initial public offering of the Company's Common Stock. Unless earlier exercised, the Warrants will expire on May 1, 2005. Upon the occurrence of certain events, the number of shares of Common Stock issuable upon the exercise of the Warrants and the Exercise Price are subject to adjustment.

     The holders of unexercised Warrants are not entitled to receive dividends, to vote, to consent, to exercise any preemptive rights, to receive notice as stockholders of the Company in respect of any stockholders meeting, or to exercise any other rights whatsoever as stockholders of the Company. In the event of a dissolution, liquidation or winding-up of the Company, the holders of the Warrants will be entitled to receive distributions on an equal basis with the holders of Common Stock, or other securities issuable upon the exercise of the Warrants, as if the Warrants had been exercised immediately prior to such event, less the Exercise Price.

PREFERRED STOCK

     The Company is authorized to issue up to 100,000 shares of Series A Stock, 150,000 shares of Series B Stock and 120,000 shares of Series C Stock. Holders of Preferred Stock are entitled to one vote for each share held on all matters and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of Preferred Stock entitled to vote in any election of directors may elect a majority of the directors standing for election. Concurrently with the closing of the Private Placement, the rights of the holders of Series A Stock, Series B Stock and Series C Stock to require the Company to purchase their shares to the Company at any time on or after June 1, 2001 (if the Company has not yet completed a qualified initial public offering) following notice to the Company by the holders of 51% or more of the Company's preferred stock were terminated. The shares of Series A Stock, Series B Stock and Series C Stock are pari passu with respect to liquidation preference.

     Series A Convertible Preferred Stock. The Company has 76,974 shares of Series A Stock outstanding. Holders of Series A Stock are entitled, along with the holders of the Series B Stock, to vote as a class to elect one person to the Board of Directors. The Series A Stock is convertible into shares of Common Stock on a one-for-one basis and will be converted into Common Stock concurrently with a qualified public offering of the Company's Common Stock. Holders of Series A Stock have preemptive rights with respect to the issuance of any equity securities of the Company. The shares of Series A Stock are fully paid and nonassessable.

     Series B Convertible Preferred Stock. The Company has 125,498 shares of Series B Stock outstanding. Holders of Series B Stock are entitled, along with the holders of the Series A Stock, to vote as a class to elect one person to the Board of Directors. The Series B Stock is convertible into shares of Common Stock on a one-for-one basis and will be converted into Common Stock concurrently with a qualified public offering of the Company's Common Stock. Holders of Series B Stock have preemptive rights with respect to the issuance of any equity securities of the Company. The shares of Series B Stock are fully paid and nonassessable.

     Series C Convertible Preferred Stock. The Company has 72,930 shares of Series C Stock outstanding. Holders of Series C Stock are entitled to vote as a class to elect one person to the Board of Directors. The Series C Stock is convertible into shares of Common Stock on a one-for-one basis and will be converted into Common Stock concurrently with a qualified public offering of the Company's Common Stock. Holders of Series C Stock have preemptive rights with respect to the issuance of any equity securities of the Company. The shares of Series C Stock are fully paid and nonassessable.

REGISTRATION RIGHTS

     The holders of Series A Stock, Series B Stock and Series C Stock have both demand and "piggyback" registration rights. At any time after the earlier to occur of (i) May 1, 1998 or (ii) the expiration of any lock up period in connection with an initial public offering by the Company, the holders of 51% of the shares of Preferred Stock outstanding may demand that the Company use its best efforts to register their shares at the Company's expense. The preferred stockholders may make up to three such demands upon the Company. The preferred stockholders also have "piggyback" registration rights pursuant to which they have the right to participate in any registration other than a registration on Form S-8 (or similar form), subject to typical underwriter reductions in shares permitted to be sold.

DELAWARE LAW AND CERTAIN CHARTER PROVISIONS

     The Company is subject to the provisions of Section 203 of the General Corporation Law of the State of Delaware. In general, this statute prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transactions in which the person becomes an interested stockholder, unless the business combination is approved in a prescribed manner. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within the prior three years did own) 15% or more of the corporation's voting stock.

     The Company has included in its certificate of incorporation provisions to eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by the Delaware General Corporation Law and to indemnify its directors and officers to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Company's capital stock is Norwest Bank Minnesota, N.A., Minneapolis, Minnesota.

                         BOOK-ENTRY; DELIVERY AND FORM

GENERAL

     The New Notes will be issued in the form of one or more fully registered New Notes in global form ("Global Notes"). The Regulation S Notes will be issued in fully registered, certificated form (the "Restricted Certificated Notes").

     Upon issuance of the Global Notes, the Depositary or its nominee will credit, on its book-entry registration and transfer system, the number of New Notes represented by such Global Notes to the accounts of institutions that have accounts with the Depositary or its nominee ("participants"). The accounts to be credited shall be designated by the Initial Purchaser. Ownership of beneficial interests in the Global Notes will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interest in such Global Notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary or its nominee (with respect to participants' interests) for such Global Notes, or by participants or persons that hold interests through participants (with respect to beneficial interests of persons other than participants). The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to transfer or pledge beneficial interests in the Global Notes.

     The Restricted Certificated Securities, upon transfer to a QIB in reliance on Rule 144A, will, unless the Global Securities have previously been exchanged for Certificated Securities (as defined), be exchanged for an interest in the Global Securities representing the number of Units, principal amount of Notes or number of Warrants being transferred. For a description of the restrictions on transfer of Restricted Certificated Securities, see "Transfer Restrictions." Any such transfers will generally require the delivery by the transferee of a transfer certificate in the form set forth in the Indenture or Warrant Agreement, as applicable.

     So long as the Depositary, or its nominee, is the registered Holder of any Global Notes, the Depositary or such nominee, as the case may be, will be considered the sole legal owner and Holder of such New Notes represented by such Global Notes for all purposes under the Indenture and the New Notes. Except as set forth below, owners of beneficial interests in Global Notes will not be entitled to have such Global Notes or any New Notes represented thereby registered in their names, will not receive or be entitled to receive physical delivery or certificated securities in exchange therefor and will not be considered to be the owners or Holders of such Global Notes or any New Notes represented thereby for any purpose under the New Notes or the Indenture. The Company understands that under existing industry practice, in the event an owner of a beneficial interest in a Global Note desires to take any action that the Depositary, as the Holder of such Global Note, is entitled to take, the Depositary would authorize the participants to take such action, and that the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

     Any payment of principal or interest due on the New Notes on any interest payment date or at maturity will be made available by the Company to the Trustee by such date. As soon as possible thereafter, the Trustee will make such payments to the Depositary or its nominee, as the case may be, as the registered owner of the Global Notes representing such New Notes in accordance with existing arrangements between the Trustee and the Depositary.

     The Company expects that the Depositary or its nominee, upon receipt of any payment of principal or interest in respect of the Global Notes, will credit immediately the accounts of the related participants with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note as shown on the records of the Depositary. The Company also expects that payments by participants to owners of beneficial interests in the Global Notes held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants.

     None of the Company, the Trustee or any payment agent for the Global Notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in any of the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for other aspects of the relationship between the Depositary and its participants or the relationship between such participants and the owners or beneficial interests in the Global Notes owning through such participants.

     As long as the New Notes are represented by a Global Note, the Depositary's nominee will be the Holder of the New Notes and therefore will be the only entity that can exercise a right to repayment or of repurchase of the New Notes. See "Description of the New Notes -- Change of Control" and "-- Certain Covenants -- Limitation on Sales of Assets and Subsidiary Stock." Notice by participants or by owners of beneficial interests in a Global Note held through such participants of the exercise of the option to elect repayment of beneficial interests in New Notes represented by a Global Note must be transmitted to the Depositary in accordance with its procedures on a form required by the Depositary and provided to participants. In order to ensure that the Depositary's nominee will timely exercise a right to repayment with respect to a particular New Note, the beneficial owner of such New Note must instruct the broker or other participant to exercise a right to repayment. Different firms have different cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other participant through which it holds an interest in a New Note in order to ascertain the cut-off time by which such an instruction must be given in order for timely notice to be delivered to the Depositary. The Company will not be liable for any delay in delivery of notices of the exercise of the option to elect repayment.

     Unless and until exchanged in whole or in part for New Notes in definitive form in accordance with the terms of the New Notes, the Global Notes may not be transferred except as a whole by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary of any such nominee to a successor of the Depositary or a nominee of each successor.

     Although the Depositary has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants of the Depositary, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Trustee nor the Company will have any responsibility for the performance by the Depositary or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations. The Company and the Trustee may conclusively rely on, and shall be protected in relying on, instructions from the Depositary for all purposes.

CERTIFICATED SECURITIES

     Global Notes shall be exchangeable for corresponding certificated securities registered in the name of persons other than the Depositary or its nominee ("Certificated Securities") only if (i) the Depositary (A) notifies the Company that it is unwilling or unable to continue as Depositary for any of the Global Notes or (B) at any time ceases to be a clearing agency registered under the Exchange Act, (ii) there shall have occurred and be continuing an Event of Default (as defined in the Indenture) with respect to the New Notes or (iii) the Company executes and delivers to the Trustee or the Warrant Agent, as appropriate, an order that the Global Notes shall be so exchangeable. Any certificated securities will be issued only in fully registered form, and in the case of certificated New Notes, shall be issued without coupons in denominations of $1,000 and integral multiples thereof. Any certificated securities so issued will be registered in such names and in such denominations as the Depositary shall request.

THE CLEARING SYSTEM

     The Depositary has advised the Company as follows: the Depositary is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and "a clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary was created to hold securities of institutions that have accounts with the Depositary ("participants") and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of participants, thereby eliminating the need for physical movement of securities certificates. The Depositary's participants include securities brokers and dealers (which may include the Initial Purchaser), banks, trust companies, clearing corporations and certain other organizations. Access to the Depositary's book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

                        FEDERAL INCOME TAX CONSEQUENCES

     The following is a discussion of the material United States federal income tax consequences of an exchange of Old Notes for New Notes and the ownership of Notes, as well as certain potential federal income tax consequences to the Company with respect to the Notes. This discussion is based on current provisions of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), applicable final, temporary and proposed Treasury Regulations ("Treasury Regulations"), judicial authority, and current administrative rulings and pronouncements of the Internal Revenue Service (the "IRS") and upon the facts concerning the Company as of the date hereof. This discussion includes a section summarizing the opinion of the Company's tax counsel. These opinions are referenced later in the discussion in the subsection titled "Opinion of the Company's Tax Counsel."

     There can be no assurance that the IRS will not take a contrary view to that outlined in this discussion, and no ruling from the IRS has been or will be sought by the Company. Legislative, judicial, or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conclusions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences to Holders.

     This discussion does not purport to deal with all aspects of taxation that may be relevant to particular Holders of the Notes in light of their personal investment or tax circumstances, or to certain types of investors (including individual retirement accounts and other tax deferred accounts, insurance companies, financial institutions, broker-dealers or tax-exempt organizations) subject to special treatment under the U.S. federal income tax laws. This discussion does not deal with special tax situations, such as the holding of the Notes as part of a straddle with other investments, or situations in which the functional currency of a Holder is not the U.S. dollar. In addition, this discussion deals only with Notes held by initial purchasers that hold such Notes as capital assets within the meaning of Section 1221 of the Code. A prospective Holder is strongly urged to consult his, her or its tax advisor regarding the particular tax consequences to such prospective purchaser of purchasing, holding and disposing of the New Notes.

     As used herein, a "U.S. Holder" means a beneficial owner of the New Notes who or that is (i) a citizen or resident of the United States, (ii) a corporation or other entity created or organized in or under the laws of the United States or a political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, (iv) a trust if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust or (v) otherwise subject to U.S. federal income taxation on a net income basis in respect of the New Notes. As used herein, a "Non-U.S. Holder" means a Holder that is not a U.S. Holder.

OPINION OF THE COMPANY'S TAX COUNSEL

     The Company has received the written opinion of its tax counsel, Pedersen & Houpt, P.C., to the effect set forth as items A through G in this subsection. The written opinion is based upon such assumptions and is subject to such conditions and caveats as are typical of legal opinion letters.

     A. The exchange of Old Notes for New Notes will not be treated as an exchange for federal income tax purposes.

     B. The New Notes will be treated as indebtedness and not as equity for federal income tax purposes.

     C. The New Notes will be considered as having been issued with more than a de minimis amount of original issue discount for federal income tax purposes.

     D. No part of the stated interest on the New Notes will be qualified stated interest, and therefore, the stated redemption price at maturity of the New Notes will equal their principal amount at maturity plus all stated interest.

     E. The New Notes will constitute applicable high yield discount obligations.

     F. A U.S. holder will recognize taxable gain or loss on the sale or redemption of the New Notes equal to the difference between the amount realized from such sale or redemption and his or her adjusted tax basis in such New Notes.

     G. A U.S. holder will not recognize any taxable gain or loss on the exchange of Old Notes for the New Notes.

        TAX TREATMENT OF NEW NOTES

     The Exchange. Based upon the opinion of the Company's tax counsel discussed above, the exchange of Old Notes for New Notes should not be treated as an exchange for federal income tax purposes because the New Notes will not differ materially in kind or extent from the Old Notes and because the exchange will occur by operation of the original terms of the Old Notes. As a result, U.S. Holders who exchange their Old Notes for New Notes should not recognize any income, gain or loss for federal income tax purposes. A U.S. Holder will have the same adjusted issue price, adjusted basis and holding period in the New Notes immediately after the exchange as it had in the Old Notes immediately before the exchange.

     Status as Debt. Based upon the opinion of the Company's tax counsel discussed above, the New Notes should be treated as indebtedness and not as equity for federal income tax purposes, and the federal income tax consequences described below are based on that characterization. Such treatment, however, is not binding on the IRS (or the courts), and there can be no assurance that the IRS would not argue (or that a court would not hold) that all or some portion of the New Notes should be treated as equity for federal income tax purposes. Among other consequences, treatment as equity would result in all or some portion of the interest payments and/or original issue discount on the New Notes being treated as distributions with respect to stock which would not be deductible by the Company.

     Interest and Original Issue Discount. Based upon the opinion of the Company's tax counsel discussed above, the New Notes should be considered as having been issued with more than a de minimis amount of original issue discount for federal income tax purposes. In general, original issue discount on the New Notes, defined as the excess of the New Notes' "stated redemption price at maturity" over their "issue price," must be included in a U.S. Holder's gross taxable income in advance of the receipt of cash representing that income, and such amounts will increase periodically over the life of the New Notes.

     The issue price of the New Notes will be the amount allocated to the New Notes as described above. Under the Treasury Regulations, a debt instrument's stated redemption price at maturity is the sum of all payments provided by the instrument other than payments of "qualified stated interest," which is defined as stated interest that is unconditionally payable at least annually at a single fixed rate. Based upon the opinion of the Company's tax counsel described above, no part of the stated interest on the New Notes should be qualified stated interest, and, therefore, the stated redemption price at maturity of the New Notes should equal their principal amount at maturity plus all stated interest. Thus, each New Note should bear original issue discount in an amount equal to the excess of (i) the sum of its principal amount at maturity plus all stated interest payments over (ii) its issue price.

     A U.S. Holder generally will be required to include in gross income the original issue discount attributable to the New Notes over their term and before receipt of the cash attributable to such income under a method embodying an economic accrual of such discount and calculated on the basis of a constant yield to maturity. The amount of original issue discount to be included in income will be an amount equal to the sum of the daily portions of original issue discount for each day during the taxable year in which the New Note is held. The daily portions of original issue discount are determined by allocating to each day in an accrual period (which may be of any length and may vary over the term of the New Notes, at the option of the Holder, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest on the New Notes occurs on the first or last day of an accrual period) the pro rata portion of the original issue discount allocable to the accrual period. The amount of original issue discount that is allocable to an accrual period generally will be the excess of the product of the adjusted issue price of the New Note at the beginning of the accrual period (the issue price of the New Notes generally increased by all prior accruals of original issue discount and decreased by the amount of any payments made on the New Notes, other than payments of qualified stated interest) and the yield to maturity of the New Note over the stated interest paid during the accrual period or on the first day of the succeeding accrual period. Any amount of original issue discount included in income will increase a U.S. Holder's basis in the New Notes.

     The Company is required to furnish certain information to the IRS, and will furnish annually to the record Holders of New Notes information with respect to original issue discount accruing during the calendar year. That information will be based upon the adjusted issue price of the New Note as if the Holder were the original holder of the New Note.

     Optional Redemption. In determining the yield and maturity of a debt instrument which contains a call option, such as the New Notes, the Company will be presumed to exercise the call option if, by utilizing the date of exercise of the call option as the maturity date and the redemption price as the stated redemption price at maturity, the exercise of such option minimizes the yield on the debt instrument. See "Description of the New Notes -- Optional Redemption." If the New Note is not in fact called on the presumed exercise date, then, for purposes of the accrual of original issue discount, the yield and maturity of the New Note are redetermined by treating the New Note as reissued on that date for an amount equal to its adjusted issue price (generally the original issue price increased by the aggregate amount of previously accrued original issue discount less payments other than qualified stated interest) on that date.

     Applicable High Yield Discount Obligation. The original issue discount on any obligation that constitutes an "applicable high yield discount obligation" is not deductible by the issuer thereof until paid. An "applicable high yield discount obligation" is any debt instrument that (i) has a maturity date which is more than five years from the date of issue, (ii) has a yield to maturity which equals or exceeds the applicable federal rate (as set forth in Section 1274(d) of the Code) for the calendar month in which the obligation is issued plus five percentage points and (iii) has "significant original issue discount." A debt instrument generally has "significant original issue discount" if the aggregate amount of interest (including original issue discount) that would be includible in gross income with respect to the debt instrument for periods before the close of any accrual period that ends more than five years after the date of issue exceeds the sum of (i) the aggregate amount of interest to be paid on the instrument before the close of such accrual period and (ii) the product of the issue price of the instrument and its yield to maturity. Moreover, if the debt instrument's yield to maturity exceeds the applicable federal rate plus six percentage points, a ratable portion of the issuing corporation's deduction for original issue discount (the "Disqualified OID") will be permanently denied. In the case of a corporate Holder of such debt instrument, the Disqualified OID will be treated, when accrued, as a dividend to the extent of the issuing corporation's current or accumulated earnings and profits for purposes of the dividends received deduction provisions in the Code.

     Based upon the opinion of the Company's tax counsel described above, the New Notes should constitute applicable high yield discount obligations and a portion of the original issue discount on the New Notes should be treated as Disqualified OID. As a result, the Company will not be allowed a deduction for the accrual of original issue discount on the New Notes until such interest is actually paid, and the Company will not be allowed a deduction for the accrual or payment of the portion of the original issue discount that constitutes Disqualified OID. Subject to otherwise applicable limitations, corporate Holders of the New Notes generally should be allowed a dividends received deduction with respect to the accrual of the Disqualified OID so long as the Company has sufficient current or accumulated earnings and profits.

     Sale or Redemption. Based upon the opinion of the Company's tax counsel described above, a U.S. Holder should recognize taxable gain or loss on the sale or redemption of the New Notes equal to the difference between the amount realized from such sale or redemption and his or her adjusted tax basis for such New Notes. Such gain or loss generally will be capital gain or loss and will be classified as long-term capital gain or loss if the holding period for such New Notes is more than 12 months. A U.S. Holder's adjusted tax basis in a New Note is generally equal to the amount paid therefor, increased by original issue discount previously included in such Holder's gross income with respect to the New Note, and decreased by payments on the New Note other than payments of qualified stated interest.

     Based upon the opinion of the Company's tax counsel described above, a U.S. Holder should not recognize any taxable gain or loss on the exchange of Old Notes for the New Notes with no material modifications pursuant to the Registered Exchange Offer.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     The Company will make annual reports to the IRS and U.S. Holders of the New Notes regarding the amount of original issue discount and actual and constructive dividends with respect to such securities paid or accrued during the year, to the extent required by law.

     Under federal income tax law, a U.S. Holder of New Notes may, under certain circumstances, be subject to "backup withholding" unless such U.S. Holder (i) is a corporation, or is otherwise exempt and, when required, demonstrates this fact or (ii) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. The withholding rate is 31% of "reportable payments," which include interest (including original issue discount), proceeds from sale or redemption and, under certain circumstances, principal payments.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS APPLICABLE TO FOREIGN HOLDERS

     The following discussion summarizes certain United States federal income tax consequences generally applicable to the ownership and disposition of the New Notes by a Non-U.S. Holder. This discussion does not purport to deal with all aspects of United States federal income taxation that may be relevant to a Non-U.S. Holder and does not describe any tax consequences arising out of the laws of any state, locality or foreign jurisdiction or out of United States federal estate and gift tax laws. NON-U.S. HOLDERS ARE ADVISED TO CONSULT THEIR TAX ADVISORS REGARDING THE UNITED STATES FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THEIR PARTICIPATION IN THIS OFFERING.

     Interest and Original Issue Discount. Interest paid by the Company to a Non-U.S. Holder that is not effectively connected with the conduct of a trade or business within the United States by such Holder generally will not be subject to United States withholding tax if (i) the Non-U.S. Holder does not actually or constructively own 10% or more of the total voting power of all voting stock of the Company, (ii) the Non-U.S. Holder is not a controlled foreign corporation with respect to which the Company is a "related person" within the meaning of the Code and (iii) the beneficial owner, under penalty of perjury, certifies that the beneficial owner is not a United States person and provides the beneficial owner's name and address on U.S. Treasury Form W-8 (or a suitable substitute form). A Non-U.S. Holder that does not qualify for exemption from withholding under the preceding sentence generally will be subject to United States withholding tax at the rate of 30% (or a lower applicable treaty rate) on interest payments.

     Interest paid by the Company to a Non-U.S. Holder that is effectively connected with the conduct of a trade or business within the United States by such Holder generally will be subject to the United States federal income tax on net income that applies to United States persons generally (and, with respect to corporate Holders under certain circumstances, the branch profits tax).

     Original issue discount that accrues while a New Note is held by a Non-U.S. Holder is generally treated in the same manner as interest described above. Withholding attributable to original issue discount, where required, is made at the time a payment of interest or principal on the New Note is made or, to the extent such original issue discount was not previously taxed, at the time the New Note is sold, exchanged or redeemed.

     Gain on Disposition. A Non-U.S. Holder generally will not be subject to United States federal income tax (subject to the discussion under "Information Reporting and Backup Withholding" below) on gain realized on a sale or other disposition (including a redemption) of New Notes unless (i) the gain is effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Holder or (ii) in the case of a Non-U.S. Holder who is a nonresident alien individual and holds the New Notes as a capital asset, such Holder is present in the U.S. for 183 or more days in the taxable year of the sale or disposition.

     Information Reporting and Backup Withholding. In the case of payments of interest to Non-U.S. Holders, Treasury Regulations provide that the 31% backup withholding and other reporting will not apply to such payments with respect to which either the requisite certification, as described above, has been received or an exemption has otherwise been established (provided that neither the Company nor its paying agent has actual knowledge that the Holder is a United States person or the conditions of any other exemption are not in fact satisfied). Under Treasury Regulations, these information reporting and backup withholding requirements will apply, however, to the gross proceeds paid to a foreign person upon the disposition of the New Notes by or through a United States office of a United States or foreign broker, unless the Holder certifies to the broker under penalties of perjury as to its name, address and status as a foreign person or the Holder otherwise establishes an exemption. Information reporting requirements (but not backup withholding) will also apply to a payment of the proceeds of a disposition of the New Notes by or through a foreign office of (i) a United States broker, (ii) a foreign broker 50% or more of whose gross income for certain periods is effectively connected with the conduct of a trade or business in the United States or (iii) a foreign broker that is a "controlled foreign corporation", unless the broker has documentary evidence in its records that the Holder is a Non-U.S. Holder and certain other conditions are met, or the Holder otherwise establishes an exemption. Neither information reporting nor backup withholding will generally apply to a payment of the proceeds of a disposition of the New Notes by or through a foreign office of a foreign broker not subject to the preceding sentence.

REFUNDS

     Any amounts withheld under the backup withholding rules from a payment to a Holder will be allowed as a refund or a credit against such Holder's United States federal income tax liability, provided that the required information is furnished to the IRS.

OTHER TAX CONSIDERATIONS

     There may be other federal, state, local or foreign tax considerations applicable to the circumstances of a particular Holder of New Notes. ACCORDINGLY, EACH PROSPECTIVE HOLDER OF NEW NOTES SHOULD CONSULT HIS, HER OR ITS TAX ADVISER AS TO THE PARTICULAR TAX CONSEQUENCES TO SUCH PROSPECTIVE HOLDER OF EXCHANGING OLD NOTES FOR NEW NOTES AND OF HOLDING AND DISPOSING OF NEW NOTES.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a Prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In
addition, until                , 1999, all dealers effecting transactions in the
New Notes may be required to deliver a Prospectus.

     The Company will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a Prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 180 days after the Expiration Date the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay all expenses incurred in connection with its obligations to conduct the Exchange Offer (including the reasonable expenses of one counsel for the Holders of the Notes) and will indemnify the Holders of the Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

     The distribution of the Notes in Canada is being made only on a private placement basis exempt from the requirement that the Company prepare and file a prospectus with the securities regulatory authorities in each province where trades of Notes are effected. Accordingly, any resale of the Notes in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Holders are advised to seek legal advice prior to any resale of the Notes.

REPRESENTATIONS OF PURCHASERS

     Each Holder of Notes in Canada who receives a purchase confirmation will be deemed to represent to the Company and the dealer from whom such purchase confirmation is received that (i) such Holder is entitled under applicable provincial securities laws to purchase such Notes without the benefit of a prospectus qualified under such securities laws, (ii) where required by law, that such purchaser is purchasing as principal and not as agent, and (iii) such purchaser has reviewed the text above under "Resale Restrictions."

RIGHTS OF ACTION (ONTARIO PURCHASERS)

     The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by section 32 of the Regulation under the Securities Act (Ontario). As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws. Following a decision of the U.S. Supreme Court, it is possible that Ontario purchasers will not be able to rely upon the remedies set out in Section 12(2) of the United States Securities Act of 1933 where securities are being offered under a U.S. prospectus such as this document.

ENFORCEMENT OF LEGAL RIGHTS

     All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

     A purchaser of Notes to whom the Securities Act (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any Notes acquired by such purchaser pursuant to this offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from the Company. Only one such report must be filed in respect of Notes acquired on the same date and under the same prospectus exemption.

TAXATION AND ELIGIBILITY FOR INVESTMENT

     Canadian purchasers of Notes should consult their own legal and tax advisors with respect to the tax consequences of an investment in the Notes in their particular circumstances and with respect to the eligibility of the Notes for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS

     The validity of the Notes offered hereby and certain of the tax matters discussed in "Federal Income Tax Consequences" will be passed upon for the Company by Pedersen & Houpt, P.C., Chicago, Illinois. Peer Pedersen and John H. Muehlstein, directors of the Company, are also partners of Pedersen & Houpt, P.C.

                                    EXPERTS

     The consolidated financial statements of the Company and its subsidiary as of December 28, 1997 and December 31, 1996, and for the years then ended, and as of December 31, 1995 and for the period from October 10, 1995 (inception) to December 31, 1995, included in this Prospectus, have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission, Washington, D.C. 20549, a Registration Statement on Form S-4 (including all amendments thereto, the "Registration Statement") under the Securities Act of 1933, with respect to the New Notes offered in connection with the Exchange Offer. As permitted by the rules and regulations of the SEC, this Prospectus omits certain information contained in the Registration Statement. For further information with respect to the Company and the New Notes offered in connection with the Exchange Offer, reference is made to the Registration Statement and the exhibits and schedules filed therewith. Statements contained in this Prospectus concerning the contents of any contract or any other document referred to are not necessarily complete; reference is made in each instance to the copy of such contract or document filed as an exhibit to the Registration Statement. Each such statement is qualified in all respects by such reference to such exhibits. The Registration Statement, including exhibits and schedules thereto, may be inspected without charge at the SEC's principal office in Washington, D.C., and copies of all or any part thereof may be obtained from such office after payment of fees prescribed by the SEC. The SEC also maintains a Web site that contains reports, proxy statements and other information regarding registrants, including the Company, that file such information electronically with the SEC. The address of the SEC's Web site is http://www.sec.gov.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                SPINCYCLE, INC.

                                                              PAGE
                                                              ----
AUDITED CONSOLIDATED FINANCIAL STATEMENTS
Report of Independent Accountants...........................   F-2
Consolidated Balance Sheet as of December 28, 1997, December
  31, 1996 and December 31, 1995............................   F-3
Consolidated Statement of Operations for the Years Ended
  December 28, 1997 and December 31, 1996 and for the period
  from October 10, 1995 (inception) to December 31, 1995....   F-4
Consolidated Statement of Mandatorily Redeemable Preferred
  Stock and Shareholders' Equity (Deficit) for the Years
  Ended December 28, 1997 and December 31, 1996 and for the
  period from October 10, 1995 (inception) to December 31,
  1995......................................................   F-5
Consolidated Statement of Cash Flows for the Years Ended
  December 28, 1997 and December 31, 1996 and for the period
  from October 10, 1995 (inception) to December 31, 1995....   F-6
Notes to Consolidated Financial Statements..................   F-7

UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
Consolidated Balance Sheet as of September 6, 1998 and
  December 28, 1997.........................................  F-17
Consolidated Statement of Operations for the Year-to-date
  Period and for the Quarter Ended September 6, 1998 and
  September 30, 1997........................................  F-18
Consolidated Statement of Cash Flows for the Year-to-date
  Period Ended September 6, 1998 and September 30, 1997.....  F-19
Notes to Unaudited Consolidated Financial Statements........  F-20

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of SpinCycle, Inc.

     In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, mandatorily redeemable preferred stock and shareholders' equity (deficit) and cash flows present fairly, in all material respects, the financial position of SpinCycle, Inc. and its subsidiary at December 28, 1997, December 31, 1996 and December 31, 1995, and the results of their operations and their cash flows for the years ended December 28, 1997 and December 31, 1996 and for the period from October 10, 1995 (inception) to December 31, 1995, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

                                          /s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Phoenix, Arizona
March 13, 1998

                                SPINCYCLE, INC.

                           CONSOLIDATED BALANCE SHEET

                                                     DECEMBER 28,    DECEMBER 31,    DECEMBER 31,
                                                         1997            1996            1995
                                                     ------------    ------------    ------------
ASSETS
Current assets:
  Cash and cash equivalents........................  $  8,249,161    $   360,006       $ 5,001
  Landlord allowances..............................     1,081,396        170,000            --
  Prepaid expenses.................................       483,828        201,435        20,000
  Inventory........................................        71,517         49,209            --
  Land held for sale-leaseback.....................     4,120,039             --            --
  Other current assets.............................       952,881         40,062         4,223
                                                     ------------    -----------       -------
     Total current assets..........................    14,958,822        820,712        29,224
Property and equipment, net........................    53,969,382     12,840,712        18,130
Goodwill, net......................................     6,150,839             --            --
Other assets.......................................       417,123        147,923         7,433
                                                     ------------    -----------       -------
          Total assets.............................  $ 75,496,166    $13,809,347       $54,787
                                                     ============    ===========       =======

LIABILITIES, MANDATORILY REDEEMABLE PREFERRED STOCK
AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable.................................  $  5,950,086    $ 4,820,207       $ 3,837
  Construction payables............................       951,242        762,847            --
  Accrued utilities................................       616,779          8,841            --
  Accrued expenses.................................     1,453,455        422,446            --
  Advances from shareholder........................            --        150,000        56,400
  Current portion of long-term debt................       578,360             --            --
                                                     ------------    -----------       -------
     Total current liabilities.....................     9,549,922      6,164,341        60,237
Long-term debt.....................................    35,347,428      4,591,844            --
Deferred rent......................................     1,225,728        134,266            --
Other liabilities..................................       207,386             --            --
                                                     ------------    -----------       -------
          Total liabilities........................    46,330,464     10,890,451        60,237
                                                     ------------    -----------       -------
Commitments and Contingencies
Series A, Series B and Series C mandatorily
  redeemable preferred stock, $.01 par value,
  370,000 shares authorized, 262,213, 54,478 and 0
  shares issued and outstanding, respectively......    48,792,805      6,809,700            --
                                                     ------------    -----------       -------
Shareholders' equity (deficit):
  Common stock, $.01 par value, 630,000 shares
     authorized, 38,487, 34,280 and 4 shares issued
     and outstanding, respectively.................           385            343             1
  Additional paid-in capital.......................         9,273          8,227            --
  Accumulated deficit..............................   (19,636,761)    (3,899,374)       (5,451)
                                                     ------------    -----------       -------
  Total shareholders' equity (deficit).............   (19,627,103)    (3,890,804)       (5,450)
                                                     ------------    -----------       -------
  Total liabilities, mandatorily redeemable
     preferred stock and shareholders' equity
     (deficit).....................................  $ 75,496,166    $13,809,347       $54,787
                                                     ============    ===========       =======

   The accompanying notes are an integral part of these financial statements.

                                SPINCYCLE, INC.

                      CONSOLIDATED STATEMENT OF OPERATIONS

                                                                                         PERIOD FROM
                                                         YEARS ENDED                  OCTOBER 10, 1995
                                            --------------------------------------     (INCEPTION) TO
                                            DECEMBER 28, 1997    DECEMBER 31, 1996    DECEMBER 31, 1995
                                            -----------------    -----------------    -----------------
Revenues..................................    $  8,652,888          $ 1,014,516          $       --
Cost of revenues -- store operating
  expenses, excluding depreciation and
  amortization............................       7,982,566            1,193,020                  --
                                              ------------          -----------          ----------
  Gross operating profit (loss)...........         670,322             (178,504)                 --
Preopening costs..........................         456,920              472,811                  --
Depreciation and amortization.............       2,340,647              568,280                  --
Selling, general and administrative
  expenses................................      10,729,663            2,653,698               5,451
Loss on disposal of property and
  equipment...............................         479,500                   --                  --
                                              ------------          -----------          ----------
  Operating loss..........................     (13,336,408)          (3,873,293)             (5,451)
Interest income...........................         432,812               28,741                  --
Interest expense, net of amount
  capitalized of $327,727 in 1997.........        (891,913)             (49,371)                 --
                                              ------------          -----------          ----------
  Net loss................................     (13,795,509)          (3,893,923)             (5,451)
Accretion of redeemable preferred stock...      (1,941,878)                  --                  --
                                              ------------          -----------          ----------
  Net loss applicable to holders of common
     stock................................    $(15,737,387)         $(3,893,923)         $   (5,451)
                                              ============          ===========          ==========
  Net loss per common share...............          $(412.76)            $(117.42)           $(1,362.75)
                                              ============          ===========          ==========
Weighted average number of common shares
  outstanding.............................          38,127               33,162                   4
                                              ============          ===========          ==========

   The accompanying notes are an integral part of these financial statements.

                                SPINCYCLE, INC.

      CONSOLIDATED STATEMENT OF MANDATORILY REDEEMABLE PREFERRED STOCK AND
                         SHAREHOLDERS' EQUITY (DEFICIT)

                                       MANDATORILY
                                       REDEEMABLE
                                     PREFERRED STOCK          STOCK        COMMON STOCK     ADDITIONAL
                                  ---------------------   SUBSCRIPTIONS   ---------------    PAID-IN     ACCUMULATED
                                  SHARES      AMOUNT       RECEIVABLE     SHARES   AMOUNT    CAPITAL       DEFICIT
                                  -------   -----------   -------------   ------   ------   ----------   ------------
October 10, 1995 (inception)....       --   $        --   $         --         4    $  1      $   --     $         --
Net loss........................                                                                               (5,451)
                                  -------   -----------   ------------    ------    ----      ------     ------------
Balance at December 31, 1995....       --            --             --         4       1          --           (5,451)
  Issuance of Series A
    Redeemable Preferred
    Stock.......................   53,960     6,745,000     (6,745,000)
  Issuance of Series A
    Redeemable Preferred Stock
    for services................      518        64,700
  Issuance of Common Stock for
    services....................                                          34,276     342       8,227
  Payment of stock
    subscriptions...............                             6,745,000
  Net loss......................                                                                           (3,893,923)
                                  -------   -----------   ------------    ------    ----      ------     ------------
Balance at December 31, 1996....   54,478     6,809,700             --    34,280     343       8,227       (3,899,374)
  Issuance of Series A
    Redeemable Preferred Stock,
    net.........................   21,350     2,598,750     (2,668,750)
  Issuance of Series A
    Redeemable Preferred Stock
    for services................    1,146       143,300
  Issuance of Series B
    Redeemable Preferred Stock,
    net.........................  125,498    24,382,912    (24,999,912)
  Issuance of Common Stock for
    services....................                                           4,207      42       1,046
  Accretion of Series A and
    Series B Redeemable
    Preferred Stock.............              1,941,878                                                    (1,941,878)

  Issuance of Series C
    Redeemable Preferred Stock,
    net.........................   59,741    12,916,265    (13,272,265)
  Payments of stock
    subscriptions...............                            40,940,927
  Net loss......................                                                                          (13,795,509)
                                  -------   -----------   ------------    ------    ----      ------     ------------
Balance at December 28, 1997....  262,213   $48,792,805   $         --    38,487    $385      $9,273     $(19,636,761)
                                  =======   ===========   ============    ======    ====      ======     ============

   The accompanying notes are an integral part of these financial statements.

                                SPINCYCLE, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                                            PERIOD FROM
                                                              YEARS ENDED                OCTOBER 10, 1995
                                                 -------------------------------------    (INCEPTION) TO
                                                 DECEMBER 28, 1997   DECEMBER 31, 1996   DECEMBER 31, 1995
                                                 -----------------   -----------------   -----------------
Cash flows provided by (used in) operating
  activities:
  Net loss.....................................    $(13,795,509)        $(3,893,923)          $(5,451)
  Adjustments to reconcile net loss to net cash
     provided by (used in) operating
     activities:
  Depreciation and amortization................       2,340,647             568,280                --
  Loss on disposal of property and equipment...         479,500                  --                --
  Issuance of stock for services...............         144,388              73,269                 1
  Changes in assets and liabilities:
     Landlord allowances.......................        (911,396)           (170,000)               --
     Prepaid expenses..........................        (282,393)           (181,435)          (20,000)
     Inventory.................................         (22,308)            (49,209)               --
     Other current assets......................        (912,819)            (35,839)           (4,223)
     Other assets..............................        (269,200)            (75,490)           (7,433)
     Accounts payable..........................       1,129,879           4,816,370             3,837
     Construction payables.....................         188,395             762,847                --
     Accrued utilities.........................         607,938               8,841                --
     Accrued expenses..........................       1,031,009             422,446                --
     Deferred rent.............................       1,091,462             134,266                --
     Other liabilities.........................         207,386                  --                --
                                                   ------------         -----------           -------
     Net cash provided by (used in) operating
       activities..............................      (8,973,021)          2,380,423           (33,269)
                                                   ------------         -----------           -------
Cash flows used in investing activities:
  Purchase of fixed assets.....................      (6,350,490)         (8,504,045)          (18,130)
  Land held for sale-leaseback.................      (4,120,039)                 --                --
  Acquisition of businesses, net of cash
     acquired..................................     (12,063,521)                 --                --
  Capitalized interest.........................        (327,727)                 --                --
                                                   ------------         -----------           -------
     Net cash used in investing activities.....     (22,861,777)         (8,504,045)          (18,130)
                                                   ------------         -----------           -------
Cash flows provided by financing activities:
  Advances from shareholder....................        (150,000)             93,600            56,400
  Payments on notes payable....................         (23,974)           (294,973)               --
  Debt issuance costs paid.....................              --             (65,000)               --
  Proceeds from notes payable..................              --                  --                --
  Proceeds from stock subscriptions, net.......      39,897,927           6,745,000                --
                                                   ------------         -----------           -------
     Net cash provided by financing
       activities..............................      39,723,953           6,478,627            56,400
                                                   ------------         -----------           -------
Net increase in cash and cash equivalents......       7,889,155             355,005             5,001
Cash and cash equivalents, beginning of year...         360,006               5,001                --
                                                   ------------         -----------           -------
Cash and cash equivalents, end of year.........    $  8,249,161         $   360,006           $ 5,001
                                                   ============         ===========           =======
Supplemental disclosure of non-cash financing
  activities:
  Stock subscriptions for issuance of
     Redeemable Preferred Stock................    $ 40,940,927         $ 6,745,000
  Equipment financed with long-term debt.......    $ 31,357,918         $ 4,886,817
  Interest paid................................    $  1,173,236         $    49,371

   The accompanying notes are an integral part of these financial statements.

                                SPINCYCLE, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION

     SpinCycle, Inc. (the Company) is a specialty retailing company engaged in the coin laundry business. The Company was incorporated under the laws of the state of Minnesota on October 10, 1995 and subsequently reincorporated under the laws of the State of Delaware. The Company was in the developmental stage from October 10, 1995 (inception) to June 30, 1996. On October 1, 1997, the Company dissolved its wholly-owned subsidiary, Pinnacle Financial, Inc., a commercial equipment leasing company. This dissolution had no effect on the Company's consolidated financial statements.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of presentation

     The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. All intercompany balances and transactions have been eliminated in consolidation.

  Fiscal year change

     Effective December 1997, the Company changed its fiscal year previously ended December 31 to a thirteen period fiscal year, comprised of thirteen four week periods. This change in fiscal year-end had an immaterial effect on the Company's 1997 results of operations and financial condition.

  Cash and cash equivalents

     The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. The carrying value of cash equivalents approximates fair value. At December 28, 1997, $213,117 of time deposits was pledged as collateral on outstanding letters of credit related to agreements in place with suppliers and as collateral for the Company's corporate office lease agreement.

  Fair Value of Financial Instruments

     The carrying amounts for cash and cash equivalents, landlord allowances, accounts payable and accrued expenses reported in the Company's balance sheet approximate fair value because of the short maturity of those instruments. The carrying amount of debt also approximates fair value as stated interest rates approximate market interest rates for debt of same remaining maturities.

  Concentration of risk

     The Company places its cash with high credit quality institutions. At times, cash balances may be in excess of the FDIC insurance limit. The Company has not experienced any losses on its cash balances.

  Use of estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

  Landlord allowances and deferred rent

     Landlord allowances represent incentives received by the Company on certain of its store leases. Deferred rent represents the related unearned incentive recorded at lease inception and is amortized as a reduction to rent expense over the term of the related leases.

                                SPINCYCLE, INC.

  Inventory

     Inventories are stated at the lower of cost or market. Cost is determined on the first-in, first-out (FIFO) basis.

  Property and equipment

     Property and equipment are stated at cost. Capitalized amounts include expenditures which materially extend the useful lives of existing facilities and equipment. Expenditures for repairs and maintenance which do not materially extend the useful lives of the related assets are charged to expense as incurred.

  Depreciation and amortization

     Depreciation is provided principally on the straight-line method over the following useful lives:

                                                            YEARS
                                                            -----
Laundry equipment......................                                         10
Leasehold improvements.................    Shorter of economic life or lease term.
Computer and office equipment..........                                          5
Store equipment........................                                          5

  Goodwill

     Goodwill represents the excess of cost over the net tangible and identifiable intangible assets of acquired businesses. Goodwill is stated at cost and is amortized on a straight-line basis over fifteen years. Pursuant to SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," the Company evaluates the recoverability of goodwill and its other long-lived assets whenever a significant change in the business environment indicates that expected future net cash flows (undiscounted and without interest) would become less than the carrying amount of the asset. Accumulated amortization of goodwill amounted to $30,000 at December 28, 1997.

  Revenue recognition

     The Company recognizes revenue upon performance of services.

  Stock compensation

     The Company measures compensation cost related to employee stock options using the intrinsic value method of accounting prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees."

  Income taxes

     The Company accounts for income taxes under the liability method of accounting pursuant to Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using currently enacted tax rates.

     As a result of the current uncertainty as to the future realizability of the tax benefits associated with approximately $17,550,000 of net operating losses incurred to date, no income tax benefit has been recorded in the financial statements.

                                SPINCYCLE, INC.

  Advertising costs

     The Company expenses advertising costs as incurred. The Company incurred $1,574,839 and $364,831 in advertising costs for the years ended December 28, 1997 and December 31, 1996, respectively.

  Preopening costs

     The Company expenses preopening costs as incurred. The Company incurred $456,920 and $472,811 in preopening costs during the years ended December 28, 1997 and December 31, 1996, respectively.

  Capital stock

     As more fully discussed in Note 7, in June 1997, the Company effected a one-for-twenty-five reverse stock split of preferred and common stock. Per share par value did not change as a result of this event. Share amounts presented in these financial statements have been adjusted to reflect the stock split on a retroactive basis.

  Earnings per Share

     The Company applies the principles of SFAS No. 128, "Earnings per Share," to calculate, present and disclose earnings per share. Basic earnings per share is computed by dividing the net loss applicable to holders of common stock ("the net loss") by the weighted average number of common shares outstanding during each period. Diluted earnings per share is computed by dividing the net loss by the weighted average number of common shares outstanding during the period adjusted for dilutive stock options and dilutive common shares assumed to be issued on conversion of Preferred Stock to common stock. Diluted earnings per share has not been presented as the computation is anti-dilutive due to the Company's net loss in each period.

  Liquidity

     During fiscal 1997, the Company experienced a net loss of $13,795,509 and at December 28, 1997 had an accumulated deficit of $19,636,761. During the first quarter of fiscal 1998, the Company raised approximately $3 million through the issuance of its Series C Convertible Preferred Stock. The Company's management believes that the proceeds from this offering, the availability of funds from the LaSalle Credit Facility (see Note 9), the measures it has initiated to control operating and development costs, as well as the availability of additional capital in anticipated future offerings, will enable the Company to maintain operations for the foreseeable future.

3. PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                              DECEMBER 28,    DECEMBER 31,    DECEMBER 31,
                                                  1997            1996            1995
                                              ------------    ------------    ------------
Leasehold improvements....................    $20,187,979     $ 6,736,192       $    --
Laundry equipment.........................     27,474,138       4,053,454            --
Construction in progress..................      4,694,175       1,303,320            --
Store equipment...........................      1,906,795         689,408            --
Computer and office equipment.............      2,584,918         626,618        18,130
                                              -----------     -----------       -------
                                               56,848,005      13,408,992        18,130
Less: Accumulated depreciation and
  amortization............................     (2,878,623)       (568,280)           --
                                              -----------     -----------       -------
                                              $53,969,382     $12,840,712       $18,130
                                              ===========     ===========       =======

                                SPINCYCLE, INC.

4. ACQUISITIONS

     During the year ended December 28, 1997, the Company acquired several existing coin laundry businesses for a total cash outlay of $12,063,521, net of cash acquired. These acquisitions were accounted for under the purchase method of accounting. In connection with these acquisitions, the Company recorded goodwill of $6,180,839 and did not assume any liabilities of the sellers.

     The following unaudited pro forma information presents a summary of consolidated results of operations of the Company and the acquired coin laundry businesses as if the acquisitions had occurred January 1, 1996.

                                                            YEAR ENDED      YEAR ENDED
                                                           DECEMBER 28,    DECEMBER 31,
                                                               1997            1996
                                                           ------------    ------------
Net Sales................................................  $ 14,315,787    $ 8,633,567
Net loss.................................................  $(13,970,392)   $(4,355,223)
Net loss per common share................................  $    (417.35)   $   (131.33)

     These unaudited pro forma results have been prepared for comparative purposes only and include certain adjustments, such as additional depreciation expense as a result of a step-up in the basis of fixed assets, additional amortization expense as a result of goodwill and other intangible assets, and increased interest expense on acquisition debt. They do not purport to be indicative of the results of operations which actually would have resulted had the combination been in effect on January 1, 1996 or of future results of operations of the consolidated entities.

5. LONG-TERM DEBT

     On November 22, 1996, the Company entered into a loan agreement with an equipment manufacturer which provided for borrowings up to an initial maximum amount of $20 million to finance the purchase and installation of new coin-operated laundromat equipment. This agreement was amended to provide for borrowings up to a maximum amount of $35 million and then $45 million in July 1997 and February 1998, respectively. Of the $45.0 million in place, $30.0 million is available for equipment financing and $15.0 million is available for acquisition financing. Borrowings under the agreement, which aggregated $35,925,788 at December 28, 1997, bear interest at prime plus 1.875% (10.375% at December 28, 1997) and require interest only payments for a period of 12 months following the date of the borrowings with principal and interest payments due thereafter in 72 monthly installments. To enter into the agreement, the Company paid a facility fee of $65,000 which is being amortized over the term of the agreement. Borrowings under the agreement are secured by the related equipment with a net book value of $49,996,357 at December 28, 1997. This security collateral is shared equally pursuant to an inter-creditor agreement with LaSalle National Bank (see Note 9) which was entered into in March 1998. At December 28, 1997, the Company was not in compliance with its financial covenants related to maintaining certain leverage and operating income ratios. Accordingly, the Company obtained waivers from its lender with respect to such covenants at December 28, 1997.

     Long-term debt is scheduled to mature during future fiscal years as follows:

1998..........................................    $   578,360
1999..........................................      2,198,154
2000..........................................      2,437,376
2001..........................................      2,702,632
2002..........................................      2,996,756
Thereafter....................................     25,012,510
                                                  -----------
                                                  $35,925,788
                                                  ===========

                                SPINCYCLE, INC.

6. INCOME TAXES

     Deferred income tax assets (liabilities) consist of the following:

                                              DECEMBER 28,    DECEMBER 31,    DECEMBER 31,
                                                  1997            1996            1995
                                              ------------    ------------    ------------
Deferred tax assets:
       Net operating loss carryforwards.....  $ 7,019,952     $ 1,509,331         $--
       Other................................      313,111          49,397          --
                                              -----------     -----------         ---
                                                7,333,063       1,558,728          --
                                              -----------     -----------         ---
  Deferred tax liabilities:
       Depreciation.........................     (257,969)         (9,746)         --
       Other................................      (37,673)         (1,217)         --
                                              -----------     -----------         ---
                                                 (295,642)        (10,963)         --
                                              -----------     -----------         ---
     Net deferred tax asset.................    7,037,421       1,547,765          --
     Less: valuation allowance..............   (7,037,421)     (1,547,765)         --
                                              ===========     ===========         ===
                                              $        --     $        --         $--
                                              ===========     ===========         ===

     In assessing the realizability of its deferred tax assets, the Company considers whether it is more likely than not that some or all of such assets will be realized. As a result of historical operating losses, the Company has fully reserved its net deferred tax assets as of December 28, 1997. The Company will consider release of the valuation allowance once profitable operations have been sustained.

     As of December 28, 1997, the Company had net operating loss carryforwards of approximately $17,550,000 which will begin to expire in 2011. In the event of a change in ownership as defined by section 382 of the Internal Revenue Code, a significant limitation may be imposed on the availability of the Company's net operating loss carryforwards. It is possible that the Company has experienced one or more ownership changes in 1996 and 1997 as a result of the Company raising various rounds of private equity or that such an ownership change may have occurred or be deemed to have occurred.

7.  MANDATORILY REDEEMABLE PREFERRED STOCK AND SHAREHOLDERS' EQUITY

  Mandatorily Redeemable Preferred Stock

     The Company has issued nonvoting, Series A, Series B and Series C Redeemable Preferred Stock (collectively, the Preferred Stock). Dividends are payable only when declared by the Board of Directors and are noncumulative. Each share of the Preferred Stock is mandatorily convertible into one share of common stock prior to the closing of the first underwritten public offering pursuant to a registration statement on Form S-1 in which the proceeds to the Company are at least $5,000,000. The Company has reserved common shares equivalent to the outstanding preferred shares. Holders of all three series of the Preferred Stock have substantially the same rights except that holders of Series C stock were granted the right to elect one member to the Company's Board of Directors. In connection with the issuance of the Preferred Stock, the Company incurred approximately $1,043,000 of issuance costs.

     The Preferred Stock has a liquidating preference over the common stock. In the event of liquidation, the holders of Preferred Stock are entitled to receive an amount equal to the price paid for the shares to the Company and participate on a pro rata basis with common stock shareholders for the remaining assets of the Company. Holders of the Preferred Stock have the right to require the Company to purchase all of the Preferred Stock at any time after June 1, 2001 at a redemption price equal to the greater of the purchase price of the shares plus accrued but unpaid dividends or the appraised value of the shares. Redemption of such shares is further subject to the terms and conditions set forth in the Put Agreement between the Company and

                                SPINCYCLE, INC.

the holders of the Preferred Stock. At December 28, 1997, the accreted value of the Preferred Stock is approximately $48,793,000.

     As of March 13, 1998, the Series C Redeemable Preferred Stock offering had not yet been terminated. The Company has received approximately $16 million in aggregate cash proceeds for this offering through March 13, 1998. See also Note 13 for further discussion.

  Stock Split

     On June 30, 1997, the Company effected a one-for-twenty-five reverse stock split of its preferred and common stock. Per share par value did not change as a result of this event. Accordingly, all references to shares issued and outstanding in the financial statements have been retroactively restated to give effect to this stock split.

  Employee Stock Option Plan

     The SpinCycle, Inc. 1995 Amended and Restated Stock Option Plan (the Plan) provides for the issuance of employee stock options. Under the provisions of the Plan, the Compensation and Organization Committee (the Committee), which is appointed by the Board of Directors of the Company has the discretion to determine, among other things, the employees to whom options may be granted; the number of options to be granted; the vesting period assigned to the options; and such other terms and conditions, consistent with the terms of the Plan, as the Committee deems appropriate. Substantially all options currently outstanding at December 28, 1997 vest ratably over a five year period from the date granted. The Committee also has the discretion to determine whether options granted shall be Incentive Stock Options (ISOs) within the meaning of section 411 (a) of the Internal Revenue Code or non-qualified stock options. The Company has reserved 32,000 shares of its common stock for issuance in connection with the Plan.

     During 1997, the Company's Board of Directors approved a similar stock option plan for Directors and certain non-employees. Through March 13, 1998, 80 options have been granted under this new plan. The Company has reserved 2,000 shares of its common stock for issuance in connection with this plan.

     The option price for all non-qualified stock options is also determined by the Committee, provided that in no event shall it be less than 85% of the fair market value of the stock at the time the option is granted. The option price for each option which is intended to qualify as an ISO shall be 100% of the fair market value of the stock at the time the option is granted (110% if the participant owns at least 10% of the stock immediately before the ISO is granted). A summary of option activity under the Plan for each of the two years in the period ended December 28, 1997 is as follows:

                                                                                WEIGHTED
                                                                                AVERAGE
                                                            OPTION SHARES    EXERCISE PRICE
                                                            -------------    --------------
Outstanding at December 31, 1995..........................         --           $    --
  Granted.................................................     10,616            125.00
  Exercised...............................................         --                --
  Expired/terminated......................................         --                --
Outstanding at December 31, 1996..........................     10,616            125.00
  Granted.................................................     18,979            154.37
  Exercised...............................................         --                --
  Expired/terminated......................................         --                --
Outstanding at December 28, 1997..........................     29,595           $143.84
                                                               ------           -------
Exercisable at December 28, 1997..........................      3,815           $159.21
Weighted average fair value of options granted during
  fiscal 1997.............................................     18,979           $ 39.72
Weighted average fair value of options granted during
  fiscal 1996.............................................     10,616           $ 19.83

                                SPINCYCLE, INC.

     The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation". Accordingly, no compensation cost has been recognized for the stock option agreements. Had compensation cost for the Company's agreements been determined based on the fair value at the grant date for awards in 1997 and 1996 consistent with the provisions of SFAS No. 123, the Company's net loss and net loss per common share would have been increased to the pro forma amounts indicated below:

                                                                1997           1996
                                                             -----------    ----------
Net loss -- as reported..................................    $13,795,509    $3,893,923
Net loss -- pro forma....................................     13,924,560     3,928,908
Net loss per common share -- as reported.................    $   (412.76)   $  (117.42)
Net loss per common share -- pro forma...................    $   (416.15)   $  (118.48)

     The fair value of each grant is estimated on the date of grant using the Black-Scholes option-pricing model applying the following assumptions:

                                                               1997       1996
                                                              -------    -------
Expected dividend yield.....................................     0.00%      0.00%
Risk-free interest rate.....................................     6.16%      5.82%
Expected life of options....................................  5 years    3 years

8.  COMMITMENTS

     The Company leases substantially all of its stores and corporate offices under noncancelable operating leases. The leases expire at various dates through 2012. The Company has the option to extend the terms of the leases for periods ranging from five to twenty years. Certain leases require payment of property taxes, utilities, common area maintenance costs and insurance. Minimum lease payments due under the agreements for future fiscal years are as follows:

1998..........................................    $ 3,126,841
1999..........................................      3,212,303
2000..........................................      3,226,981
2001..........................................      3,060,239
2002..........................................      2,588,435
Thereafter....................................     12,038,865
                                                  -----------
                                                  $27,253,664
                                                  ===========

     The above commitments include five operating leases signed prior to December 28, 1997 with lease terms beginning subsequent to December 28, 1997.

     Rent expense totaled $2,518,937 and $386,550 for the years ended December 28, 1997 and December 31, 1996, respectively.

9.  SUBSEQUENT EVENTS

  LaSalle Credit Facility

     In March 1998, the Company entered into a revolving loan agreement with LaSalle National Bank which provides for borrowings up to a maximum amount of $15 million primarily to finance working capital requirements. Future borrowings under this facility may constitute Base Rate Loans or Eurodollar loans. For those borrowings that constitute Base Rate Loans, the applicable interest rate will equal the sum of the Base Rate, defined as the bank's prime interest rate then in effect or the Federal Funds Rate plus 0.50%, whichever

                                SPINCYCLE, INC.

is higher, plus 1.25%. For those borrowings that constitute Eurodollar Loans, the applicable interest rate will equal the Eurodollar Rate plus 3.0%. These borrowings will be payable no later than March 2000. As discussed in Note 5, the collateral securing these borrowings will be shared equally pursuant to an inter-creditor agreement which was entered into in March 1998. The Company paid an initial commitment fee of $272,000 to enter into the agreement that will be amortized over the term of the agreement. The agreement also calls for an ongoing commitment fee computed at an annual rate of one-half of one percent on the average daily unused portion of the facility. The agreement also specifies that the Company must comply with certain leverage and operating income ratios and imposes a limitation on annual capital expenditures.

  Sale-Leaseback Transactions

     On December 31, 1997, the Company entered into a sale-leaseback transaction with SpinDevCo., L.L.C. (SpinDevCo), a subsidiary of McMahon-Oliphant, Inc. Eleven properties consisting of land of $2.5 million and improvements of $4.0 million thereon that were previously acquired by the Company were sold to SpinDevCo for approximately $6.5 million, then leased back under an operating lease of fifteen years. The Company received approximately $1.7 million in cash and a note which is due and payable in April 1998, for the balance of the sales price of $6.5 million. The note is secured by the properties. The transaction also calls for the Company to contribute $2,450,000 in additional funds that will be amortized to rent expense over the term of the related lease agreements. The transaction qualifies for sale-leaseback accounting in accordance with Statement of Financial Accounting Standards No. 98, "Accounting for
Leases -- Sale-Leaseback Transactions Involving Real Estate." No gain or loss was recognized on the sale. As it is management's intent to sell remaining land recorded on the balance sheet at December 28, 1997, under similar terms and conditions, land of $4,120,039 has been reclassified to current assets.

10.  EMPLOYMENT AGREEMENTS

     The Company has entered into employment agreements with two of its key executive officers. These agreements do not exceed four years in term, provide for a covenant not to compete for a term of one year subsequent to termination of the agreements, and provide for the payment of one year of base salary in the event the employees are terminated for reasons other than for cause.

11.  EXECUTIVE SEVERANCE AGREEMENT

     As a result of the resignation of the Company's CEO and Chairman of the Board of Directors, and in accordance with the terms of the related employment agreement, the Company was obligated to pay this executive $400,000 over the remaining two-year term of his employment agreement. This amount, including related payroll taxes, was accrued at December 28, 1997. The current and long-term portions of this liability are included in accrued expenses and other liabilities, respectively, on the Company's balance sheet at December 28, 1997.

     In addition, the Company forgave a loan outstanding to the executive of $50,000, plus any interest accrued thereon. The expense associated with this forgiveness of debt is included in general and administrative expenses in the Company's statement of operations. This executive also relinquished rights to any stock options previously granted to him by the Company.

     In addition, subsequent to year-end, the Company agreed to repurchase 18,019 shares of common stock owned by this executive for a sum of $200,000.

                                SPINCYCLE, INC.

12.  RELATED PARTY TRANSACTIONS

  Board of Directors

     Two directors of the Company are partners in a law firm which provides legal services to the Company. The Company paid approximately $400,000 in legal fees to this firm during 1997.

  Advances from Shareholder

     During 1996, the Company received an advance of $150,000 from one of the Company's shareholders. This advance, which was non-interest bearing, was repaid in full in 1997.

13.  SUBSEQUENT EVENTS (UNAUDITED)

  Senior Discount Notes Offering

     On April 3, 1998, the Company commenced the offering (the Offering) of unsecured senior discount notes and an indeterminate number of warrants to purchase Common Stock to "qualified institutional buyers" only as defined in Rule 144A under the Securities Act. The offering was completed on April 29, 1998, with the Company selling $144,990,000 of 12 3/4% unsecured senior discount notes ($1,000 principal amount) (the Notes) and warrants (the Warrants) to purchase 26,661 shares of the Company's Common Stock with an exercise price of $0.01 per share for gross proceeds to the Company of $100,001,053. The net proceeds from the offering of approximately $96.8 million were used principally to pay certain expenses of the offering, repay approximately $46.9 million in existing indebtedness, to provide funds for investment in new stores and for general corporate purposes. The Notes will mature on May 1, 2005. No cash interest will accrue on the Notes prior to May 1, 2001. The Notes will begin to accrue cash interest at a rate of 12 3/4% per annum commencing May 1, 2001, and cash interest will be payable thereafter on November 1 and May 1 of each year, commencing November 1, 2001. The Notes will be redeemable at the option of the Company, in whole or in part, on or after May 1, 2002, at the redemption prices set forth in the Prospectus. In addition, at any time and from time to time prior to May 1, 2001, the Company may redeem in the aggregate up to 35% of the Accreted Value of the Notes with the proceeds of one or more Public Equity Offerings following which there is a Public Market, at a redemption price of 112.75% of the Accreted Value to the date of redemption; provided, however, that at least $94.2 million of the aggregate principal amount of the Notes at maturity remain outstanding after any such redemption. Upon a Change of Control (as defined in the Indenture), each holder of the Notes (a Holder) will have the right to require the Company to purchase all or any part of such Holder's Notes at a purchase price equal to 101% of the Accreted Value thereof, plus accrued and unpaid interest, if any, to the date of purchase. All terms used herein to describe the Offering shall have the meaning ascribed to them in the Prospectus unless otherwise noted.

     The Notes will be senior, unsecured obligations of the Company ranking pari passu in right of payment of principal and interest with all other existing and future senior unsecured obligations of the Company and will rank senior to all future subordinated debt of the Company. The Notes will be effectively subordinated to all Secured Indebtedness of the Company, if any, to the extent of the value of the assets securing such indebtedness and to all indebtedness and other obligations (including trade payables) of the Company's future subsidiaries, if any. The Warrants will be exercisable at any time on or after the earlier of April 29, 1999 or 60 days after the consummation of an initial public offering of the Company's Common Stock, and will expire on May 1, 2005.

     Prior to the Offering, the Company had in place a $45.0 million credit facility from Raytheon Commercial Laundry, LLC (Raytheon), one of the largest commercial laundry equipment vendors, which most recently provided the Company with approximately $30.0 million of equipment financing and $15.0 million of acquisition financing. This facility has provided 100% financing for commercial laundry equipment purchases (based upon list prices) and store acquisitions. The Company procured a bank credit facility with

                                SPINCYCLE, INC.

LaSalle National Bank in March 1998, which provided the Company with $15.0 million for acquisitions and general corporate purposes. On April 29, 1998, the Company repaid all indebtedness outstanding under these two facilities with the net proceeds from the Offering and terminated the related loan agreements.

     On April 29, 1998, the Company also closed a secured revolving credit facility in the maximum principal amount of $40 million with Heller Financial, Inc. (the Heller Facility). The Heller Facility will mature on April 28, 2002. The Company will be entitled to draw amounts under the Heller Facility, subject to availability pursuant to a borrowing base formula based upon income from store operations and net book value of laundry equipment, in order to fund ongoing working capital, capital expenditures and general corporate purposes. Interest will accrue on the Heller Facility with reference to the base rate (the Base Rate) plus 0.50%. The Company may elect that all or a portion of the loans bear interest at the LIBOR rate (the LIBOR Rate) plus 2.75%. The Base Rate is defined as, on any date, the "Bank Prime Loan" rate published by the Board of Governors of the Federal Reserve System plus 0.50%. The LIBOR Rate is defined as an amount equal to the rate posted on the Reuters Screen LIBO Page on the day which is three business days prior to the first day of such interest period.

  Preferred Stock Put Agreements

     In April 1998, the Company received consent of the holders of Preferred Stock to terminate their put rights subject to the closing of the Company's $100 million bond offering.

  Series C Preferred Stock Repricing and Termination of Series C Offering

     In April 1998, the Company modified the price of its Series C Preferred Stock. The repricing required approval of 51% of the holders of the Company's Common and Series B Preferred Stock and 76% of the holders of the Company's Series A Preferred Stock. The repricing was also affirmed by all subscribers for Series C Preferred Stock. The requisite approvals were obtained as of April 14, 1998 and the "Series C Units," comprised of ten shares of Series C Preferred Stock and one share of Common Stock were then issued to subscribers in the Series C offering. This unit offering was terminated on April 14, 1998. A total of approximately $16 million was raised in the sale of 72,930 shares of Series C Preferred Stock and 7,293 shares of Common Stock.

  Common Stock Reserved for Stock Option Plan

     In April 1998, the Company's Board of Directors reserved, with the consent of the stockholders, an additional 10,724 shares of the Company's Common Stock for issuance pursuant to the Company's Amended and Restated Stock Option Plan.

                                SPINCYCLE, INC.

                           CONSOLIDATED BALANCE SHEET
                                  (UNAUDITED)

                                                              SEPTEMBER 6,    DECEMBER 28,
                                                                  1998            1997
                                                              ------------    ------------
                                          ASSETS
Current assets:
  Cash and cash equivalents.................................  $ 27,077,165    $ 8,249,161
  Landlord allowances.......................................       532,931      1,081,396
  Prepaid expenses..........................................       774,609        483,828
  Inventory.................................................       138,295         71,517
  Note receivable, principal and interest...................     4,850,663             --
  Land held for sale-leaseback..............................     1,480,167      4,120,039
  Other current assets......................................       919,921        952,881
                                                              ------------    -----------
    Total current assets....................................    35,773,751     14,958,822
Property and equipment, net.................................    76,536,658     53,969,382
Goodwill, net...............................................     9,535,349      6,150,839
Prepaid rent -- long-term portion...........................     2,740,580             --
Other assets................................................     5,121,679        417,123
                                                              ------------    -----------
         Total assets.......................................  $129,708,017    $75,496,166
                                                              ============    ===========
                   LIABILITIES, MANDATORILY REDEEMABLE PREFERRED STOCK
                            AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable..........................................  $  1,715,923    $ 5,950,086
  Construction payables.....................................       427,288        951,242
  Accrued utilities.........................................       801,437        616,779
  Accrued expenses..........................................     1,719,983      1,453,455
  Current portion of deferred rent..........................       250,157             --
  Current portion of long-term debt.........................        22,300        578,360
                                                              ------------    -----------
    Total current liabilities...............................     4,937,088      9,549,922
Long-term debt..............................................    98,918,771     35,347,428
Deferred rent...............................................     2,184,488      1,225,728
Other liabilities...........................................       407,386        207,386
                                                              ------------    -----------
         Total liabilities..................................   106,447,733     46,330,464
                                                              ------------    -----------
Commitments and Contingencies...............................            --             --
Series A, Series B and Series C mandatorily redeemable
  preferred stock, $.01 par value, 370,000 shares
  authorized, 262,213 shares issued and outstanding at
  December 28, 1997.........................................            --     48,792,805
                                                              ------------    -----------
Shareholders' equity (deficit):
  Series A, Series B and Series C convertible preferred
    stock, $.01 par value, 370,000 shares authorized,
    275,402 shares issued and outstanding at June 14,
    1998....................................................    50,845,810             --
  Common stock, $.01 par value, 630,000 shares authorized,
    27,763 and 38,487 shares issued and outstanding,
    respectively............................................           278            385
  Common stock warrants.....................................     5,625,000             --
  Additional paid-in capital................................     1,442,053          9,273
  Accumulated deficit.......................................   (34,652,857)   (19,636,761)
                                                              ------------    -----------
  Total shareholders' equity (deficit)......................    23,260,284    (19,627,103)
                                                              ------------    -----------
Total liabilities, mandatorily redeemable preferred stock
  and shareholders' equity (deficit)........................  $129,708,017    $75,496,166
                                                              ============    ===========

   The accompanying notes are an integral part of these financial statements.

                                SPINCYCLE, INC.

                      CONSOLIDATED STATEMENT OF OPERATIONS
                                  (UNAUDITED)

                                                  QUARTERS ENDED                   YEAR-TO-DATE
                                           ----------------------------    ----------------------------
                                           SEPTEMBER 6,   SEPTEMBER 30,    SEPTEMBER 6,   SEPTEMBER 30,
                                               1998           1997             1998           1997
                                           ------------   -------------    ------------   -------------
Revenues.................................  $ 6,925,053     $ 2,017,188     $ 18,400,288    $ 4,739,913
Cost of revenues -- store operating
  expenses, excluding depreciation and
  amortization...........................    5,901,454       1,876,566       15,111,076      4,675,990
                                           -----------     -----------     ------------    -----------
  Gross operating profit (loss)..........    1,023,599         140,622        3,289,212         63,923
Preopening costs.........................      162,232         102,719          363,483        246,510
Depreciation and amortization............    1,451,024         590,694        4,295,166      1,404,326
Selling, general and administrative
  expenses...............................    2,657,008       2,941,615        7,133,347      6,078,009
Loss on disposal of property &
  equipment..............................        3,175              --            3,175             --
                                           -----------     -----------     ------------    -----------
  Operating loss.........................   (3,249,840)     (3,494,406)      (8,505,959)    (7,664,922)
Interest income..........................      514,306         135,464          974,534        365,913
Interest expense, net of amount
  capitalized............................   (3,154,387)       (256,991)      (6,204,865)      (562,477)
                                           -----------     -----------     ------------    -----------
  Net loss before extraordinary loss.....  $(5,889,921)    $(3,615,933)    $(13,736,290)   $(7,861,486)
Extraordinary loss from early
  extinguishment of debt.................           --              --         (333,596)            --
                                           -----------     -----------     ------------    -----------
  Net loss...............................  $(5,889,921)    $(3,615,933)    $(14,069,886)   $(7,861,486)
Repricing of Series C preferred stock....           --              --       (1,459,000)            --
Accretion of redeemable preferred
  stock..................................           --        (579,344)        (755,667)    (1,381,425)
                                           -----------     -----------     ------------    -----------
  Net loss applicable to holders of
     common stock........................  $(5,889,921)    $(4,195,277)    $(16,284,553)   $(9,242,911)
                                           ===========     ===========     ============    ===========
Net loss per common share (both basic and
  diluted):
  Net loss applicable to holders of
     common stock before extraordinary
     loss................................  $   (212.15)    $   (109.01)    $    (548.97)   $   (243.18)
  Extraordinary loss from early
     extinguishment of debt..............           --              --           (11.48)            --
                                           -----------     -----------     ------------    -----------
  Net loss applicable to holders of
     common stock........................  $   (212.15)    $   (109.01)    $    (560.45)   $   (243.18)
                                           ===========     ===========     ============    ===========
Weighted average number of common shares
  outstanding............................       27,763          38,487           29,056         38,009
                                           ===========     ===========     ============    ===========

   The accompanying notes are an integral part of these financial statements.

                                SPINCYCLE, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                  (UNAUDITED)

                                                                      YEAR-TO-DATE
                                                              -----------------------------
                                                              SEPTEMBER 6,    SEPTEMBER 30,
                                                                  1998            1997
                                                              ------------    -------------
CASH FLOWS PROVIDED BY (USED IN) OPERATING ACTIVITIES:
  Net loss..................................................  $(14,069,886)   $ (7,861,486)
  Adjustments to reconcile net loss to net cash used in
     operating activities:
     Depreciation and amortization..........................     4,295,166       1,404,326
     Extraordinary loss from early extinguishment of debt...       333,596              --
     Amortization of debt issuance costs....................       388,221              --
     Amortization of discount on long-term debt.............     4,542,718              --
     Changes in assets and liabilities:
       Landlord allowances..................................       548,465        (245,000)
       Prepaid expenses.....................................      (290,780)       (174,603)
       Inventory............................................       (66,778)        (26,940)
       Other current assets.................................       112,678        (750,147)
       Prepaid rent.........................................    (2,740,580)             --
       Other assets.........................................      (160,791)       (414,627)
       Accounts payable.....................................    (4,234,163)     (2,717,922)
       Construction payables................................      (523,954)       (504,026)
       Accrued utilities....................................       184,658         297,569
       Accrued expenses.....................................       266,528         (90,991)
       Deferred rent........................................     1,208,917         (59,804)
                                                              ------------    ------------
          Net cash used in operating activities.............  $(10,205,985)   $(11,143,651)
                                                              ------------    ------------
CASH FLOWS PROVIDED BY (USED IN) INVESTING ACTIVITIES:
  Purchase of fixed assets..................................   (17,371,001)     (7,603,258)
  Proceeds from sale of fixed assets........................        17,743              --
  Net proceeds from sale-leaseback transactions.............     1,896,637              --
  Acquisition of businesses, net of cash acquired...........   (14,874,852)     (4,154,517)
  Capitalized interest......................................      (103,227)             --
                                                              ------------    ------------
          Net cash used in investing activities:............  $(30,434,700)   $(11,757,775)
                                                              ------------    ------------
CASH FLOWS PROVIDED BY (USED IN) FINANCING ACTIVITIES:
  Repayment of advances from shareholder....................            --        (150,000)
  Payments of debt..........................................   (46,675,836)     (8,025,328)
  Debt issuance costs paid..................................    (5,369,916)             --
  Increase in debt..........................................   103,149,974      12,187,821
  Proceeds from issuance of common stock warrants...........     5,625,000              --
  Proceeds from issuance of stock...........................     2,904,500      26,901,361
  Stock issuance costs paid.................................      (165,033)             --
                                                              ------------    ------------
          Net cash provided by financing activities.........  $ 59,468,689    $ 30,913,854
                                                              ------------    ------------
Net increase in cash and cash equivalents...................    18,828,004       8,012,428
Cash and cash equivalents, beginning of period..............     8,249,161         360,006
                                                              ------------    ------------
Cash and cash equivalents, end of period....................  $ 27,077,165    $  8,372,434
                                                              ============    ============
SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING ACTIVITIES:
  Equipment financed with long-term debt....................  $  1,998,428    $  4,621,692
  Sale-leaseback financed with note receivable..............  $  4,930,381    $         --
  Interest paid.............................................  $  1,370,023    $    562,477

   The accompanying notes are an integral part of these financial statements.

                                SPINCYCLE, INC.

              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

1.  UNAUDITED CONSOLIDATED FINANCIAL INFORMATION -- BASIS OF PRESENTATION

     The unaudited financial information presented herein has been prepared in accordance with the instructions to Form 10-Q and Regulation S-X and does not include all of the information and note disclosures required by generally accepted accounting principles. Therefore, this information should be read in conjunction with the audited financial statements for the year ended December 28, 1997 and notes thereto included in the Form S-4 Registration Statement, as amended (the "Exchange Offer Registration Statement") of SpinCycle, Inc. (the "Company") filed with the Securities and Exchange Commission ("SEC") on June 26, 1998 or the Form S-1 Registration Statement, as amended (the "Shelf Registration Statement" and together with the Exchange Offer Registration Statement, the "Registration Statements"). This information reflects all adjustments that are, in the opinion of management, necessary for a fair statement of the Company's financial position, results of operations and cash flows for the interim periods reported. These adjustments are of a normal and recurring nature.

2.  UNAUDITED INTERIM RESULTS OF OPERATIONS

     The results of operations for the quarters and year-to-date periods ended September 6, 1998 and September 30, 1997 are not necessarily indicative of the results to be expected for a full fiscal year.

3.  FISCAL YEAR

     As of December 1, 1997, the Company changed its basis of reporting from 12 calendar months to 13 periods per annum. This change allows the Company to report and compare results on 13 equivalent periods, with each period containing four Monday through Sunday weeks. The Company's fiscal year ends on the last Sunday in December. The fiscal year ended December 27, 1998 will include 52 weeks divided into quarters as follows:

1st Quarter:  Three four week periods
2nd Quarter:  Three four week periods
3rd Quarter:  Three four week periods
4th Quarter:  Four four week periods

     Accordingly, the Company's fiscal third quarter included 12 weeks in 1998 and 13 weeks in 1997. The first three quarters of the Company's fiscal year included 36 weeks in 1998 and 39 weeks in 1997.

4.  COMPANY EXPANSION

     During the fiscal quarter ended September 6, 1998, the Company opened developed or acquired 27 new stores in seven existing markets and in three new markets (Milwaukee, Wisconsin, West Palm Beach, Florida and Washington, D.C.). Fifteen of the new store openings were acquired stores. As of September 6, 1998 the Company had opened or acquired 134 stores in 25 markets throughout the United States. On September 20, 1998, the Company closed one store in Albuquerque, New Mexico. The owner of the real property offered to terminate the Company's lease in order to provide for expansion of an anchor tenant. Based on the pre and post acquisition performance of this store, the Company elected to accept the offer, received $100,000 in cash and removed all of its equipment. This store closure had no material adverse effect on the financial condition or results of operations of the Company.

5.  DEPRECIATION AND USEFUL LIVES

     Effective June 15, 1998, the Company revised its estimate of the useful lives of its laundry equipment and tenant improvements. Laundry equipment was previously depreciated over 10 years and those lives have now been changed to periods from seven up to 15 years. Tenant improvements, which were previously depreciated over an average useful life of ten years have been extended to an average term of 15 years. These useful life

                                SPINCYCLE, INC.

changes for laundry equipment and tenant improvements were made to better reflect the estimated periods during which such assets will remain in service. The revised lives have been adopted for previously recorded assets and newly acquired assets. The effect of the change was a reduction to depreciation expense and a corresponding increase to net income applicable to holders of common stock for the quarter ended September 6, 1998 of approximately $400,000, or $14.40 per share.

6.  EARNINGS PER SHARE

     Net loss per common share is computed using the provisions of Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings per Share," which requires the presentation of basic earnings per share ("EPS") and diluted EPS.

     Basic EPS is computed by dividing the net loss applicable to holders of common stock by the weighted average number of common shares outstanding during each period. Diluted EPS is computed by dividing the net loss by the weighted average number of common shares outstanding during the period adjusted for dilutive stock options and warrants and dilutive common shares assumed to be issued on conversion of preferred stock to common stock. Diluted EPS has not been presented as the computation is anti-dilutive due to the Company's net loss in each period. The number of common shares outstanding increased by 7,295 shares in April 1998 as a result of a repricing of the Series C Preferred Stock offering (See Note 7).

7.  REPRICING OF SERIES C CONVERTIBLE PREFERRED STOCK OFFERING

     On April 14, 1998, 7,295 shares of the Company's common stock ("Common Stock") were issued to Series C stockholders in connection with the repricing of the Series C Convertible Preferred Stock offering, originally priced at $220 per share. Pursuant to a stockholder consent dated March 18, 1998 and obtained as of April 14, 1998, the Series C offering was converted to a unit offering, whereby each Series C unit offered was comprised of ten shares of Series C preferred stock and one share of Common Stock for $2,200 per unit. In accordance with existing authoritative guidance, the additional fair value of the consideration transferred to Series C stockholders of $1,459,000 (i.e. the 7,295 shares of Common Stock issued in connection with the conversion of the original offering to a unit offering multiplied by $200 per share) has been treated as a return to Series C stockholders. Accordingly, $1,459,000 has been deducted from the Company's net loss for the year-to-date period ended September 6, 1998 in determining the net loss applicable to common shareholders for the calculation of earnings per share.

8.  SALE-LEASEBACK TRANSACTION

     On December 31, 1997, the Company entered into a sale-leaseback transaction with newly formed SpinDevCo, L.L.C. (SpinDevCo), a subsidiary of McMahon-Oliphant, Inc. SpinDevCo, McMahon-Oliphant, Inc. and their affiliates have no relationship or connection with the Company or any of its affiliates other than the transaction described in this note. Eleven properties consisting of land of $2.4 million and improvements of $4.0 million thereon that were previously acquired by the Company were sold to SpinDevCo for approximately $6.4 million, then leased back under an operating lease with a 20 year term. The Company received approximately $1.5 million in cash and a note in the principal amount of approximately $4.9 million, which was originally due and payable on April 30, 1998. The note is secured by mortgages on the properties. The transaction also required the Company to contribute in cash approximately $2,450,000, reflecting prepaid rent to be amortized over the terms of the related lease agreements. SpinDevCo requested, and on May 30, 1998 the Company granted, an extension (the "Extended Note") of the maturity date of the note through September 30, 1998 in return for the payment of $125,000 of accrued interest and additional interest payments through that date. The purpose of this extension is to allow SpinDevCo additional time to obtain the permanent financing with which to repay the Company's note. The transaction qualifies for sale-leaseback accounting in accordance with Statement of Financial Accounting Standards (SFAS) No. 98, "Accounting

                                SPINCYCLE, INC.

for Leases -- Sale-Leaseback Transactions Involving Real Estate." No gain or loss was recognized on the sale. See Note 14.

9.  SENIOR DISCOUNT NOTES OFFERING

     On April 3, 1998, the Company commenced the offering of unsecured senior discount notes and an indeterminate number of warrants to purchase Common Stock to "qualified institutional buyers" only as defined in Rule 144A under the Securities Act of 1933, as amended (the "Offering"). The Offering was completed on April 29, 1998, with the Company selling $144,990,000 aggregate principal amount at maturity of 12 3/4% unsecured senior discount notes (the "Notes") and warrants (the "Warrants") to purchase 26,661 shares of the Company's Common Stock with an exercise price of $0.01 per share for gross proceeds to the Company of $100,001,053. All terms used herein to describe the Offering shall have the meaning ascribed to them in the Registration Statements unless otherwise noted. The net proceeds from the Offering of approximately $96.8 million, net of underwriting expenses, were used principally to pay certain other expenses of the Offering (see note 10), repay approximately $46.7 million in existing indebtedness, to provide funds for investment in new stores and for general corporate purposes. The Notes will mature on May 1, 2005. No cash interest will accrue on the Notes prior to May 1, 2001. The Notes will begin to accrue cash interest at a rate of 12 3/4% per annum commencing May 1, 2001, and cash interest will be payable thereafter on November 1 and May 1 of each year, commencing November 1, 2001. The Notes will be redeemable at the option of the Company, in whole or in part, on or after May 1, 2002, at the redemption prices set forth in the Registration Statements. In addition, at any time and from time to time prior to May 1, 2001, the Company may redeem in the aggregate up to 35% of the Accreted Value of the Notes with the proceeds of one or more Public Equity Offerings following which there is a Public Market, at a redemption price of 112.75% of the Accreted Value to the date of redemption; provided, however, that at least $94.2 million of the aggregate principal amount of the Notes at maturity remain outstanding after any such redemption. Upon a Change of Control, each holder of the Notes (a "Holder") will have the right to require the Company to purchase all or any part of such Holder's Notes at a purchase price equal to 101% of the Accreted Value thereof, plus accrued and unpaid interest, if any, to the date of purchase.

     The Notes are senior, unsecured obligations of the Company ranking pari passu in right of payment of principal and interest with all other existing and future senior unsecured obligations of the Company and will rank senior to all future subordinated debt of the Company. The Notes will be effectively subordinated to all Secured Indebtedness of the Company, if any, to the extent of the value of the assets securing such indebtedness and to all indebtedness and other obligations (including trade payables) of the Company's future subsidiaries, if any. The Warrants will be exercisable at any time on or after the earlier of April 29, 1999 or 60 days after the consummation of an initial public offering of the Company's Common Stock, and will expire on May 1, 2005.

     Prior to the Offering, the Company had in place a $45.0 million credit facility from Raytheon Commercial Laundry, LLC ("Raytheon"), one of the largest commercial laundry equipment vendors, which had most recently provided the Company with approximately $30.0 million of equipment financing and $15.0 million of acquisition financing. This facility provided 100% financing for commercial laundry equipment purchases (based upon list prices) and store acquisitions. The Company procured a bank credit facility with LaSalle National Bank ("LaSalle") in March 1998, which provided the Company with $15.0 million for acquisitions and general corporate purposes. On April 29, 1998, the Company repaid all indebtedness outstanding under these two facilities with the net proceeds from the Offering and terminated the related loan agreements.

     On April 29, 1998, the Company also closed a secured revolving credit facility in the maximum principal amount of $40.0 million with Heller Financial, Inc. (the "Heller Facility"). As of August 1998, the Heller Facility was syndicated such that Heller is obligated to provide up to $25.0 million and FINOVA Capital

                                SPINCYCLE, INC.

Corporation ("FINOVA") is obligated to provide up to $15.0 million of the $40.0 million Heller Facility. The Heller Facility will mature on April 28, 2002 and is collateralized by a first priority security interest upon (i) all of the Company's now owned and hereafter acquired real and personal property and all proceeds thereof and (ii) all general intangibles and other intangible assets (including, without limitation, trademarks and trade names) of the Company, if any, and proceeds thereof. The Company will be entitled to draw amounts under the Heller Facility, subject to availability pursuant to a borrowing base formula based upon income from store operations and net book value of laundry equipment, in order to fund ongoing working capital, capital expenditures and general corporate purposes. As of September 6, 1998, this borrowing base was approximately $14.3 million. The Heller Facility requires the Company to maintain compliance with certain covenants. The Company was in compliance with all but one of these covenants at September 6, 1998. The Company has, however, obtained the waiver of the lenders with respect to this breach and thus it will not restrict the Company's ability to borrow under the Heller Facility.

     As a condition of the Heller Facility, the Company was required (within 90 days after the closing of such agreement) to cause the lenders ("Collecting Banks") holding the Company's deposit accounts ("Blocked Accounts") to enter blocked account agreements with all banks at which it maintains deposit accounts. Upon the occurrence of certain events of default, and the lapse of any applicable cure periods under the Heller Facility, Heller can require the Collecting Banks to promptly transfer all payments or deposits from the Blocked Accounts to Heller. As of July 28, 1998, the Company obtained a 60 day extension of this requirement from Heller in order to complete the required paperwork for the Blocked Account agreements. As of August 31, 1998, the Company had obtained all required Blocked Account agreements.

     Obligations under the Heller Facility shall bear interest with reference to either the "Base Rate" or the "LIBOR Rate," as determined by the Company at the time each such obligation is incurred. "Base Rate Loans" shall bear interest at the rate of 0.50% plus the greater of (a) the "Bank Prime Loan" rate published by the Board of Governors of the Federal Reserve System or (b) 0.50% plus the Federal Funds Effective Rate. "LIBOR Rate Loans" shall bear interest at the rate of 2.75% plus the rate determined by dividing (a) the rate at which U.S. dollar deposits for the relevant interest period are being offered based upon information presented on the Reuters Screen LIBOR Page as of 11:00 A.M. (London time) on the day which is two business days prior to the first day of such interest period by (b) 1.0 minus the aggregate (without duplication) of the rates (expressed as a decimal) of reserve requirements on the day which is two business days prior to the beginning of such interest period for Eurocurrency funding required to be maintained by a member bank of the Federal Reserve System, rounded to the nearest 1/16 of 1%.

     In July 1998 the Company and Heller Financial executed an amendment to the Heller Facility pursuant to which the Company agreed to changes in the borrowing base formula and the minimum Mature Store average EBITDA financial covenant thresholds. These thresholds were adjusted to conform to accounting changes effected by the Company. Changes were also made to certain of the Company's reporting requirements pursuant to the Heller Facility and a limitation on advertising expenses, to a maximum of 4% of annual revenues, was added.

10.  DEBT ISSUE COSTS AND LOSS ON EARLY EXTINGUISHMENT OF DEBT

     In connection with the Company's Offering of the Notes (as discussed in Note 9), the Company paid approximately $4,600,000 of debt issue costs, which are being amortized over the term of the Notes. The unamortized balance of these debt issue costs is included as a component of other assets on the Company's balance sheet at September 6, 1998.

     In connection with the termination of the Raytheon and LaSalle loan agreements (as discussed in Note 9), the Company recognized an extraordinary loss of approximately $334,000 (approximately $300,000 of which was related to termination of the LaSalle agreement) during its fiscal 1998 second quarter on the

                                SPINCYCLE, INC.

early extinguishment of debt for the writeoff of the unamortized balance of debt issue costs related to these agreements.

11.  ACQUISITIONS

     During the year ended December 28, 1997, the Company acquired 27 existing coin laundromats for a total cash outlay of $12,063,521, net of cash acquired. These acquisitions were accounted for under the purchase method of accounting. In connection with these acquisitions, the Company recorded goodwill of $6,180,839 and did not assume any liabilities of the sellers. Goodwill is amortized on a straight-line basis over 15 years.

     During the year-to-date period ended September 6, 1998, the Company acquired 26 existing coin laundry businesses for a total cash outlay of $14,874,852, nine of which were financed, net of cash acquired. These acquisitions were accounted for under the purchase method of accounting. In connection with these acquisitions, the Company recorded goodwill of $3,706,458 and did not assume any material liabilities of the sellers other than, in certain cases, assuming the leases of the related real property.

     The following unaudited pro forma information presents a summary of consolidated results of operations of the Company and the acquired coin laundry businesses as if the acquisitions had occurred January 1, 1997.

                                                       YEAR TO DATE          YEAR TO DATE
                                                     SEPTEMBER 6, 1998    SEPTEMBER 30, 1997
                                                     -----------------    ------------------
Net sales..........................................    $ 21,160,831          $ 14,565,617
Net loss...........................................    $(14,263,724)         $ (9,042,807)
Net loss per common share..........................    $    (567.13)         $    (274.26)

     These unaudited pro forma results have been prepared for comparative purposes only and include certain adjustments, such as additional depreciation expense as a result of a step-up in the basis of fixed assets, additional amortization expense as a result of goodwill and other intangible assets, and an increased interest expense on acquisition debt. They do not purport to be indicative of the results of operations which actually would have resulted had the combination been in effect on January 1, 1997 or of future results of operations of the consolidated entities.

12.  REDEEMABLE PREFERRED STOCK

     The put rights on the shares of the Preferred Stock were terminated pursuant to a stockholder consent dated April 2, 1998 ("the April 2, 1998 Consent") as of April 14, 1998 contingent upon the closing of the Offering, which occurred on April 29, 1998. Prior to the termination of the put rights, each class of holders of the Series A, Series B and Series C Convertible Preferred Stock (collectively, the "Preferred Stock") had the right, upon the demand of those holding 51% of each of the classes, to require the Company to purchase all of the Preferred Stock at any time after June 1, 2001, at a redemption price equal to the greater of the purchase price of the shares plus accrued but unpaid dividends, if any, or, the appraised value of the shares. The accreted value of the Preferred Stock at September 6, 1998 and December 28, 1997 was $50,845,810 and $48,792,805, respectively.

                                SPINCYCLE, INC.

13.  INTEREST EXPENSE, NET OF AMOUNT CAPITALIZED

     The Company's interest expense, net of amount capitalized, consists of the following:

                                                 QUARTERS ENDED                    YEAR-TO-DATE
                                          -----------------------------    -----------------------------
                                          SEPTEMBER 6,    SEPTEMBER 30,    SEPTEMBER 6,    SEPTEMBER 30,
                                              1998            1997             1998            1997
                                          ------------    -------------    ------------    -------------
Accretion of Senior Discount Notes......   $2,935,302       $     --        $4,542,717       $     --
Interest expense on Raytheon And LaSalle
  debt..................................           --        256,991         1,348,531        562,477
Amortization of debt issue costs........      210,107             --           388,221             --
Other interest expense..................       14,516             --            28,623             --
Capitalized interest....................       (5,538)            --          (103,227)            --
                                           ----------       --------        ----------       --------
Interest expense, net...................   $3,154,387       $256,991        $6,204,865       $562,477
                                           ==========       ========        ==========       ========

14.  SUBSEQUENT EVENTS

     A. On September 18, 1998, the Company entered into an agreement with PeopleSoft USA, Inc. for the purchase of a new accounting software system and the related hardware, installation and training fees. The transaction was financed by a note payable to Newcourt Financial USA, Inc. in the amount of $560,000. The Company will begin utilizing the software for substantially all of its accounting processes at the beginning of its fiscal 1999 second quarter. PeopleSoft has verified to the Company that its products are Year 2000 compliant.

     B. On September 25, 1998 and October 20, 1998, the Company filed pre-effective amendments to its Exchange Offer Registration Statement with the SEC. On September 28, 1998 and October 20, 1998, the Company filed pre-effective amendments to its Shelf Registration Statement with the SEC.

     C. On October 15, 1998, the Company received approximately $4.9 million in cash from SpinDevCo in repayment of outstanding principal and interest on the Extended Note. Simultaneously, the Company purchased three sites from SpinDevCo for approximately $1.75 million in cash, the same amount for which it had previously sold them to SpinDevCo. The Company is currently operating stores at these three sites. The Company has an agreement with a third party to sell these three properties for $1.75 million in cash. After the sale, the properties will be subject to more favorable leases, including lower rental rates, than the leases the Company had with SpinDevCo.

     D. Management and Mr. Bruce Mosby, the Company's former Chief Operating Officer agreed to submit their dispute regarding Mr. Mosby's termination from the Company to mediation. The mediation took place on October 14, 1998. The results of the mediation were that no agreement was reached between the Company and Mr. Mosby. Management is continuing severance discussions with Mr. Mosby. The Company does not believe that the resolution of this matter will have a material adverse effect on the financial condition or results of the operations of the Company.

     E. The written stockholder solicitation regarding the reservation of additional shares of Common Stock for the grant of options pursuant to the Company's 1995 Plan commenced on August 26, 1998 and concluded on September 24, 1998. Reserving additional shares for the 1995 Plan requires the consent of the holders of a majority of the Common Stock, 76% of the Series A Convertible Preferred Stock ("Series A Stock"), 51% of the Series B Convertible Preferred Stock ("Series B Stock") and 51% of the Series C Convertible Preferred Stock ("Series C Stock"). The addition of

                                SPINCYCLE, INC.

          26,546 shares to the 1995 Plan, for a total of 69,270 shares available under the 1995 Plan, was approved by the requisite vote of the stockholders. As of the date hereof, those results were as follows:

                                 APPROVED    DISAPPROVED    ABSTAINED    NOT RECEIVED
                                 --------    -----------    ---------    ------------
Common Stock...................   19,327           0            0            8,436
Series A Stock.................   61,850           0            0           14,724
Series B Stock.................  102,363         968            0           22,167
Series C Stock.................   63,610           0            0            9,320

             ------------------------------------------------------
             ------------------------------------------------------

  NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE INITIAL PURCHASER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.

                            ------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary....................    4
Risk Factors..........................   15
Use of Proceeds.......................   22
Capitalization........................   23
Selected Financial and Other Data.....   24
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   27
Business..............................   43
Management............................   51
Principal Stockholders................   57
Certain Transactions..................   58
Description of the Heller Facility....   59
Description of the New Notes..........   60
Description of Capital Stock..........   83
Book-Entry; Delivery and Form.........   85
Federal Income Tax Consequences.......   88
Plan of Distribution..................   92
Notice to Canadian Residents..........   93
Legal Matters.........................   94
Experts...............................   94
Available Information.................   94
Index to Consolidated Financial
  Statements..........................  F-1

             ------------------------------------------------------
             ------------------------------------------------------
             ------------------------------------------------------
             ------------------------------------------------------

                                [SPINCYCLE LOGO]

                                SPINCYCLE, INC.
                           OFFER TO EXCHANGE 144,990

                         12 3/4% SENIOR DISCOUNT NOTES
                                   DUE 2005,
WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, FOR ANY
       AND ALL OF ITS OUTSTANDING 12 3/4% SENIOR DISCOUNT NOTES DUE 2005
                            ------------------------
                                   PROSPECTUS
                            ------------------------
                               NOVEMBER 23, 1998

             ------------------------------------------------------
             ------------------------------------------------------